UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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RADISYS CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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__________________

Notice of Annual Meeting of Shareholders
to be Held June 26, 2012
__________________

To the Shareholders of Radisys Corporation:

The annual meeting of shareholders of Radisys Corporation, an Oregon corporation, will be held at our headquarters located at 5435 NE Dawson Creek Drive, Hillsboro, Oregon 97124, on June 26, 2012 at 1:00 p.m., Pacific time, for the following purposes:

1.	to elect eight directors;

2.	to have an advisory vote to approve compensation of our named executive officers;

3.	to ratify the Audit Committee's appointment of KPMG LLP as our independent registered public accounting firm;

4.	to approve an amendment to the Radisys Corporation 2007 Stock Plan;

5.	to approve an amendment to the Radisys Corporation 1996 Employee Stock Purchase Plan; and

6.	to transact any other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on April 17, 2012 are entitled to receive notice of and to vote at the annual meeting or any adjournments thereof.

Please sign and date the enclosed proxy and return it promptly in the enclosed reply envelope. If you are able to attend the annual meeting, you may, if you wish, revoke the proxy and vote personally on all matters brought before the annual meeting.

A list of shareholders will be available for inspection by the shareholders commencing May 11, 2012 at our corporate headquarters located at 5435 NE Dawson Creek Drive, Hillsboro, Oregon 97124.

By Order of the Board of Directors,

Brian Bronson
Corporate Secretary

May 17, 2012
Hillsboro, Oregon

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE VOTE YOUR SHARES FOLLOWING THE INSTRUCTIONS PROVIDED ON THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS.

RADISYS CORPORATION
__________________
PROXY STATEMENT
__________________
SOLICITATION AND REVOCABILITY OF PROXY

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board” or “Board of Directors”) of Radisys Corporation, an Oregon corporation (“we,” “us”, “Radisys”, or the "Company"), to be voted at the annual meeting of shareholders to be held at our headquarters located at 5435 NE Dawson Creek Drive, Hillsboro, Oregon 97124, on June 26, 2012 at 1:00 p.m., Pacific time, for the purposes set forth in the accompanying notice of annual meeting. All proxies in the enclosed form that are properly executed and received by us before or at the annual meeting and not revoked will be voted at the annual meeting or any adjournments in accordance with the instructions on the proxy. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with our Corporate Secretary, at or before the taking of the vote at the annual meeting, a written notice of revocation bearing a later date than the date of the proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to our Corporate Secretary before the annual meeting or (iii) attending the annual meeting and voting in person (although attendance at the annual meeting will not in and of itself constitute a revocation of a proxy). Any written notice revoking a proxy should be sent to Radisys Corporation, 5435 NE Dawson Creek Drive, Hillsboro, Oregon 97124, Attention: Corporate Secretary, or hand delivered to the Corporate Secretary at or before the taking of the vote at the annual meeting.

The mailing address of our principal executive offices is 5435 NE Dawson Creek Drive, Hillsboro, Oregon 97124.

Pursuant to the rules adopted by the Securities and Exchange Commission (“SEC”) in 2007, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders of record and beneficial owners on or about May 17, 2012, and the proxy statement, the proxy card and the annual report to shareholders are being first given to shareholders on the same date. All shareholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of all the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents and will reduce the impact of our annual shareholder meeting on the environment.

The cost of preparing, printing and mailing this proxy statement and of the solicitation of proxies will be borne by us. Solicitation will be made by mail and, in addition, may be made by our directors, officers and employees personally or by written communication, telephone, facsimile or other means. We may request banks, brokers, fiduciaries and other persons holding shares in their names, or in the names of their nominees, to forward this proxy statement and other proxy materials to the beneficial owners and obtain voting instructions for the execution and return of the proxies. We will reimburse such banks, brokers and fiduciaries for their reasonable out-of-pocket expenses in connection with the proxy solicitation. We have retained Phoenix Advisory Partners to aid in the solicitation of proxies for a fee of approximately $8,500, plus reasonable costs and expenses.

For purposes of conducting the annual meeting, the holders of at least a majority of the shares of common stock issued and outstanding and entitled to vote at the annual meeting will constitute a quorum. Directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors. In a plurality voting, the nominee who receives the most votes for his or her election is elected. Each other proposal requires the approval of a majority of the votes cast on the proposal, provided a quorum is present.

At the annual meeting of shareholders held in 2011, shareholders voted to hold an advisory vote to approve the compensation of our named executive officers on an annual basis; consequently, the Board decided to provide our shareholders an opportunity to vote to approve the compensation of our named executive officers on an annual basis. Although the advisory vote to approve the compensation of our named executive officers is non-binding, the Board of Directors will review the results of the vote and will take them into account in making future determinations concerning compensation of our named executive officers.

If a broker holds your shares, the Notice and, if requested, this proxy statement and a proxy card have been sent to the broker. You may have received this proxy statement directly from your broker, together with instructions as to how to direct the broker to vote your shares. If you desire to have your vote counted, it is important that you return your voting instructions to your broker. A broker non-vote occurs when a broker submits a proxy card with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”), but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters, if the broker has not been furnished with voting instructions by its client at least ten days before the meeting. Routine matters include the ratification of the appointment of auditors. Non-routine matters include the matters being submitted to the shareholders in Proposals 1, 2, 4, and 5. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the annual meeting, but have no effect on the determination of whether a plurality exists with respect to a given nominee in directors' elections. With respect to other proposals, abstentions will count as votes cast, but will not count as votes cast in favor of the proposal and, therefore, will have the same effect as votes against the proposal. Broker non-votes will not be considered to have voted on the proposal and therefore, will have no effect. The proxies will be voted for or against the proposals or as an abstention, in accordance with the instructions specified on the proxy form. If no instructions are given, proxies will be voted for each of the proposals.

The record date for determination of shareholders entitled to receive notice of and to vote at the annual meeting is April 17, 2012. At the close of business on April 17, 2012, 28,052,786 shares of our common stock were outstanding and 26,708,342 shares of our common stock were entitled to vote at the annual meeting. Each share of common stock is entitled to one vote with respect to each matter to be voted on at the annual meeting. We reserve the right to decide, in our discretion, to withdraw any of the proposals from the agenda of the annual meeting prior to any vote thereon.

PROPOSAL 1: TO ELECT EIGHT DIRECTORS

Our Board of Directors currently consists of eleven members. The directors are elected at the annual meeting of shareholders to serve until the next annual meeting and until their successors are elected and qualified. Proxies received from shareholders, unless directed otherwise, will be voted FOR the election of the following nominees: C. Scott Gibson, Michel A. Dagenais, Hubert de Pesquidoux, Kevin C. Melia, David Nierenberg, M. Niel Ransom, Lorene K. Steffes, and Vincent H. Tobkin.

All of the nominees are currently our directors. Richard J. Faubert, Scott C. Grout and Dr. William W. Lattin are not standing for reelection. Hubert de Pesquidoux was appointed to the Board of Directors effective April 11, 2012. Vincent H. Tobkin was appointed to the Board of Directors effective May 11, 2012. If any nominee is not available as a candidate for director, the number of directors constituting our Board of Directors may be reduced before the annual meeting or the proxies may be voted for any other candidate or candidates that are nominated by the Board of Directors, in accordance with the authority conferred in the proxy.

Set forth in the table below is the name, age and position with the Company of each of our nominees. Additional information about each of the nominees is provided below the table and in "Security Ownership of Certain Beneficial Owners and Management." There are no family relationships among our directors and executive officers.

Name	Age	Position
C. Scott Gibson	59	Chairman of the Board
Michel A. Dagenais	59	Director and Chief Executive Officer
Hubert de Pesquidoux	46	Director
Kevin C. Melia	64	Director
David Nierenberg	59	Director
M. Niel Ransom	62	Director
Lorene K. Steffes	66	Director
Vincent H. Tobkin	60	Director

C. Scott Gibson has served as a Director since June 1993 and as Chairman of our Board of Directors since October 2002. From January 1983 through February 1992, Mr. Gibson co-founded and served as Chief Financial Officer and Senior VP of Operations, then Executive VP and Chief Operating Officer and finally President and Co-Chief Executive Officer of Sequent

Computer Systems, Inc. (“Sequent”), a computer systems company. Before co-founding Sequent, Mr. Gibson served as General Manager, Memory Components Operation, at Intel Corporation. Since March 1992, Mr. Gibson has been a director to high technology companies as his full time occupation. Mr. Gibson serves on the boards of several other companies and non-profit organizations, including Triquint Semiconductor, Inc., Pixelworks, Inc., NW Natural, and the St. Johns Medical Center in Jackson, WY. During the past five years, Mr. Gibson was previously a director of Verigy, Pty. and Electroglas, Inc. Each of the boards of directors of the public companies for which Mr. Gibson serves as an audit committee member has determined that he is an "audit committee financial expert" as that term is defined by the rules and regulations of the SEC. Mr. Gibson holds a B.S.E.E. and a M.B.A. from the University of Illinois.

We believe that Mr. Gibson's qualifications to serve as a Director include his extensive experience in the semiconductor and computer systems industries, including co-founding and helping take public a highly successful computer systems company. In addition, his service on boards of other high technology companies, including as a member of audit and compensation committees, gives him financial expertise and understanding of compensation policies as well as extensive organizational leadership skills to assist the CEO with strategic planning.

Michel A. Dagenais has served as our Chief Executive Officer and a Director since July 2011. Mr. Dagenais was previously Continuous Computing Corporation's (“Continuous Computing”) President and Chief Executive Officer and joined Continuous Computing in this role in December 2006. From December 2003 to March 2006, he was President and Chief Executive Officer of Optical Solutions, a provider of fiber optic products to the telecommunications markets, and led the company through a period of unprecedented growth, culminating in the successful acquisition of Optical Solutions by Calix Networks. Mr. Dagenais has over 25 years of experience in the telecommunications industry, including prior executive and management positions at Convergent Networks, Lucent, and Nortel. Mr. Dagenais has a M.Eng. and a B.Eng. in electrical engineering from Carleton University in Ottawa, Canada.

We believe that Mr. Dagenais' qualifications to serve as a Director include his years of executive experience with companies in the telecommunications industry, including his positions as an executive with Optical Solutions, Lucent and Nortel, as well as the deep understanding of our people and our products that he has acquired as our Chief Executive Officer.  As the only management representative on our Board of Directors, Mr. Dagenais also provides leadership to the Board and its deliberations based on the insight gained from the management of the day-to-day business operation and strategic planning process.

Hubert de Pesquidoux was appointed to serve as a director by the Board on April 11, 2012, to hold the term ending at the upcoming meeting of shareholders. Mr. de Pesquidoux is the former Chief Financial Officer of Alcatel-Lucent and former President and Chief Executive Officer of the Enterprise Business Group of Alcatel-Lucent. In his nearly 20-year career at Alcatel-Lucent SA (and its predecessor, Alcatel), Mr. de Pesquidoux's executive positions included President and Chief Executive Officer of Alcatel North America; Chief Operating Officer of Alcatel USA; President and Chief Executive Officer of Alcatel Canada; Chief Financial Officer of Alcatel USA and Treasurer of Alcatel Alsthom. He joined Alcatel in 1991 after several years in the banking industry. Mr. de Pesquidoux also previously served as Chairman of the Board at Tekelec, and is a member of the Board and Chairman of the Audit Committee of Sequans Communications, a member of the Board and Chairman of the Audit Committee of Mavenir Systems, and a member of the Board of Albaix Energy. Mr. de Pesquidoux holds a master's degree in law and a master's degree in business from the Institute for Political Studies (Sciences Po) in Paris and a DESS in Finance from Paris Dauphine University.

We believe that Mr. de Pesquidoux' qualifications to serve as director include his over 20 years of experience of financial and operational management in the telecommunications industry in the U.S., Canada and Europe. This experience gives Mr. de Pesquidoux a deep understanding of the high technology industry both on the service provider side and the large to small enterprise side, including knowledge relating to sales and marketing, R&D, finance, IT and supply chain. As the founder and owner of a private consulting and advisory firm, Mr. de Pesquidoux brings to the board additional financial and technical expertise. His experience on boards of other companies within our industry, including his former Chairman position at Tekelec, further augment his range of knowledge and understanding of Corporate Governance providing experience on which he can draw while serving as a member of our Board. He also qualifies as an audit committee financial expert from his experience as a Chief Financial Officer of a large public company and his professional qualifications which give him enhanced expertise to assist the Board with its financial oversight function.

Kevin C. Melia has served as a Director since July 2003. Mr. Melia is the non-executive Chairman of the Vette Corp., a private company in the thermal management business. Mr. Melia is a past Chairman of the Board of IONA Technologies PLC, a leading middleware software company. Prior to joining IONA Technologies, Inc., he was the Co-Founder and Chief Executive Officer of Manufacturers' Services Ltd. (“MSL”) from June 1994 to January 2003. MSL was a leading company in the electronics manufacturing services industry. Mr. Melia also served as Chairman of the Board of MSL from June 1994 to

January 2003. Prior to establishing MSL, he held a number of senior executive positions over a five-year period at Sun Microsystems, initially as their Executive Vice President of Operations, then as President of Sun Microsystems Computer Company, a Sun Microsystems subsidiary, and finally as Chief Financial Officer of Sun Microsystems Corporation. Mr. Melia also held a number of senior executive positions in operations and finance over a sixteen-year career at Digital Equipment Corporation. Mr. Melia is a past member of the board of directors of Manugistics Group Inc., a supply chain software application company and is a past member of the board of directors of Eircom PLC, a leading telecom company in Ireland. He is also advisory director of Boulder Brook Partners LLC, a private investment company, a member of the advisory board of C&S Wholesale Grocers and a director of Merrion Capital, a private financial services firm. He is also a member of the board of directors of Greatbatch Company, DCC PLC, and Analogic Corporation and a past member of the board of directors of Horizon Technologies, a European systems integration and distribution company. Mr. Melia is a Chartered Accountant and holds a joint diploma in Management Accounting from the Accounting Institutes of the U.K. and Ireland.

We believe that Mr. Melia's qualifications to serve as a Director include his experience as a senior executive in the U.S. and Europe with a number of global technology companies including his co-founding and taking public of a leading company in the electronics manufacturing outsourcing sector in addition to his management and corporate governance expertise. In addition, Mr. Melia's experience with mergers and acquisitions and private equity gives him broad understanding of corporate investments and acquisitions. He also qualifies as an audit committee financial expert from his experience as a Chief Financial Officer of a large public company and his professional qualifications which give him enhanced expertise to assist the Board with its financial oversight function.

David Nierenberg has served as a Director since March 2011. Mr. Nierenberg is the Founder and President of Nierenberg Investment Management Company, Inc. in Camas, Washington, which manages The D3 Family Funds. Prior to founding Nierenberg Investment Management Company in 1996, Mr. Nierenberg was a General Partner at Trinity Ventures, a venture capital fund, where he invested in financial services, healthcare and turnarounds. Prior to 1985, he was a Partner with Bain & Company, a business and strategy consulting firm. Mr. Nierenberg is a member of the Yale University Development Board, Chairman of the Advisory Board of the Millstein Center for Corporate Governance and Performance at the Yale School of Management and a member of the Advisory Board of the Yale School of Management. He also serves on the Washington State Investment Board. He is Chairman of PSA Healthcare, a leading provider of pediatric home care services, and a member of the board of directors of Electro Scientific Industries, Inc., a designer and manufacturer of sophisticated production equipment used by microelectronics manufacturers, and Kuni Automotive Group, an auto dealership company. Mr. Nierenberg received his B.A. in History from Yale College and his J.D. from Yale Law School. He is a retired member of the Massachusetts bar.

We believe that Mr. Nierenberg's qualifications to serve as a Director include his significant expertise in strategic planning and corporate governance. He also brings broad-based business knowledge to the Board.

M. Niel Ransom has served as a Director since August 2010. Mr. Ransom is a principal of Ransomshire Associates, Inc., an advisory firm he founded in 2005. He also serves as a board member of DesignArt Networks, a provider for LTE, WiMAX or HSPA RAN equipment; Capella, a provider of wavelength selective switch modules; Cyan Optics, a provider of packet-optical transport platforms; Polatis, a provider of high performance optical switch solutions in optical communications; and MultiPhy, a provider of integrated circuits for high-speed optical communications. During the last five years, Mr. Ransom was previously a director of ECI Telecom, a provider of networking infrastructure equipment. Previously, as worldwide CTO of Alcatel and a member of its Executive Committee, he was responsible for research, corporate strategy, intellectual property and R&D investment. Prior to that, he directed Alcatel's access and metro optical business in North America. Earlier in his career, he directed the Advanced Technology Systems Center at BellSouth and various development and applied research organizations in voice and data switching at Bell Laboratories. He holds a Ph.D. in electrical engineering from the University of Notre Dame, BSEE and MSEE degrees from Old Dominion University, and an MBA from the University of Chicago.

We believe that Mr. Ransom brings to our Board significant international experience acquired during his service as worldwide CTO of Alcatel. Further, Mr. Ransom's experience at Alcatel enables him to offer valuable perspectives on Radisys' corporate planning and development. As a principal of a private advisory firm, Mr. Ransom brings to the Board significant senior leadership, operational and financial expertise. His board engagements in venture capital-based startups bring valuable insights in emerging technology trends.

Lorene K. Steffes has served as a Director since January 2005. Ms. Steffes is an independent business advisor with executive, business management and technical experience in telecommunications, information technology and high tech industries. From July 1999 to October 2003 she was an executive at IBM Corporation where she served as Vice President and General Manager, Global Electronics Industry. She was based in Tokyo for a time as IBM Vice President, Asia Pacific marketing and sales of solutions for the Telecommunications, Media & Entertainment and Energy & Utilities industries. Prior to her assignment in the Asia Pacific region, she was Vice President of software group services for IBM's middleware products. Ms. Steffes was appointed President and Chief Executive Officer of Transarc Corporation, Inc. in 1997. Prior to this appointment she worked for 15 years in the telecommunications industry at Ameritech, AT&T Bell Laboratories and AT&T Network Systems. Ms. Steffes is a director on the board of PNC Financial Services Corporation and PNC Bank, NA, a member of Women Corporate Directors (WCD) and the National Association of Corporate Directors (NACD). She was formerly a member of the Northern Illinois University College of Liberal Arts and Sciences advisory board and was formerly a trustee on the Carlow College Board in Pittsburgh. She holds a BS in Mathematics and MS in Computer Science from Northern Illinois University.

We believe that Ms. Steffes's qualifications to serve as a Director include her extensive technical knowledge and background, including telecommunications industry experience. Ms. Steffes's experience as a Chief Executive Officer of a high technology company and as a senior executive with a global technology company has given her an understanding of the financial, operational and other aspects of doing business globally. In addition, her service on boards of other companies gives her a deep understanding of the role of the Board of Directors in the Company's governance and operations, and broad experience in corporate strategy development.

Vincent H. Tobkin was appointed to serve as a director by the Board on May 11, 2012, to hold the term ending at the upcoming meeting of shareholders. Mr. Tobkin is a senior advisor, retired director and global telecom/technology practice leader of Bain & Company, serving from 1992 to 2009. He joined Bain & Company after serving as a general partner and a founder of Sierra Ventures in 1984. He was a partner and consultant with McKinsey and Company from 1976 to 1984. Mr. Tobkin has been a director of Tellabs since 2010. Mr. Tobkin holds J.D. and M.B.A. degrees from Harvard University and S.B. and S.M. degrees from the Massachusetts Institute of Technology.

We believe that Mr. Tobkin's qualifications to serve as a director include his vast knowledge of the telecommunications industry and business practices, which will assist the Board and management in focusing on executing strategy. He has public company board experience and has advised public companies and their executives throughout most of his career.

CORPORATE GOVERNANCE

Our Board of Directors has affirmatively determined that each of C. Scott Gibson, Hubert de Pesquidoux, Kevin C. Melia, David Nierenberg, M. Niel Ransom, Lorene K. Steffes, and Vincent H. Tobkin are “independent directors” as defined by the SEC rules and within the meaning of the Nasdaq Listing Rule 5605(a)(2) and, therefore, a majority of our Board of Directors is currently independent as so defined.

We have implemented corporate governance policies that are designed to strengthen the accountability of our Board of Directors and management team, thereby aiming to achieve long-term shareholder value.

The Board is actively involved in oversight of risks that could affect the Company. This oversight is conducted primarily through committees of the Board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees, but the full Board has retained responsibility for general oversight of risks. The Board satisfies this responsibility through full reports by each committee chair regarding the committee's considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.

Our Board of Directors has adopted a Code of Ethics applicable to each of our directors, officers, employees and agents, including our Chief Executive Officer, Chief Financial Officer or persons performing similar functions. Our Code of Ethics is available on our website at www.radisys.com under Investor Relations/Corporate Governance.

In addition, our Board of Directors has implemented a process whereby shareholders may send communications directly to its attention. Any shareholder desiring to communicate with our Board of Directors, or one or more members of our Board of Directors, should communicate in writing addressed to our Corporate Secretary. Our Corporate Secretary has been instructed by our Board of Directors to promptly forward all such communications to the specified addressees. Shareholders should send communications directed to our Board of Directors to 5435 NE Dawson Creek Drive, Hillsboro, Oregon 97124,

Attention: Corporate Secretary.

Our Board of Directors held twelve regularly scheduled meetings during the fiscal year ended December 31, 2011. The Board separates the roles of Chairman of the Board and Chief Executive Officer. The Board believes this provides an effective leadership model for the Company. In 2011, independent directors met on a regularly scheduled basis in executive sessions without our Chief Executive Officer or other members of the our management present. The Chairman of the Board presides at these meetings.

Each director attended at least 75% of the regularly scheduled meetings of our Board of Directors and the committees of which he or she was a member. We encourage, but do not require, our Board of Directors' members to attend the annual shareholders meeting. Last year, all of our directors attended the annual shareholders meeting.

Board Committees

Audit Committee.
We maintain an Audit Committee consisting of C. Scott Gibson as Chairman, Hubert de Pesquidoux, William W. Lattin and Kevin C. Melia. All of the members of the Audit Committee are “independent directors” within the meaning of the Nasdaq listing standards and Rule 10A-3 of the Securities Exchange Act of 1934. In addition, our Board of Directors has determined that all four members of the Audit Committee, Hubert de Pesquidoux, C. Scott Gibson, William W. Lattin and Kevin C. Melia, qualify as “audit committee financial experts” as defined by the SEC in Item 407(d)(5) of Regulation S-K promulgated under the Securities Act of 1933 and are independent within the meaning of Rule 10A-3 of the Securities Exchange Act of 1934 (the “Exchange Act”). C. Scott Gibson qualifies as an audit committee financial expert by virtue of his service on our audit committee since 1992, the audit committee of Pixelworks, Inc. since 2002, and past service on the audit committees of Inference Corp. and Integrated Measurement Systems. Additionally, Mr. Gibson received an M.B.A. in Finance from the University of Illinois in 1976 and served as CFO and Senior VP of Operations for Sequent Computer Systems from 1983 to 1984. Further, from 1985 to 1988, the CFO of Sequent Computer Systems reported to Mr. Gibson. Mr. Gibson has significant audit committee educational experience, including speaking at several KPMG audit committee forums. Mr. de Pesquidoux qualifies as an audit committee financial expert by virtue of his long service in a number of senior executive positions over 20 years at Alcatel-Lucent and its subsidiaries, including Chief Executive Officer, President and Chief Financial Officer. Mr. de Pesquidoux also serves on the audit committees of Sequans Communications S.A. and Mavenir Systems. Additionally, Mr. de Pesquidoux holds a master's degree in business law from Nancy Law University, is a graduate of the Institute for Political Studies (Sciences Po Paris) with a master's degree in Economics and Finance and holds a master's degree in International Finance from Paris Dauphine University. Mr. Melia qualifies as an audit committee financial expert by virtue of his long service in a number of senior executive positions over a five-year period at Sun Microsystems, including as its Chief Financial Officer, and over a sixteen-year period at Digital Equipment Corporation, as well as by virtue of his status as a Chartered Accountant with a joint diploma in Management Accounting from the Accounting Institutes of the U.K. and Ireland. Dr. Lattin qualifies as an audit committee financial expert by virtue of his years of experience as Chief Executive Officer of Logic Modeling Corp., during which time Dr. Lattin was responsible for supervising Logic Modeling Corp.'s chief financial officer. Our Audit Committee assists our Board of Directors in fulfilling its oversight responsibilities relating to corporate accounting, our reporting practices and the quality and integrity of our financial reports; oversight of audit and financial risk; compliance with law and the maintenance of our ethical standards; and the effectiveness of our internal controls. The full responsibilities of our Audit Committee are set forth in its charter, a copy of which can be found on our website at www.radisys.com under Investor Relations/Corporate Governance. Our Audit Committee met nine times in the last fiscal year. For additional information about our Audit Committee, see "Audit Committee Report".

Compensation and Development Committee.
We maintain a Compensation and Development Committee consisting of Dr. William W. Lattin who served as Chairman through December 2011, C. Scott Gibson, Kevin C. Melia, who began serving as Chairman beginning January 2012, and Lorene K. Steffes, all of whom are independent directors within the meaning of the Nasdaq listing standards. None of the members of our Compensation and Development Committee are our current or former officers or employees. The Committee assists our Board of Directors in fulfilling its oversight responsibilities relating to our compensation policies and benefit plans, particularly policies relating to executive compensation and performance and associated risks. The Chairman of the Committee reports and reviews the Committee's activities and decisions with our Board of Directors on a regular basis. The Committee met thirteen times in the last fiscal year.

The Compensation and Development Committee is responsible for the design and management of our executive compensation programs as well as our philosophy and programs for all employee compensation, benefit, and development programs on a worldwide basis. The full responsibilities of the Committee are set forth in a written charter, which is formally reviewed by the Committee on an annual basis. Our Board of Directors regularly reviews the Committee charter and approves any proposed changes made by the Committee. The charter is available on our website at www.radisys.com under Investor Relations/Corporate Governance.

Our Compensation and Development Committee annually reviews and establishes executive compensation levels and makes equity grants to our officers under the Radisys Corporation 2007 Stock Plan (the “2007 Stock Plan”). The Committee has delegated its responsibility for approving non-executive employee new hire and refresher equity grants (up to a maximum grant of 10,000 shares per individual and within established guidelines) to our Chief Executive Officer, Michel Dagenais. In addition, pursuant to its Charter, the Committee may delegate authority to its Chairman and one or more members, as the Committee deems necessary, provided that the decisions of such members shall be presented to the full Committee at its next scheduled meeting.

The Compensation and Development Committee retained Mercer, a subsidiary of Marsh & McLennan Companies, Inc., to help supplement the Company's current executive compensation benchmarking process and analysis. On a bi-annual basis, Mercer is instructed by the Committee to provide salary benchmarking data on the top executive officer positions (CEO, CFO and President), and on Board of Director compensation, which data the Committee utilizes in fulfilling its responsibilities.

Our Compensation and Development Committee maintains a formal annual calendar and annual plan to guide the timing of the Committee's review, analysis, and decision making related to our compensation, benefits, and development programs. Our Chief Executive Officer and President and Chief Financial Officer provide inputs and recommendations to the Committee on matters of executive compensation. Under the supervision of the Committee, our Chief Executive Officer and President and Chief Financial Officer have responsibility for the execution of our compensation philosophy and related compensation elements.

Nominating and Governance Committee.
We maintain a Nominating and Governance Committee consisting of Richard J. Faubert who served as Chairman through December 2011, M. Niel Ransom and Lorene K. Steffes, who began serving as Chairwoman beginning January 2012, all of whom are independent directors within the meaning of the Nasdaq listing standards. The Committee met five times in the last fiscal year. The Committee (i) recommends for our Board of Director's selection the individuals qualified to serve on our Board of Directors (consistent with criteria that our Board of Directors has approved) for election by shareholders at each annual meeting of shareholders to fill vacancies on our Board of Directors, (ii) develops and recommends to our Board of Directors, and assesses our corporate governance policies or any risks implicated thereby, and (iii) oversees the evaluations of our Board of Directors. The full responsibilities of the Committee are set forth in its charter, a copy of which is posted on our website at www.radisys.com under Investor Relations/Corporate Governance. Our Board of Directors considers the recommendations of the Committee with respect to the nominations of directors to our Board of Directors, but otherwise retains authority over the identification of nominees. Candidates to serve on our Board of Directors are considered based upon various criteria, such as ethics, business and professional activities, diversity of relevant business expertise and education, available time to carry out our Board of Directors' duties, social, political and economic awareness, health, conflicts of interest, service on other boards and commitment to our overall performance. The Committee will make an effort to maintain representation on our Board of Directors of members who have substantial and direct experience in areas of importance to us.

Technology and Market Development Committee.
We maintain a Technology and Market Development Committee consisting of M. Niel Ransom as Chairman, Hubert de Pesquidoux, David Nierenberg, Richard J. Faubert, C. Scott Gibson, Scott C. Grout, and Vincent H. Tobkin. The Committee met three times in the last fiscal year. The Committee is responsible for evaluating the competitive landscape and analyzing global market trends, emerging new technologies and applications, and identifying and evaluating new technologies, markets and applications for the potential growth and development of the Company. The full responsibilities of the Committee are set forth in its charter, a copy of which is posted on our website at www.radisys.com under Investor Relations/Corporate Governance.

Director Nomination Policy

The Nominating and Governance Committee has a policy with regard to consideration of director candidates recommended by shareholders. The Committee will consider nominees recommended by our shareholders holding no less than 10,000 shares of our common stock continuously for at least 12 months prior to the date of the submission of the recommendation. A shareholder that desires to recommend a candidate for election to our Board of Directors shall direct his or her recommendation in writing to Radisys Corporation, Attention: Corporate Secretary, 5435 NE Dawson Creek Drive, Hillsboro, Oregon 97124. The recommendation must include the candidate's name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between us and the candidate within the last three years and evidence of the recommending shareholder's ownership of our common stock. In addition, the recommendation shall also contain a statement from the recommending shareholder in support of the candidate, professional references, particularly within the context of the those relevant the membership on our Board of Directors, including issues of character, judgment, diversity, age, independence, expertise, corporate experience, length of service, other commitments and the like, personal references and a written indication by the candidate of his or her willingness to serve, if elected.

Related Party Transactions Policy

 In accordance with our Audit Committee charter, the Audit Committee is responsible for reviewing and approving the terms and conditions of all proposed related-party transactions required to be disclosed under the SEC rules prior to initiation of any such transaction.

2011 DIRECTOR COMPENSATION

	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (2)	All Other Compensation ($)	Total ($)
Ken Bradley (3)	2,738	—	—	—	—	—	2,738
Richard J. Faubert	42,541	53,850	—	—	—	—	96,391
C. Scott Gibson	90,250	53,850	—	—	—	—	144,100
Dr. William W. Lattin	45,125	53,850	—	—	—	—	98,975
Kevin C. Melia	46,041	53,850	—	—	—	—	99,891
Carl W. Neun (4)	51,125	53,850	—	—	—	—	104,975
David Nierenberg	28,900	88,570	33,059	—	—	—	150,529
M. Niel Ransom	46,788	53,850	—	—	—	—	100,638
Lorene K. Steffes	44,788	53,850	—	—	—	—	98,638

(1)
The amounts included in the Stock Awards and Option Awards columns include the aggregate grant date fair value of stock and option awards granted in the fiscal year computed in accordance with FASB ASC Topic 718. We continue to use the Black-Scholes model to measure the grant date fair value of stock options and the amounts above do not include any forfeiture reserve. For a discussion of the valuation assumptions used to value the options, see Note 17 to our Consolidated Financial Statements included in our annual report on Form 10‑K for the fiscal year ended December 31, 2011. A supplemental table following these footnotes sets forth: (i) the aggregate number of stock awards and option awards outstanding at 2011 fiscal year end; (ii) the aggregate number of stock awards and options awards granted during fiscal 2011; and (iii) the grant date fair value of equity awards granted by us during fiscal 2011 to each of our directors who was not an executive officer.

(2)
The 2011 Director Compensation Table only requires disclosure of above-market or preferential returns on nonqualified deferred compensation. Participants in our Non-Qualified Deferred Compensation Plan make voluntary contributions to their accounts. Participants elect to benchmark earnings on their accounts to the performance of third-party investment funds available to them under the Non-Qualified Deferred Compensation Plan. Participants select from among the funds available to them. Earnings are calculated and applied to participant accounts daily and may be positive or negative, based on individual fund performance. Although the funds offered to participants under our Non-Qualified Deferred Compensation Plan differ from those under our 401(k) plan, the number of funds and investment objectives of each fund are similar to those under the 401(k) plan. In accordance with SEC rules and publicly available interpretations of these rules by the SEC Staff, earnings on deferred compensation invested in third-party investment vehicles, such as mutual funds, need not be reported as compensation on the Director Compensation Table.

(3)	Mr. Bradley resigned from our Board, effective January 27, 2011.

(4)	Mr. Neun resigned from our Board, effective March 1, 2012.

Additional Information With Respect to Director Equity Awards

Name	Option Awards Outstanding at 2011 Fiscal Year End (#) (1)	Stock Awards Outstanding at 2011 Fiscal Year End (#) (1)	Option Awards Granted during Fiscal 2011 (#) (2)	Stock Awards Granted during Fiscal 2011 (#) (2)	Grant Date Fair Value of Option Awards Granted in Fiscal 2011 ($) (3)	Grant Date Fair Value of Stock Awards Granted in Fiscal 2011 ($) (3)
Ken Bradley (4)	—	—	—	—	—	—
Richard J. Faubert	66,000	12,500	—	7,500	—	53,850
C. Scott Gibson	68,000	12,500	—	7,500	—	53,850
William W. Lattin	79,000	12,500	—	7,500	—	53,850
Kevin C. Melia	74,000	12,500	—	7,500	—	53,850
Carl W. Neun (5)	49,000	12,500	—	7,500	—	53,850
David Nierenberg	7,000	11,500	7,000	11,500	33,059	88,570
M. Niel Ransom	7,000	15,167	—	7,500	—	53,850
Lorene K. Steffes	64,000	12,500	—	7,500	—	53,850

(1)	Includes both vested and unvested options to purchase our common stock.

(2)
Stock grants to our Board of Directors are made pursuant to the terms of the 2007 Stock Plan. The exercise price of options granted to non‑employee directors during 2011 was the fair market value of our common stock on the date of grant and the term of each option is seven years. For stock option grants made in 2011, the exercise price was $8.11. Grants of stock options become exercisable for one-third of the total option shares on the first anniversary of the date of grant and become exercisable in monthly increments equal to 1/36th of the total option shares, cumulatively, each month thereafter, becoming fully exercisable on the 3rd annual anniversary of the date of grant. Grants of restricted stock unit awards become vested for one-third of the award shares on each anniversary of the date of grant.

(3)
Amounts in this column represent the fair value of stock options and stock awards, calculated in accordance with FASB ASC Topic 718. For option awards, that number is calculated by multiplying the Black-Scholes value by the number of options awarded and the amounts above do not include any forfeiture reserve. For stock awards, that number is calculated by multiplying the fair market value on the grant date by the number of stock awards granted.

(4)	Mr. Bradley resigned from our Board, effective January 27, 2011.

(5)	Mr. Neun resigned from our Board, effective March 1, 2012.

Narrative Disclosure of Director Compensation

During 2011, each director who was not employed by us was compensated per the chart below. Director compensation is reviewed on a bi-annual basis through our benchmarking process. Compensation adjustments, if determined appropriate, are typically effective April 1st. In 2011, an increase occurred to the Director annual retainer and the Chairman of the Board annual retainer. For 2012, the Compensation and Development Committee approved an increase to Board committee and chair retainers. The Director annual retainer was found to be below market, however, the decision was made to increase the retainer to $40,000 effective January 1, 2013 contingent upon Radisys achieving the 2012 financial non-GAAP EPS goal of $0.80.

	January 1, 2011	April 1, 2011	April 1, 2012
Director annual retainer	$31,000	$35,000	$35,000
Chairman of the Board annual retainer	$66,000	$75,000	$75,000
Audit Committee Chairman	$17,000	$17,000	$20,000
Compensation and Development Committee Chairman	$11,000	$11,000	$14,000
Nominating and Governance Committee Chairman	$8,000	$8,000	$11,000
Technology and Market Development Committee Chairman	$11,000	$11,000	$11,000
Audit Committee membership	$7,500	$7,500	$10,000
Compensation and Development Committee membership	$5,000	$5,000	$7,500
Nominating and Governance Committee membership	$4,000	$4,000	$5,000
Technology and Market Development Committee membership	$5,000	$5,000	$5,000

Effective January 2012, non-employee directors are expected to acquire and hold a minimum of common stock worth six times the annual retainer or 20,000 shares, whichever is the lesser value, and that minimum amount is expected to be reached within three to five years of becoming a director. Directors must reach the minimum stock ownership guidelines prior to selling any shares of Company stock. Of our non-employee directors, six have already reached this ownership goal and three are within the three to five year period to reach this goal. Directors who are our employees receive no separate compensation as directors.

In addition, non-employee directors receive an annual equity grant of 7,500 restricted stock units. The vesting of the restricted stock units granted in 2011 was over a three-year period as described above. Grants made in 2012 will be vesting over a two-year period. Newly appointed directors receive a similar grant of 7,000 non-qualified stock options and 4,000 restricted stock units upon appointment to the Board of Directors with “refresher” annual equity grants to commence immediately upon appointment if appointment occurs after granting of the annual Board refresher grants or during the next annual refresher cycle for the full Board if appointed prior to the granting of the annual Board refresher grants. Directors are also reimbursed for reasonable expenses incurred in attending meetings.

Each member of our Board of Directors is eligible to participate in the Radisys Corporation Deferred Compensation Plan. The Deferred Compensation Plan provides the members of our Board of Directors the opportunity to defer up to 100% of compensation (includes annual retainer and committee fees). Contributions by the members of our Board of Directors are credited on the date they would otherwise have been paid to the participant. We make no contributions on behalf of our Board of Directors' members who participate in the Deferred Compensation Plan.

Participants select from among the fund(s) available to them. Earnings are calculated and applied to participant accounts daily and may be positive or negative, based on individual fund performance.

Recommendation by the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE ELECTION OF EACH OF THE EIGHT NOMINEES FOR DIRECTORS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of April 17, 2012 (or such other date as otherwise indicated in the footnotes below) by (i) each person known by us to be the beneficial owner of more than 5% of our common stock, (ii) each of our directors and nominees for directors, (iii) each “named executive officer” named in the Summary Compensation Table and (iv) all of our directors and executive officers as a group. Unless otherwise noted in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all outstanding shares of common stock shown as beneficially owned by them.

Name	Shares Beneficially Owned	Percentage of Common Stock (1)
CURRENT DIRECTORS
C. Scott Gibson (2) (3)	149,296	*
Michel A. Dagenais (2)	198,799	*
Hubert de Pesquidoux (9)	—	*
Kevin C. Melia (2)	109,000	*
David Nierenberg (2) (5)	4,534,213	16.16%
M. Niel Ransom (2)	10,417	*
Lorene K. Steffes (2)	74,000	*
Vincent Tobkin (10)	—	*

CURRENT NAMED EXECUTIVE OFFICERS
Brian Bronson (2)	287,954	1.02%
John T. Major (2)	71,421	*
All directors and officers as a group (16 persons) (7)	6,369,031	21.76%

FORMER EXECUTIVE OFFICERS AND DIRECTORS NOT STANDING FOR RE-ELECTION
Anthony Ambrose (2) (8)	7,336	*
Richard J. Faubert (2) (4)	100,365	*
Scott C. Grout (2)	653,693	2.29%
Dr. William W. Lattin (2)	128,956	*
Christian A. Lepiane (2) (8)	29,185	*

PRINCIPAL SHAREHOLDERS
Artisan Partners Limited Partnership (6)	1,721,397	6.14%
875 East Wisconsin Avenue, Suite 800
Milwaukee, WI 53202
Blackrock Inc. (6)	1,835,817	6.54%
40 East 52nd Street
New York, NY 10022
The D3 Family Funds, L.P. (5)	4,527,463	16.14%
Nierenberg Investment Management Company
19605 NE 8th Street
Camas, WA 98607

*    Less than 1%

(1)	Percentage ownership is calculated based on 28,052,786 shares of our common stock outstanding on April 17, 2012.

(2)	Includes options to purchase shares of our common stock exercisable within 60 days after April 17, 2012 or restricted stock units that will vest within 60 days after April 17, 2012 as set forth below.

Name	Options to Purchase Shares	Restricted Stock Units
Anthony Ambrose	—	—
Brian Bronson	235,460	—
Michel A. Dagenais	5,475	—
Richard J. Faubert	66,000	5,000
C. Scott Gibson	68,000	2,500
Scott C. Grout	508,208	—
Dr. William W. Lattin	79,000	5,000
Christian A. Lepiane	—	—
John T. Major	57,931	—
Kevin C. Melia	74,000	2,500
David Nierenberg	2,917	2,500
M. Niel Ransom	4,084	2,500
Lorene K. Steffes	64,000	2,500

(3)	Includes 69,046 shares held in the Deferred Compensation Plan.

(4)	Includes 13,841 shares held in the Deferred Compensation Plan.

(5)
David Nierenberg is the President of Nierenberg Investment Management Company, Inc. (“NIMCO”), which manages The D3 Family Funds. David Nierenberg, NIMCO and The D3 Family Funds have joint beneficial ownership and shared voting authority over 4,527,463 shares of our common stock. The shares reported herein are based on information set forth in Schedule 13D filed by The D3 Family Funds with the SEC on March 17, 2011. Mr. Nierenberg disclaims beneficial ownership by the four partnerships of NIMCO except to the extent of his own general partner & limited partner investments in each of the funds.

(6)
Based solely on information set forth in Schedule 13G dated December 31, 2011, filed with the SEC. According to the filing of Artisan Partners Limited Partnership (“Artisan”), Artisan has shared voting power for 1,645,997 shares, shared dispositive power for 1,721,397 shares, sole voting power for zero shares and sole dispositive power for zero shares. According to the filing of Blackrock Inc., Blackrock Inc. has sole voting power for 1,835,817 shares, sole dispositive power for 1,835,817 shares, shared voting power for zero shares and shared dispositive power for zero shares.

(7)
The total amount includes current executive officers Amit Agarwal, Fred Barden and Keate Despain and 1,212,955 options to purchase shares of our common stock exercisable within 60 days after April 17, 2012 and/or restricted stock units that will vest within 60 days after April 17, 2012.

(8)	Mr. Ambrose and Mr. Lepiane are no longer executive officers and are no longer with the company.

(9)    Mr. de Pesquidoux was appointed to the Board of Directors effective April 11, 2012.

(10)    Mr. Tobkin was appointed to the Board of Directors effective May 11, 2012.

EXECUTIVE OFFICERS

Set forth in the table below is the name, age and position with the Company of each of our executive officers:

Name	Age	Position
Michel A. Dagenais	59	Chief Executive Officer and Director
Brian Bronson	40	President and Chief Financial Officer
Amit Agarwal	44	Vice President & General Manager, Software and Solutions
Fred Barden	46	Vice President of Worldwide Sales
Keate Despain	43	Vice President and General Manager, CBU & ATCA
John T. Major	52	Vice President of Global Operations

See Michel A. Dagenais' biography above.

Brian Bronson joined us in 1999 and has been an officer since 2000. In July 2011, he was named our President and Chief Financial Officer. Prior to his being named as our Chief Financial Officer in November 2006, Mr. Bronson held the positions of our Vice President of Finance and Business Development and Treasurer and Chief Accounting Officer. Before joining Radisys, from 1995 to 1999, Mr. Bronson held a number of financial management roles at Tektronix, Inc. where he was responsible for investor relations, finance and accounting functions for both domestic and international operations. Prior to joining Tektronix, Inc., Mr. Bronson practiced as a Certified Public Accountant with the accounting firm Deloitte and Touche, LLP. Mr. Bronson holds a bachelors degree in Business Administration and Communications from Oregon State University.

Amit Agarwal joined us in July 2011 as Vice President and General Manager for our Software and Solutions business unit, which includes Trillium software and media server products and services to provide customer specific solutions using Radisys off the shelf hardware and software components. Mr. Agarwal was named an executive officer in 2012. Mr. Agarwal was previously Continuous Computing's Chief Operating Officer from January 2010 to July 2011 and Senior Vice President of Engineering from October 2006 to December 2009. Prior to joining Continuous Computing, Mr. Agarwal held various senior engineering management positions with Trillium and Intel Corporation. Mr. Agarwal holds a Masters degree in telecommunications systems from the Indian Institute of Technology (IIT), Kharagpur, India.

Fred Barden joined us in July 2011 as Vice President of Worldwide Sales and was named an executive officer in January 2012. Mr. Barden was previously Continuous Computing's Vice President of Worldwide Sales since 2010. Prior to Continuous Computing, Mr. Barden was Director of Sales, Americas at Kontron America from December 2004 to December 2009, and prior to that, he spent 15 years as a manufacturers' representative, specializing in sales of embedded products to the Silicon Valley market.  Mr. Barden has been instrumental in team building and development, and has applied his industry knowledge and his contacts to develop effective partner and channel strategies throughout his career.  Mr. Barden holds a BS degree in Industrial Engineering from Oregon State University and an MBA degree from Santa Clara University with a concentration in Marketing.

Keate Despain joined us in 2007. In May 2011, he was named Vice President & General Manager of our CBU and ATCA divisions. He was named an executive officer in January 2012. Before joining Radisys, Mr. Despain held various marketing leadership positions with Intel Corporation from 1994 to 2007 where he led various groups in the Embedded Microprocessor Group focusing on the communications segment, embedded software, channel management and product marketing. Mr. Despain holds an MBA degree from Arizona State University.

John T. Major joined us in 2008 as Vice President of Global Operations. From January 2008 until joining us, Mr. Major served as Vice President of Global Operations for Planar Systems, a company that provides display technologies and solutions for home, business, medical and industrial needs. Mr. Major also served as Vice President of Supply Chain and Manufacturing Operations for Tektronix, Inc. from October 2003 to January 2008, where he was responsible for worldwide operations, including the deployment of Lean Sigma. Prior to joining Tektronix, Inc., Mr. Major served as Vice President of Customer Support and Service for Xerox Office Printing Business from June 2000 to October 2003. Earlier in his career, Mr. Major served in a number of manufacturing leadership roles at Tektronix, Inc. and Digital Equipment Corporation. Mr. Major holds a Bachelor of Science degree in Mechanical Engineering and an Executive MBA from the University of Washington. On April 23, 2012, the Company and Mr. Major entered into a Transition Agreement pursuant to which Mr. Major's employment with the Company as Vice President of Global Operations will terminate as of June 30, 2012.

Executive Officer Compensation
Executive Compensation Discussion and Analysis (CD&A)

Section I: Executive Summary

2011 was a transformative year for Radisys, with the acquisition and integration of Continuous Computing in July, a change in the Company's senior leadership, and a redefined business strategy that targets the Company to be the world's premier provider of embedded wireless infrastructure solutions. To support and better align executive compensation with the successful execution of our newly defined strategy, our compensation philosophy was revised to include tighter linkage between compensation and the achievement of the newly defined business goals. Beginning in 2012, our compensation programs will reflect this new philosophy.

The Radisys executive compensation philosophy and programs starting in 2012 include:

An executive's total compensation should increase or decrease based on Company and individual performance to reflect our pay for performance philosophy.

•
A stronger “risk/reward” philosophy was adopted which resulted in the 2012 variable cash compensation program now requiring a minimum level of corporate operating income performance to fund any payout. In addition, performance in respect of individual objectives will determine an executive officer's actual payout after plan is funded. There is now significant upside if funding and individual performance exceed goals. Payouts from the incentive plan will now be on an annual basis, rather than a semi-annual basis, to better align compensation with sustained performance against plan objectives.

•
As the result of introducing greater accountability for the achievement of financial goals into the variable cash compensation component, a stronger emphasis has been placed on ensuring base pay is aligned to the 50th percentile of market as determined by benchmarking.

•
Equity will continue to be a substantial component of an executive's total compensation given that it ties an executive's long-term interest to that of our shareholders. A combination of performance-based & time-based shares will continue to be used; however, to provide greater retentive value, the vesting period on time-based grants has been increased from three to four years.

•	Stock ownership guidelines were revised for Named Executive Officers (NEOs) from 1x base pay to 3x base pay for CEO, 2x base pay for President/CFO, and 1x base pay for all other NEOs.

Linking Pay for Performance:

During 2011, Radisys made progress towards the achievement of its strategic objectives that are intended to improve future revenue growth and profitability.

•	Radisys delivered revenue of $330.9 million, representing 16% year on year growth.

•	Next generation communications revenue of $167.1 million increased 42% when compared to 2010 and now represents more than half of total Company revenue.

•	Design wins finished strong in the 2nd half of the year at $195 million of projected revenue over the next five years.

•
Radisys acquired Continuous Computing and as a result is expected to achieve $13-15 million in integration synergies and has redefined the business strategy. The Company is receiving positive market support for the newly defined strategy.

•	Non-GAAP EPS of $0.55 grew 10% when compared to 2010. See "Non-GAAP Financial Information" for further information regarding the calculation of non-GAAP EPS.

As a result of the 2011 financial performance:

•
NEOs earned, on average, 66% of their target variable compensation in 2011 as a result of achieving non-GAAP operating income of 4.9% of revenue vs. the 100% target funding of 8% non-GAAP operating income as a percent of revenue. See “Non-GAAP Financial Information” for further information regarding the calculation of non-GAAP operating income.

•
The first tranche of performance-based shares granted in October, 2009 under the Radisys Corporation Long Term Incentive Plan (“LTIP”) did not vest in 2011. A minimum of $0.65 of non-GAAP EPS on a rolling four quarter basis is required for LTIP share vesting.

•
The stock price at year-end was $5.06 representing a decline of 43% when compared to the 2010 year-end stock price $8.90. This decline in stock price led to a decrease in all executive officers' total actual and potential compensation as demonstrated by Mr. Grout's decrease in total actual and potential compensation of $340,000 or 58% during this period. This is reflective of the alignment we seek to achieve between our executive officers' compensation and the interests of our shareholders.

The link between pay and performance is highlighted by the trends in the CEO's compensation below. The graph below demonstrates that our CEO's total actual and potential compensation (sum of annual base pay, bonuses earned, LTIP, actual equity granted and CCPU assumed shares, each as defined below) has aligned to stock price changes over the last three years. In addition, more than 50% of our CEO's compensation has been tied to Company and individual performance for the periods presented below.

“Annual Base”- means the annual base salary effective at year-end.

“Bonus Earned”- means the total short-term cash incentive awards earned during the calendar plan year. For Mr. Dagenais, only his bonus payment for performance during the 2nd half of 2011, after the Continuous Computing acquisition, is included. For Mr. Grout, both 1st & 2nd half bonus payments are included for 2011.

“Actual Equity” - means the value of equity awards outstanding at year-end. For RSUs, such value is the value of unvested RSUs outstanding at year-end. For stock options (vested and unvested), such value is the difference between an option's strike price and the stock price at year-end; if an option's strike price is below the year-end stock price, the value of the option is $0.

“CCPU Assumed Shares” - means those unvested shares issued by Continuous Computing which were converted and assumed by Radisys on the acquisition date.

“LTIP” - means our Long-Term Incentive Plan award which is designed to be paid when the indicated performance targets are hit within a three-year period. To date, no payouts from the LTIP have been made and therefore no actual compensation has been realized.

“Stock Price” - means the closing stock price on the last day of the calendar year.

For a comparison of Radisys stock performance to the NASDAQ Composite and other composites at the end of each calendar year, please refer to the table below.

Section II: Compensation Practices

Radisys' compensation practices reflect the Company's compensation philosophy and an alignment to a number of best practices, including:

•
The Compensation & Development Committee oversees all elements of compensation for the executive officers while directly retaining an independent compensation consultant that performs services solely in support of the Committee.

•
NEOs were expected to maintain an investment in our stock equal to a multiple of 1x annual base salary in 2011. Starting in 2012, ownership guidelines increased to CEO=3x, President/CFO=2x, and other NEOs=1x. We feel this increase in ownership will help to ensure an alignment with stockholder interests. All NEOs must be “net” buyers until stock ownership requirements are fulfilled within a 3-5 year grace period.

•	Executive officers' change of control agreements provide for a "double trigger" payout with stock acceleration provisions only included for the CEO and President.

•	Compensation plans are competitive with those of our peer companies. Plans are annually monitored, evaluated and compared against trends in executive compensation.

•	Equity-based incentive plans prohibit backdating and re-pricing of stock options.

•
Different metrics are used to measure performance over varying timeframes. For example, earnings per share is used over a 3 year timeframe as the metric for the LTIP while operating income is used on an annual basis for the short-term cash incentive plan.

•	Special perquisites, tax equalization or gross-up benefits, or benefits designed solely for executive officers are not provided.

•	The Compensation & Development Committee reviews annually all compensation plans to ensure incentives do not promote taking undue risk.
Additional best practices are being implemented in 2012 to further strengthen the pay for performance linkage, including:

•	A peer group for benchmarking total shareholder return will be put in place so that pay can be compared to a performance benchmark.

•
A dashboard, consisting of incentive compensation costs and financial performance metrics, has been created and will be reviewed each quarter by the Compensation and Development Committee. A claw-back provision for the incentive cash and equity plans will be implemented upon final adoption of SEC rules and additional guidance.

In addition, the most recent shareholder advisory vote on compensation of NEOs resulted in a 98% vote “For” the approval of the compensation of our NEOs. The shareholders voted to hold an advisory vote on the compensation of NEOs every year. We intend to hold such advisory vote on compensation each year. The Compensation and Development Committee was aware of and considered the results of the vote when designing the 2012 compensation programs, which are designed to reflect our pay for performance philosophy and further provide that an executive's total compensation should increase or decrease based on Company and individual performance.
The Compensation and Development Committee conducted an assessment of the Company's compensation policies and practices to identify any potential risk arising from such policies and practices that could be reasonably likely to have a material adverse effect on the company. All compensation policies and procedures, including variable cash compensation plans (Incentive Compensation Plan & Sales Commission plan), were included in the review. The review included an analysis of overall compensation costs (total costs, variable incentive costs vs. fixed compensation costs), compensation plan participation by employee group (sales vs. employees vs. senior leaders), metrics and performance goals. No potential risks that could be reasonably likely to have a material adverse effect were identified.

Section III: Elements of Executive Compensation
The following table outlines elements of direct compensation of our NEOs and how it aligns with the Company's philosophy and business objectives.

Compensation Element		What is Rewarded		How it Aligns with Strategic Objectives	Fixed or Variable / Performance Related
Base Salary	•	Skills and abilities critical to success of the business	•	Competitive base salaries enable the attraction and retention of talent	Fixed / Merit Increase are Performance Related
	•	Experience and performance against individual objectives	•	Merit-based salary increases reflect pay to performance philosophy
	•	Demonstrated success in meeting or exceeding key financial and other business objectives
Short-Term Incentive (Cash Incentive Plan)	•	Organization performance during the year against achievement of pre-defined profitability goals	•	Payout of awards depends on ability to fund and individual and organizational performance	Variable / Performance-Related
	•	Individual performance during the year measured against identified goals and objectives	•	Competitive, market-based variable incentive targets enables the attraction and retention of talent
Long-Term Incentives	Stock Options		•	Value depends on price of the stock; no value unless the stock price increases	Variable / Performance-Related
	•	Increase in stock price
	•	Retention	•	Four-year vesting supports retention
	Restricted Share Units ("RSUs")		•	Although RSUs always have value, the value increases or decreases as stock price increase or decreases	Variable / Performance-Related
	•	Increase in stock price
	•	Retention	•	Four year vesting supports retention
	LTIP Award		•	Payout is based on metrics important to our shareholders	Variable / Performance-Related
	•	Performance relative to pre-determined strategic financial goal (non-GAAP EPS for 2009 grant)	•	Three-year performance period supports retention

In addition to direct compensation, we provide executive officers with the following indirect compensation.
NEOs are provided the same benefit plans as those provided to other employees in the same country. Our U.S. based employee benefit programs include medical/dental/vision plans, Employee Stock Purchase Plan (“ESPP”), 401(k) plan, tuition reimbursement, life insurance, short-term disability and long-term disability.
Our NEOs, certain other senior employees and members of our Board of Directors are also eligible to participate in the Radisys Corporation Deferred Compensation Plan. For further description of our Deferred Compensation Plan, please refer to the narrative following the 2011 Nonqualified Deferred Compensation Table. The gains or losses of participants in the Deferred Compensation Plan based on their investment choices are not a factor in determining a participant's base salary, incentive cash incentive payments, equity awards or any other forms of reward or compensation.
We do not provide our executives with any special perquisites such as club memberships, pension plans, automobile allowances or dwellings for personal use. Relocation packages to newly hired executives and other newly hired employees are defined within our hiring policy and are based on standard market practices for executive-level relocation.
Our NEOs are parties to various severance arrangements, change of control agreements, or both, entered into pursuant to guidelines adopted by our Compensation and Development Committee. The Compensation and Development Committee believes that these agreements may be necessary or advisable to keep executive officers focused on the best interests of shareholders at times that may otherwise cause a lack of focus due to personal economic exposure and extreme turmoil for Radisys. Further, the Compensation and Development Committee believes that they are necessary or advisable for retentive purposes to provide a measure of support to our NEOs who may receive offers of employment from competitors that would provide severance or change of control benefits. Consistent with the practice of a substantial number of companies in our peer group, the change of control agreements provide for a "double trigger" payout only in the event there is a change in control and the executive officer is either terminated from his or her position (other than for cause, death or disability) or resigns for "good reason," which generally means that he or she is moved into a position that represents a substantial change in responsibilities or is required to relocate a substantial distance within a limited period of time after the transaction (i.e. these agreements do not become operative unless both events occur). See "Executive Compensation-Potential Post-Employment Payments" for a description of the severance and change of control agreements with our NEOs.
Section IV: 2011 Compensation Determinations
During 2011, base salary, cash incentive targets and total target cash compensation for our NEOs was adjusted during the annual merit process and as a result of significant role changes. In addition, executive officers received 66% of their variable target cash incentive target because of the alignment between cash incentive payouts and short-term financial goals. Significant changes in the Company's executive officers occurred in 2011, mainly following the acquisition of Continuous Computing, which has contributed to the $13-15 million in anticipated integration synergies. Please refer to the items below for a summary of the changes:

NEOs No Longer with Radisys:

•	Anthony Ambrose, Sr. Divisional Executive, employed through August 31, 2011.

•	Chris Lepiane, Vice President of World-Wide Sales, employed through December 31, 2011.

•	Scott Grout, Chief Executive Officer, employed as CEO through July 7, 2011 and as Advisor to the CEO through January 31, 2012.

NEO Role Changes:

•	Mike Dagenais, Chief Executive Officer, hired at the closing of the Continuous Computing acquisition, effective July 8, 2011.

•	Brian Bronson promoted from Chief Financial Officer (CFO) to President & CFO effective July 8, 2011.

•
John Major, Vice President of Global Operations, entered into a Transition Agreement on April 23, 2012 pursuant to which Mr. Major's employment with the Company will terminate as of June 30, 2012. See "Executive Compensation-Potential Post-Employment Payments" for a description of the material terms of the Transition Agreement.

Changes to Base Salary, Target Cash Incentive, Total Target Cash

Increases to total base salary, target cash incentive, and total target cash typically occur during the annual merit process which provides merit-based increases as determined appropriate using salary benchmarking data, annual performance reviews, and annual budgets. During 2011, further adjustments were made as the result of role changes during the year. For a summary of compensation market percentiles for each currently employed NEO at both the beginning and end of 2011, please refer to the table below.

*General Percentiles for 2011
Named Executive Officer	Date	Base Salary	Target Cash Incentive	Total Target Cash Comp.	Comments
Mike Dagenais (CEO, starting July 8, 2011)	July	10th - 15th	25th - 30th	30th	No increases were made to Mr. Dagenais' compensation during 2011. Note, effective January 1, 2012 an increase to Mr. Dagenais compensation occurred.
	December	10th - 15th	25th - 30th	30th
Scott Grout (CEO, through July 7, 2011)	January	50th -55th	35th - 40th	45th - 50th	An increase in Mr. Grout's variable target % occurred in April during the annual merit process to align his variable target amount to the 50th percentile market goal.
	December	50th -55th	40th - 45th	50th - 55th
Brian Bronson (Chief Financial Officer (CFO) through July 7, 2011; President and CFO starting July 8, 2011)	January	45th - 50th	70th - 75th	60th - 65th
As the result of a promotion to first COO then President, Mr. Bronson's base salary and incentive target increased during 2011. His total compensation continues to align above the 50th percentile due to his dual role as President and CFO. Effective January 1, 2012; however, a decrease to Mr. Bronson's variable target occurred to improve alignment of his total compensation to market goals.

	December	40th - 45th	80th	65th-70th
John Major (VP Global Operations)	January	50th	75th - 80th	75th - 80th
Mr. Major received a 2% increase to both his base salary and variable target % during the annual merit process in alignment with the average budget. His above market cash compensation is supported by his deep domain expertise which has led to the successful outsourcing of manufacturing.

	December	50th -55th	80th - 85th	80th - 85th
Anthony Ambrose, (Sr. Divisional Executive)	January	55th-60th	60th-65th	60th-65th	Mr. Ambrose received a 2% increase to his variable target % during the annual merit process
	August	55th-60th	60th-65th	60th-65th
Chris Lepiane (Vice President of World-Wide Sales)	January	35th-40th	50th-55th	55th-60th	Mr. Lepiane received a 3% increase to his base salary and 4.5% increase to his variable target, aligning him to the target market position of slightly above market on total cash.
	December	44th-50th	55th-60th	60th-65th
*Market percentiles are based on 2011 Radford salary survey data as further explained in Section VII “The Compensation Decision Making Process.”

Annual Merit Increases - Target total cash compensation for executive officers, which includes base pay and variable cash incentive targets, increased an average of 4.6%, or $124,489, on an annual basis during the merit process. The majority of the budget was applied to increasing variable cash incentive targets in order to align executive compensation with our compensation philosophy for both base pay and incentive target cash and to recognize Mr. Bronson for his additional responsibility managing the company's engineering operations and promotion to Chief Operating Officer. As a result of the promotion, Mr. Bronson received equity grants of 6,000 RSUs, 14,000 options and 45,000 LTIP shares.

Executive Officer Promotion and Appointments - During 2011, there were several changes to the senior leadership of the Company, which resulted in the following compensation changes:

•
Mike Dagenais was hired on July 8, 2011 as the Chief Executive Officer with starting cash compensation of $385,000 base pay and a $425,000 variable target pursuant to the Cash Incentive Plan. Equity awards were granted in the following amounts: 135,000 LTIP shares, 30,000 RSUs and 70,000 options. In addition, Mr. Dagenais' unvested

Continuous Computing options were converted to Radisys shares upon the close of the acquisition, resulting in an additional 71,625 options. The combination of Mr. Dagenais' converted and newly granted shares provides for an approximate retentive value of 2.5 times base pay which is above our 2011 goal of 1x base pay.

•
Following the acquisition of Continuous Computing, Mr. Bronson was promoted to the role of President/CFO on July 8, 2011 and received a 7.7% base pay increase, aligning him to the 42nd percentile of market on base pay for the role of President and a new variable target of $300,000 pursuant to the Cash Incentive Plan, aligning him to the 80th percentile on variable target cash for the role of President. In connection with his promotion, Mr. Bronson received grants of 9,000 RSUs and 21,000 options. These grants have helped maintain an approximate retentive value of 1x his base pay.

Compensation Changes in Alignment of Revised Philosophy - After the Compensation and Development Committee's revisions of the compensation philosophy during the latter half of 2011, further changes were made to compensation.

•
Mr. Dagenais received an increase to both his base salary and variable target percent in recognition that his current total cash compensation was significantly below the 50th percentile for his role as CEO while his demonstrated performance supported total compensation closer to the 50th percentile. Both Radford and Mercer market data for the role of CEO was used to determine the appropriate market target, which was determined to be $500,000 base pay and a 100% of base salary variable target. Mr. Dagenais' base pay was increased to $445,000 and variable target to $445,000, aligning him between the 25th- 30th percentile of market for both base salary and variable target.

•	Mr. Bronson's variable target was reduced from $300,000 to $280,000 to align his variable target closer to the 50th percentile, per the revised compensation philosophy.

•	No other changes to executive officer's pay were made during the Compensation and Development Committee's review. The changes were effective January 1, 2012.

Short-Term Cash Incentive Plan

For 2011, the Cash Incentive Plan was funded at 64.5%. Funding of the Cash Incentive Plan at 100% is based on our strategic non-GAAP operating income target, which is a different target than the Company's annual operating plan. Specifically, the 2011 non-GAAP operating income under the annual operating plan was $17.9 million and actual performance was $15.9 million, or 88% of the annual operating plan, which was also short of our longer-term strategic target of $24 million. Because the longer-term strategic target was not achieved, plan funding was 64.5% of target for the year.

A total of $924,035 was paid to the NEOs via the Cash Incentive Plan during 2011. This amount was 100% funded by the actual 2011 non-GAAP operating income performance relative to target as mentioned above. There were slight adjustments made, relative to the aforementioned formula, to the named executive officers' first half incentive payouts. Mr. Bronson received an additional $10,000 in recognition of his work associated with the acquisition of Continuous Computing and Mr. Major received an additional $3,000 for the additional effort required to outsource manufacturing to our third party manufacturer. Minor adjustments to the NEO's second half incentive payouts included an additional $14,875 for Mr. Dagenais and $13,740 for Mr. Bronson in recognition of their efforts to integrate the company and Continuous Computing. The total of all payouts remained within the funded pool. For 2011, the actual cash incentive payouts for each executive officer were as follows:

	2011 Incentive Target at 100% Funding	Actual 2011 Payout	% Attainment
*Dagenais, Mike	$212,500	$153,000	72%
Scott Grout	$476,920	$295,690	62%
Brian Bronson	$266,365	$195,714	73%
Anthony Ambrose	$85,680	$54,835	64%
Christian Lepiane	$180,085	$111,653	62%
John Major	$177,650	$113,143	64%
*Mr. Dagenais received $60,000 in August from the 2011 Continuous Computing bonus payout. This payout was determined by the Board of Directors of Continuous Computing and therefore not included in the above.

Long-Term Equity Plans
Annual Equity Refresher - For 2011, annual refresher grants of time-based stock were limited to Mr. Major, as Mr. Dagenais received a grant in connection with the acquisition of Continuous Computing, Mr. Bronson received a grant in recognition of his promotion to the President / CFO position, and Mr. Ambrose was no longer employed by the Company at the time of the grants. The Compensation and Development Committee reviewed and approved the select refresher grants. Please refer to the 2011 Grants of Plan Based Awards table for actual share amounts.
Long Term Incentive Plan - On September 30, 2009, the Compensation and Development Committee made the first tranche of grants to participants under the LTIP, with a grant date of October 1, 2009. For this first tranche, the Compensation and Development Committee adopted a target performance goal of non-GAAP earnings per share of $0.75, with performance goal range from $0.65 to $0.85 in increments with payouts ranging from 75% to 125% of the target payout amounts. Non-GAAP earnings per share is measured as the cumulative sum over four consecutive quarters during the first performance period of October 1, 2009 to December 31, 2012. The Compensation and Development Committee reviews performance to goal at the end of each quarter, starting with the quarter that ended September 30, 2010. No payouts were made in 2011 under the LTIP.

Section V: Executive Compensation Philosophy
The Compensation and Development Committee has adopted a philosophy of executive compensation that is based on pay for performance and is competitive with other similar sized, technology companies. Our executive compensation programs are designed to address the following key objectives:

•
To attract and retain executives needed to achieve our business objectives. This objective is achieved through at least annual reviews of executive compensation and benefit programs to ensure market competitiveness.

•
To substantially link executive compensation with near-term performance on operating plans. This is achieved through cash incentive programs which are directly aligned to key operating goals and strategic objectives. For example, in 2012 minimum performance requirements have been put in place resulting in a steeper risk/reward curve and a zero payout if the minimum level of performance is not achieved.

•
To provide a reward for longer-term strategic progress and creation of shareholder value. This is achieved through the use of equity-based compensation programs, including the use of performance-based shares.

Section VI: Compensation Program Descriptions
Base Salary:

As part of the review process, the amount of any annual merit increase to an executive's base salary is determined based on a combination of a Board-approved compensation budget, the current position of the executive's pay against market data and the executive's experience, performance and results during the past year. An executive's base salary is increased if warranted based on the executive's experience, performance and business results, provided the resulting base salary remains within the targeted zone of the market data. By exception, our Compensation and Development Committee may determine that an individual executive's base salary should be above (or below) the targeted zone due to extenuating factors. In this case, the executive's compensation may be outside the targeted zone.

Short-Term Incentives:

Each executive officer is assigned a target amount for the Cash Incentive Plan, expressed as a dollar amount in 2011 and a percentage of base salary starting in 2012. The amounts or percentages are established and reviewed annually against Radford benchmark data for comparable positions and Mercer benchmark data, in addition to Radford, for the CEO position. Executive officer targets, in general, are aligned to the 50th percentile of market. Exceptions may exist based on the executive officer's job responsibilities or experience level.

Payout against targets, as described in Section IV: 2011 Compensation Determinations are mostly attributable to the attainment of a predetermined target level of non-GAAP operating income with modification of such occurring based on individual performance factors. See “Non-GAAP Financial Information” for further information regarding the calculation of non-GAAP operating income. Non-GAAP operating income targets and resulting funding levels are established and approved by the Compensation and Development Committee at the beginning of each year through our annual operating plan process. Actual non-GAAP operating income results measured against these targets determine the size of the available incentive pool. If we under-achieve or over-achieve our objectives for non-GAAP operating income, the incentive pool is adjusted down or up accordingly. In addition, higher or lower achievement of individual annual and strategic objectives impacts an executive officer's payout, but to a lesser extent. The Compensation and Development Committee reviews our Chief Executive Officer's assessment of executive performance and the proposed cash incentive amounts to be paid to each executive. The Compensation and Development Committee ultimately decides the amounts paid to each executive with such quantitative and qualitative modifications as the Compensation and Development Committee may make at its discretion.

The Compensation and Development Committee establishes the maximum payout which could be made on an annual basis at the beginning of the year. For example, the maximum payout which could have been made in 2011 was two times the targeted amount. Individual objectives for each executive officer are developed by the Chief Executive Officer in consultation with the affected executive and then reviewed by the Compensation and Development Committee.

Long-Term Incentives:

Long-term equity incentives in the form of stock options, restricted stock, and performance-based shares are awarded to executive officers because they are a highly effective way to align the interests of management and shareholders, and to motivate management to drive long-term shareholder value.

Radford benchmark data for comparable executive positions is used to establish total equity market values at the time of grant. Total annual grant values, including options, RSUs and performance-based shares are targeted to be between the 50th - 75th percentiles of market. Since performance-based shares are not granted on an annual basis, the total grant value may be allocated across multiple years (i.e. the performance period). The Black-Scholes methodology is used for valuing options and the grant date fair value is used for valuing both RSUs and performance-based shares. The targeted grant mix is 50% time-based, of which 70% are options and 30% are RSUs, and 50% performance-based shares.

Time-based equity incentives are granted under the 2007 Stock Plan for annual refresh, promotion and retentive purposes. Refresher grants are typically made in the fall after shareholder approval of additional shares. Because inducement grants were made in 2011 in connection with the acquisition of Continuous Computing, refresher grants were only made to previous Radisys executive officers. In addition to reviewing benchmark data to determine time-based grants, the retentive value of past grants for each executive is reviewed to ensure that the value of unvested equity grants is in line with benchmarks and is of sufficient value to retain and provide strong performance incentive for the executive in future years. All equity grants to newly hired executives and refresher grants to existing executives are reviewed and approved by our Compensation and Development Committee, on the recommendation of the Chief Executive Officer, using the above mentioned factors of market data, the total retention value, and the executive's projected level of future contribution. Grants of equity awards are made at predetermined times and are not intentionally scheduled to coincide with the disclosure of favorable or unfavorable information. Each year we review whether refresher grants are necessary to continue to motivate management and employees while providing long-term incentives.

The Radisys Long-Term Incentive Plan provides performance-based RSUs, intended to create an incentive for exceptional financial performance. LTIP awards vest only upon achievement of certain financial or strategic metrics. Threshold targets have been established by our Compensation and Development Committee to ensure a minimum level of achievement for payout. LTIP targets are intended to be "stretch" goals above the targets in our operating plan and require superior corporate performance to be earned. With respect to the allocation of performance-based shares from the LTIP, the first tranche of grants was made by the Compensation and Development Committee in September 2009. No new tranches of grants were made in 2011.

The Board of Directors revised the officer ownership guidelines in January 2012. Executive officers are now expected to acquire and hold a minimum number of shares equal to a base pay multiple of their annual base salary (CEO=3x, President=2x, NEOs=1x).  The minimum amount is expected to be reached within three to five years from January 2012 or three to five years from joining us or being promoted to an executive role. Of our current executive officers, one has already reached this ownership goal.

Section VII: The Compensation Decision Making Process

Compensation and Development Committee

    Our Board of Directors has delegated responsibility to the Compensation and Development Committee for final approval of decisions related to base salary, cash incentive targets, equity grants and payments for executive incentive plans, as well as any executive employment offers, executive change of control agreements, severance agreements and other executive compensation programs. The Committee also guides executive development programs and succession planning in order to maintain and develop the Company's leadership team. The Committee maintains an annual calendar to guide the timing of its review, analysis, and decision making related to executive compensation, benefits, and development programs.
The Committee conducts a formal review of each executive's compensation on an annual basis as part of the Company-wide merit review process or more frequently if needed. The review consists of the Committee comparing the cash and equity components of each executive's pay to market data for similar positions; considering recommendations provided by the Chief Executive Officer, President and Chief Financial Officer and Human Resources staff; assessing individual performance; and aligning any pay changes with market and Company performance. The Committee reviews the mix of base salary, incentive cash compensation and equity compensation, but does not attempt to target a specific percentage allocation as each compensation element is compared to market survey data. The Committee believes that the amount of "at risk" compensation tied to meeting company objectives should increase as an executive's compensation and level of responsibility increases. "Tally sheets" are used to consider and evaluate the total potential compensation of executives from all sources upon various scenarios and any benefits associated with termination of employment. Based on this analysis, the Committee is able to make market based decisions that are aligned to the Company's financial and strategic direction.
The Committee and the Chairman of the Board assess the performance of our Chief Executive Officer annually. The Chief Executive Officer performance review process includes a Chief Executive Officer's self-appraisal, a formal Board of Directors evaluation process as well as a performance appraisal delivered by the Chairman of the Board of Directors.
Chief Executive Officer and Management

Under the supervision of the Compensation and Development Committee, our Chief Executive Officer, President and Chief Financial Officer and Human Resources staff have responsibility for the implementation of our executive compensation programs. The Committee reviews the recommendation from the Chief Executive Officer and makes all final compensation decisions. Our Chief Executive Officer is responsible for assessing the performance of each executive reporting to him.

Surveys and Benchmarking

The Radford executive survey is the primary data source for executive compensation market data. The market, for the purposes of executive compensation benchmarking, is defined as high-technology companies with average revenues of $200M to $499M. A list of the companies included in our Radford survey market cut is set forth in Appendix A.

Radford is a division of Aon Corporation that publishes an independent executive compensation survey and offers consulting services. We believe the Radford executive survey is a leading resource in the technology industry on competitive intelligence for technology executives in the U.S. and provides a reliable market benchmark for our executive positions. The Radford executive survey includes data from over 900 companies and more than 17,600 incumbents representing a wide range of technology sub-industries. The Committee did not use a formal peer group in determining executive compensation in 2011 because it was determined that a well-defined group of comparable publicly-traded companies in the United States operating in the same industry did not exist. For 2012, with a newly defined business strategy to be the world's premier provider of embedded wireless infrastructure solutions, the Committee will be re-looking at defining a peer group. The Committee still believes that the broad technology industry comparison provided by the Radford salary survey is appropriate for executive compensation benchmarking, while a peer list will provide a secondary source which will includes the pay for performance linkage.

To ensure accurate data collection based on actual job duties, our executive positions are individually benchmarked with the Radford survey data using a detailed review of the job responsibilities and scope for each executive role as defined by their job descriptions.

Compensation Consultant

The Committee has retained Mercer, a subsidiary of Marsh & McLennan Companies, Inc., to help supplement the current executive compensation benchmarking process and analysis. Every other year, Mercer provides salary benchmarking data on the top executive officer positions (CEO, CFO and President). The data is obtained using Mercer's proxy database and applying the same market criteria as used for Radford executive survey (high-tech companies with average revenues of $200 million to $499 million). This analysis was not provided for the 2011 merit process, however, it was completed for the 2012 CEO pay analysis. A list of the companies included in Mercer's salary benchmarking market cut is set forth in Appendix B.
Section VIII: Deductibility of Compensation
Section 162(m) of the Internal Revenue Code of 1986 (the “Code”) limits to $1,000,000 per person the amount that we may deduct for compensation paid to our Chief Executive Officer and four highest compensated officers who are named executive officers (other than the Chief Executive Officer) in any year. The levels of salary and annual cash incentive payments we generally pay to our executive officers do not exceed this limit. In addition, Section 162(m) specifically exempts certain performance-based compensation from the deduction limit. The stock options granted to executive officers under the 2007 Stock Plan are considered performance based for purposes of Section 162(m) and are therefore not subject to the $1,000,000 limitation. The intent of our Compensation and Development Committee is to design compensation that will be deductible without limitation where doing so will further the purposes of our executive compensation program. The Compensation and Development Committee will, however, take into consideration various other factors described in this CD&A, together with Section 162(m) considerations, in making executive compensation decisions and could, in certain circumstances, such as the initial tranche of awards under the LTIP described above, approve and authorize compensation that is not fully tax-deductible.
Section IX: Non-GAAP Financial Measures
To help evaluate the Company's performance for purposes of determining executive compensation, the Compensation and Development Committee considers non-GAAP operating income and non-GAAP earnings per share, which exclude certain expenses, gains and losses, such as the effects of (a) purchase accounting adjustments, (b) amortization of acquired intangible assets, (c) stock-based compensation expense recognized as a result of the Company's adoption of FAS 123R (now codified at FASB ASC Topic 718), (d) restructuring and acquisition-related charges, net (reversals), (e) gain on the liquidation of a foreign subsidiary, (f) tax contingency adjustments, and (g) income taxes effect of reconciling items. The Company believes that the use of non-GAAP financial measures provides useful information to investors to gain an overall understanding of its compensation policies. Specifically, the Company believes the non-GAAP results provide useful information to both management and investors by excluding certain expenses, gains and losses that the Company believes are not indicative of its core operating results. In addition, non-GAAP financial measures are used by management for budgeting and forecasting as well as subsequently measuring the Company's performance, and the Company believes that it is providing investors with financial measures that most closely align to its internal measurement processes. These non-GAAP measures are considered to be reflective of the Company's core operating results as they more closely reflect the essential revenue-generating activities of the Company and direct operating expenses (resulting in cash expenditures) needed to perform these revenue-generating activities. The Company also believes, based on feedback provided to the Company during its earnings calls' Q&A sessions and discussions with the investment community, that the non-GAAP financial measures it provides are necessary to allow the investment community to construct their valuation models to better align its results and projections with its competitors and market sector, as there is significant variability and unpredictability across companies with respect to certain expenses, gains and losses.
The non-GAAP financial information is presented using consistent methodology from quarter-to-quarter and year-to-year. These measures should be considered in addition to results prepared in accordance with GAAP. In addition, these non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles. The Company believes that non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate the Company's results of operations in conjunction with the corresponding GAAP financial measures. A reconciliation of non-

GAAP information to GAAP information is included in the table below. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for or superior to financial measures calculated in accordance with GAAP, and reconciliations between GAAP and non-GAAP financial measures set forth below should be carefully evaluated. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

	Year Ended
	2011	2010
INCOME FROM OPERATIONS:
GAAP income (loss) from operations	$(11,403)	$699
(a) Purchase accounting adjustments	2,210	—
(b) Amortization of acquired intangible assets	11,270	6,912
(c) Stock-based compensation	5,717	6,158
(d) Restructuring and acquisition-related charges, net	10,205	1,575
(e) Gain on the liquidation of a foreign subsidiary	(2,081)	—
Non-GAAP income from operations	$15,918	$15,344

NET INCOME
GAAP net loss	$(4,225)	$(369)
(a) Purchase accounting adjustments	2,210	—
(b) Amortization of acquired intangible assets	11,270	6,912
(c) Stock-based compensation	5,717	6,158
(d) Restructuring and acquisition-related charges, net	10,205	1,575
(e) Gain on the liquidation of a foreign subsidiary	(2,081)	—
(f) Non-recurring tax adjustments	(7,654)	(1,029)
(g) Income tax effect of reconciling items	(614)	(405)
Non-GAAP net income	$14,828	$12,842

GAAP weighted average diluted shares	25,413	24,144
Escrow shares	647	—
Dilutive equity awards included in Non-GAAP earnings per share	648	444
2013 convertible senior notes dilutive shares (I)	3,829	3,837
Non-GAAP weighted average diluted shares (I)	30537	28,425
GAAP net loss per share (diluted)	$(0.17)	$(0.02)
Non-GAAP adjustments detailed above	0.72	0.52
Non-GAAP net income per share (diluted) (I))	$0.55	$0.50
(I)  For the years ended December 31, 2011 and 2010, the diluted earnings per share calculation excludes interest costs, net of tax benefit, totaling $1.9 million and $1.5 million related to dilutive equity shares underlying our 2013 convertible senior notes.
(a) Purchase accounting adjustments: Purchase accounting adjustments consistent of the impact to revenues and cost of sales associated with adjusting deferred revenue and inventories of acquired companies to fair value. For deferred revenue, as is the case with our existing business, at the time of acquisition, the acquired business recorded deferred revenue related to past transactions for which revenue would have been recognized by the acquired entity in future periods as revenue recognition criteria were satisfied. However, purchase accounting rules require us to write down a portion of this deferred revenue to its then current fair value, which is equivalent to the cost to complete the outstanding obligations required to earn the deferred revenue plus a reasonable margin. Consequently, in post-acquisition periods, we do not recognize the full amount of this deferred revenue. When measuring the performance of our business, however, we add back non-GAAP revenue associated with deferrals for which no future obligations existed as well as obligations we assumed to provide maintenance or support to customers of the acquired business that were excluded as a result of these purchase accounting adjustments. We believe that the non-GAAP revenue disclosures enhance investors' ability to conduct period-over-period analyses of our results that reflect the full impact of the acquired business's results together with the results from our pre-existing products and services.
In addition, the non-GAAP financial results exclude the impact to cost of sales from the markup of inventories required by GAAP as part of the fair value adjustments required under purchase accounting for business combinations. This results from marking the acquired company's inventory to fair value at the time of acquisition. This charge is not factored into management's evaluation of potential acquisitions or our performance after completion of acquisitions, because it is not related to our core operating performance, and the frequency and amount of this type of charge can vary significantly based on the size and timing of our acquisitions. Excluding this data provides investors with a basis to compare the company against the performance of other companies without this variability.
(b) Amortization of acquired intangible assets: Amortization of acquisition-related intangible assets primarily relate to core and existing technologies, patents, trade name and customer relationships that were acquired with the acquisition of Convedia, MCPD and Pactolus. The Company excludes the amortization of acquisition-related intangible assets because it does not reflect the Company's ongoing business and it does not have a direct correlation to the operation of the Company's business. In addition, in accordance with GAAP, the Company generally recognizes expenses for internally-developed intangible assets as they are incurred, notwithstanding the potential future benefit such assets may provide. Unlike internally-developed intangible assets, however, and also in accordance with GAAP, the Company generally capitalizes the cost of acquired intangible assets and recognizes that cost as an expense over the useful lives of the assets acquired. As a result of their GAAP treatment, there is an inherent lack of comparability between the financial performance of internally-developed intangible assets and acquired intangible assets. Accordingly, the Company believes it is useful to provide, as a supplement to its GAAP operating results, non-GAAP financial measures that exclude the amortization of acquired intangibles in order to enhance the period-over-period comparison of its operating results, as there is significant variability and unpredictability across companies with respect to this expense.
(c) Stock-based compensation: Stock-based compensation consists of expenses recorded under GAAP, in connection with stock awards such as stock options, restricted stock awards and restricted stock units granted under the Company's equity incentive plans and shares issued pursuant to the Company's employee stock purchase plan. The Company excludes stock-based compensation from non-GAAP financial measures because it is a non-cash measurement that does not reflect the Company's ongoing business and because the Company believes that investors want to understand the impact on the Company of the adoption of the applicable GAAP surrounding share based payments; the Company believes that the provision of non-GAAP information that excludes stock-based compensation improves the ability of investors to compare its period-over-period operating results, as there is significant variability and unpredictability across companies with respect to this expense.
(d) Restructuring and acquisition-related charges, net: Restructuring and acquisition-related charges, net: Restructuring primarily relates to activities engaged in by the Company's management to simplify and focus its infrastructure. Restructuring and other charges are excluded from non-GAAP financial measures because they are not considered core operating activities. Although the Company has engaged in various restructuring activities over the past several years, each has been a discrete event based on a unique set of business objectives. The Company does not engage in restructuring activities in the ordinary course of business. As such, the Company believes it is appropriate to exclude restructuring charges from its non-GAAP financial measures because it enhances the ability of investors to compare the Company's period-over-period operating results.
In addition to restructuring activities, we exclude certain other acquisition-related items including the following, when applicable: (i) integration related charges; and (ii) acquisition-related charges. Acquisitions result in non-recurring operating expenses, which would not otherwise have been incurred by us in the normal course of our business operations. Integration charges include, among other things, expenses associated with operational consolidation, training, rebranding and consulting. Acquisition-related charges include transaction fees and legal and professional service expenses incurred in connection with our acquisitions. We believe that providing non-GAAP information for acquisition-related expense items in addition to the corresponding GAAP information allows the users of our financial statements to better review and understand the historic and current results of our continuing operations, and also facilitates comparisons to less acquisitive peer companies.
(e) Gain on the liquidation of a foreign subsidiary: During the third quarter of 2011, as part of an update of our tax planning strategy, we completed the liquidation of Radisys Technology Ireland Limited (“RTIL”). As a result of this liquidation we recorded a gain to reflect the realization of accumulated foreign currency translation adjustments related to RTIL. This gain represents the net unrealized foreign currency translation gains accumulated from changes in exchange rates and the related effects from the translation of assets and liabilities of RTIL. The liquidation of foreign subsidiaries occurs on an infrequent basis and management does not view the impact of this non-cash charge as indicative of the ongoing performance of the Company. As such, the Company believes it is appropriate to exclude this gain from its non-GAAP financial measures because it enhances the ability of investors to compare the Company's period-over-period operating results.
(f) Non-recurring tax adjustments: During the third quarter of 2011, the Company recorded an income tax benefit of $7.6 million related to the partial reversal of the valuation allowance recorded on our deferred tax assets. The reversal is the direct result of the addition of deferred tax liabilities associated with the acquisition of Continuous Computing during the third quarter of 2011. During the third quarter of 2010 the Company reversed approximately $1.4 million of income tax liabilities that were previously accrued for uncertain tax positions. In addition, during the third quarter of 2010 the Company accrued an additional $400K of income tax contingencies related to an uncertain tax position. The Company believes it is appropriate to exclude these non-recurring tax adjustments from its non-GAAP financial measures because it enhances the ability of investors to compare the Company's period-over-period operating results and each adjustment had a non-cash benefit during the respective periods.
(g) Income taxes: Income tax provision/ (benefit) associated with non-GAAP adjustments, which is calculated as the net effect of all non-GAAP financial statement adjustments on the Company's overall income tax provision/ (benefit).

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning compensation paid or accrued for services to us in all capacities for the last fiscal year for:

•	the individuals who served as our Chief Executive Officer and Chief Financial Officer during fiscal year 2011; and

•
our most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer whose total compensation exceeded $100,000 and who were serving as executive officers at the end of fiscal year 2011; and

•	Up to two additional individuals for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer at the end of the last completed fiscal year.

The above individuals are referred to herein as the “named executive officers.”

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) (2) ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation Earnings (3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4) ($)	All Other Compensation (5) ($)	Total ($)
Michel A. Dagenais (6)	2011	340,552	—	1,101,188	331,114	213,000	—	2,925	1,988,779
CEO

Scott Grout	2011	476,736	—	—	—	295,690	—	8,430	780,856
Former President & CEO	2010	478,570	205,352	223,425	298,757	262,551	—	8,430	1,477,085
	2009	478,570	—	987,735	547,430	375,917	—	8,610	2,398,262

Brian Bronson	2011	331,580	—	420,540	168,941	195,714	—	8,405	1,125,180
President & CFO	2010	298,735	99,245	144,184	192,798	133,461	—	8,413	876,836
	2009	294,162	—	460,125	276,637	193,660	—	8,610	1,233,194

Anthony Ambrose (7)	2011	176,327	—	—	—	54,835	—	204,052	435,214
Vice President & General Manager, CNBU	2010	266,019	35,250	104,265	139,420	91,660	—	8,255	644,869
	2009	266,019	—	306,750	214,297	153,258	—	8,591	948,915

Christian Lepiane (8)	2011	266,797	—	—	—	111,653	—	8,272	386,722
VP Worldwide Sales	2010	260,558	18,800	104,265	139,420	101,637	—	8,246	632,926
	2009	256,615	—	306,750	194,815	172,291	—	8,582	939,053

John T. Major	2011	264,100	—	45,900	61,112	113,143	—	8,274	492,529
VP Global Operations	2010	261,000	75,200	104,265	139,420	105,350	—	8,250	693,485
	2009	261,000	—	306,750	—	134,392	—	8,418	710,560

(1)
The amounts included in the Stock Awards and Option Awards columns include the aggregate grant date fair value of stock and option awards granted in the fiscal year computed in accordance with FASB ASC Topic 718. We continue to use the Black-Scholes model to measure the grant date fair value of stock options and the amounts above do not include any forfeiture reserve. For a discussion of the valuation assumptions used to value the options, see Note 17 to our Consolidated Financial Statements included in our annual report on Form 10‑K for the fiscal year ended December 31, 2011. We compute the grant date fair value of restricted stock as the closing price of our shares as quoted on the Nasdaq Global Select Market (“Nasdaq”) on the date of grant or the first date of the underlying service period, whichever occurs first.

(2)	A portion of the amounts included in the Stock Awards column for 2011 are performance awards under the LTIP valued at the probable outcome of the performance conditions as of the grant date. The table below details the maximum potential value of the awards in 2011.

Name	Value of grant at maximum payout
Michel A. Dagenais	$1,415,813
Brian Bronson	$488,250

(3)    The amounts in this column represent payments made under our Cash Incentive Plan.

(4)
The Summary Compensation Table only requires disclosure of above-market or preferential returns on nonqualified deferred compensation. The 2011 Nonqualified Deferred Compensation Table below discloses all earnings under our Non-Qualified Deferred Compensation Plan during 2011. Participants in our Non-Qualified Deferred Compensation Plan make voluntary contributions to their accounts and in some cases we make matching contributions to the extent that a participant loses the Company match in our 401(k) plan due to the effect of participation in the Non-Qualified Deferred Compensation Plan. Participants elect to benchmark earnings on their accounts to the performance of third-party investment funds available to them under the Non-Qualified Deferred Compensation Plan. Participants select from among the funds available to them. Earnings are calculated and applied to participant accounts daily and may be positive or negative, based on individual fund performance. Although the funds offered to participants under our Non-Qualified Deferred Compensation Plan differ from those under our 401(k) plan, the number of funds and investment objectives of each fund are similar to those under the 401(k) plan. In accordance with SEC rules and publicly available interpretations of these rules by the SEC Staff, earnings on deferred compensation invested in third-party investment vehicles, such as mutual funds, need not be reported as compensation on the Summary Compensation Table.

(5)	The table below details the amounts included in the All Other Compensation column for 2011:

	401(k) Contributions	Term Life Insurance Payments	Payments under Transition Agreement	Payments under Severance Agreement
Michel A. Dagenais	$2,475	$450	—	—
Scott C. Grout	$7,350	$1,080	—	—
Brian Bronson	$7,350	$1,055	—	—
Anthony Ambrose	$7,350	$602	$57,120	$138,980
Christian Lepiane	$7,350	$922	—	—
John Major	$7,350	$924	—	—

(6)	Mr. Dagenais became our Chief Executive Officer on July 8, 2011.

(7)	Mr. Ambrose's employment ceased on August 31, 2011.

(8)	Mr. Lepiane's employment ceased on December 31, 2011.

2011 GRANTS OF PLAN BASED AWARDS

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date (1)	Approval Date	Plan (3)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Michel A. Dagenais	7/8/2011	5/2/2011	INDU				—	70,000	—	8.39	331,114
	7/8/2011	5/2/2011	INDU				—	30,000	—	N/A	251,700
	7/8/2011	7/5/2011	LTIP				101,250	135,000	168,750	N/A	849,488
	Cash Incentive Plan (4)		CIP	N/A	425,000	850,000

Scott Grout	Cash Incentive Plan (4)		CIP	N/A	476,920	953,840

Brian Bronson	4/1/2011	2/22/2011	2007				—	14,000	—	8.68	69,607
	4/1/2011	2/22/2011	2007				—	6,000	—	N/A	52,080
	4/1/2011	2/22/2011	LTIP				33,750	45,000	56,250	N/A	292,950
	7/8/2011	5/2/2011	2007				—	21,000	—	8.39	99,334
	7/8/2011	5/2/2011	2007				—	9,000	—	N/A	75,510
	Cash Incentive Plan (4)		CIP	N/A	215,460	430,920

Anthony Ambrose	Cash Incentive Plan (4)		CIP	N/A	85,680	171,360

Christian Lepiane	Cash Incentive Plan (4)		CIP	N/A	180,085	360,170

John Major	10/1/2011	9/12/2011	2007				—	17,500	—	6.12	61,112
	10/1/2011	9/12/2011	2007				—	7,500	—	N/A	45,900
	Cash Incentive Plan (4)		CIP	N/A	177,650	355,300

(1)	Grant Date applies only to grants of equity awards.

(2)
A portion of the amounts included in the Stock Awards column for 2011 are performance awards under the LTIP valued at the probable outcome of the performance conditions as of the grant date. The table below details the maximum potential value of the awards in 2011.

Name	Value of grant at maximum payout
Michel A. Dagenais	$1,415,813
Brian Bronson	$488,250

(3)	The plans in this column represent:

•	“2007” is the 2007 Stock Plan

•	“INDU” is the Radisys Corporation Inducement Stock Plan for CCPU Employees

•	“LTIP” is the Long-Term Incentive Plan

•	“CIP” is the Cash Incentive Plan

(4)
Represents the possible payout range during the 2011 fiscal year for the Cash Incentive Plan. Minimum levels of non-GAAP operating income and achievement of individual annual and strategic objectives must be met before there is any payout into the pool under the plan, which means that the minimum payout of any named executive officer's individual cash incentive payment cannot be determined.

Narrative Description of Additional Material Factors -- Summary Compensation Table & 2011 Grants of Plan-Based Awards Table

Equity Incentive Plans: Stock options and restricted stock unit awards made to Mr. Bronson and Mr. Major are made under the 2007 Stock Plan. Stock options and restricted stock unit awards made to Mr. Dagenais were made under the RadiSys Corporation Inducement Stock Plan for CCPU Employees. Performance share awards were made under the LTIP. Grants of stock options become exercisable for one-third of the total option shares on the first anniversary of the date of grant and become exercisable in monthly increments equal to 1/36th of the total option shares, cumulatively, each month thereafter, becoming fully exercisable on the 3rd anniversary of the date of grant. The term of each option grant is seven years. Grants of restricted stock unit awards become vested for one-third of the award shares on each anniversary of the date of grant. No consideration is payable by the named executive for grants of restricted stock units. The vesting of the performance share awards will be determined upon us reaching a target performance goal of non-GAAP earnings per shares of $0.75. It is measured as the cumulative sum over four consecutive quarters during the first performance period of October 1, 2009 to December 31, 2012 with the first goal achievement date of September 30, 2010 and subsequent goal achievement dates for each calendar quarter thereafter. The performance goals for non-GAAP earnings per share range from $0.65 to $0.85 in increments with payouts ranging from 75% to 125% of the target payout amounts.

The grant dates for equity awards during 2011 were established by our Compensation and Development Committee during meetings prior to each grant date.

Non-Equity Incentive Plans: We maintain the Cash Incentive Plan in which executive officers are eligible for potential incentive payments dependent upon the level of achievement of non-GAAP operating income and other stated corporate goals and department/individual performance goals.

The actual incentive payouts for 2011 were calculated and paid semi-annually. For 2012, cash incentive awards will be paid on a annual basis. Cash incentive awards earned between January 1 and December 31 will be paid out in early February.

    For a more complete description of the salary, equity incentive plans and non-equity incentive plans for each named executive officer, see "Compensation Discussion and Analysis."

2011 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Option Awards (1)					Stock Awards (1)
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/share)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Exercisable	Unexercisable
Michel A. Dagenais	—	70,000	—	8.39	7/8/2018	—	—	101,250	512,325
	480 (2)	30,441 (2)	—	0.77	4/22/2020	30,000	151,800	—	—
	224 (3)	11,419 (3)	—	0.38	12/10/2019	—	—	—	—
	282 (4)	8,970 (4)	—	0.38	4/24/2019	—	—	—	—
	206 (5)	6,036 (5)	—	0.38	3/12/2019	—	—	—	—

Scott Grout	18,957	33,543	—	9.93	11/10/2017	15,000	75,900	—	—
	132,694	7,806	—	7.82	2/9/2016	—	—	—	—
	100,000	—	—	9.44	3/17/2015	—	—	—	—
	138,000	—	—	13.56	6/5/2014	—	—	—	—
	52,000	—	—	20.75	5/2/2013	—	—	—	—
	50,000	—	—	14.23	5/2/2012	—	—	—	—
	50,000	—	—	15.13	2/9/2012	—	—	—	—

Brian Bronson	—	21,000	—	8.39	7/8/2018	—	—	90,000	455,400
	—	14,000	—	8.68	4/1/2018	9,680	48,981	—	—
	12,234	21,646	—	9.93	11/10/2017	6,000	30,360	—	—
	67,055	3,945	—	7.82	2/9/2016	9,000	45,540	—	—
	47,000	—	—	9.44	3/17/2015	—	—	—	—
	28,400	—	—	13.56	6/5/2014	—	—	—	—
	36,000	—	—	18.34	11/6/2013	—	—	—	—
	16,400	—	—	20.75	5/2/2013	—	—	—	—
	13,333	—	—	14.23	5/2/2012	—	—	—	—

Anthony Ambrose	—	—	—	—	—	—	—	—	—

Christian Lepiane (6)	8,847	15,653	—	9.93	11/10/2017	—	—	—	—
	47,222	2,778	—	7.82	2/9/2016	—	—	—	—
	33,000	—	—	9.44	3/17/2009	—	—	—	—
	21,300	—	—	13.56	6/5/2014	—	—	—	—
	25,300	—	—	20.75	5/2/2013	—	—	—	—
	43,200	—	—	14.23	5/2/2012	—	—	—	—

John Major	—	17,500	—	6.12	10/1/2018	—	—	37,500	189,750
	8,847	15,653	—	9.93	11/10/2017	7,500	37,950	—	—
	45,000	—	—	6.26	11/17/2015	7,000	35,420	—	—

(1)
Unless otherwise noted, grants of option awards become exercisable for one-third of the total option shares on the first anniversary of the date of grant and become exercisable in monthly increments equal to 1/36th of the total option shares, each month thereafter, becoming fully exercisable on the 3rd anniversary of the date of grant. Grants of restricted stock unit awards become vested for one-third of the award shares on each anniversary of the date of grant. The vesting of the grants of equity incentive plan awards will be determined upon us reaching a specified performance goal of non-GAAP operating income. It is measured as the cumulative sum over four consecutive quarters during the first performance period of October 1, 2009 to September 30, 2012 with a first goal achievement date of September 30, 2010 and subsequent goal achievement dates for each calendar quarter thereafter. The performance goals for non-GAAP earnings per share range from $0.65 to $0.85 in increments with payouts ranging from 75% to 125% of the target payout amounts.

(2)
Grants of option awards become exercisable under the original CCPU stock option grant agreement. 1/48th of shares vest monthly over 4 years from 4/22/2010. 103 exercisable shares and 19,903 unexercisable shares are subject to contingencies as provided in Section 6.11 of the Agreement and Plan of Merger, dated May 2, 2011, by and among the Company, Continuous Computing, Shareholder Representative Services, LLC and Radisys Holdings, Inc. (the “Merger Agreement”).

(3)
Grants of option awards become exercisable under the original CCPU stock option grant agreement. 1/48th of shares vest monthly over 4 years from 12/10/2009. 42 exercisable shares and 7,052 unexercisable shares are subject to contingencies as provided in Section 6.11 of the Merger Agreement.

(4)
Grants of option awards become exercisable under the original CCPU stock option grant agreement. 1/48th of shares vest monthly over 4 years from 3/12/2009. 53 exercisable shares and 5,539 unexercisable shares are subject to contingencies as provided in Section 6.11 of the Merger Agreement.

(5)
Grants of option awards become exercisable under the original CCPU stock option grant agreement. 25 percent of shares vest on 1-year anniversary of 12/16/2008 and 1/36th of the remaining shares vest monthly over 3 years. 39 exercisable shares and 4,723 unexercisable shares are subject to contingencies as provided in Section 6.11 of the Merger Agreement.

(6)	Mr. Lepiane's employment with the company terminated on December 31, 2011. Any vested, yet unexercised stock options were canceled on March 31, 2012.

2011 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michel A. Dagenais	5,953	22,742	—	—
Scott Grout	—	—	16,148	111,850
Brian Bronson	—	—	10,015	67,476
Anthony Ambrose	—	—	2,652	22,533
Christian A. Lepiane	—	—	7,133	47,909
John T. Major	—	—	3,500	18,445

2011 NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Michel A. Dagenais	—	—	—	—	—
Scott Grout	—	—	6,653	—	307,338
Brian Bronson	—	—	—	—	—
Anthony Ambrose	66,575	—	1,196	—	115,962
Christian A. Lepiane	56,560	—	(16,326)	—	495,550
John T. Major	—	—	—	—	—

(1)	The amounts reported in this column are included in the Salary and Non-Equity Incentive Plan Compensation columns in the Summary Compensation Table above.

(2)	The amounts reported in this column are included in the All Other Compensation column in the Summary Compensation Table above.

Narrative Disclosure Describing Material Factors - 2011 Nonqualified Deferred Compensation Table

Executives and other select employees can participate in a deferred compensation program. Executive contributions to this program may be made from salary, sales commission payments and/or cash incentive awards.  A maximum of 75% of salary and 75% of sales commission payments and/or cash incentive awards may be deferred. Base salary, cash incentive awards and commission elections apply to compensation earned during the plan year. Employee contributions are credited to the account balance on the date they would otherwise have been paid to the participant.  We only make Company contributions to the Non-Qualified Deferred Compensation Plan in situations where such contributions are needed to restore any match lost in the 401(k) plan due to the effect of participation in the Non-Qualified Deferred Compensation Plan.  Any such matching contributions are credited as soon as practicable following the end of the plan year.

Participants select from among the funds available to them. Earnings are calculated and applied to participant accounts daily and may be positive or negative, based on individual fund performance.  Although the funds offered to participants under our Non-Qualified Deferred Compensation Plan differ from those of our 401(k) plan, the number of funds and investment objectives of each fund are similar to those of the 401(k) plan.

Aggregate Distributions are any distributions made to a participant during the last fiscal year. Distributions are paid in the form elected by the participant in the Participation Agreement entered into prior to the beginning of each plan year.   The participant may elect to receive payment during employment or upon separation from service. Available forms of payment made during employment are lump sum or annual installments over a maximum of five years. Available forms of payment made following a separation from service are lump sum or annual installments over a maximum of 15 years.

POTENTIAL POST-EMPLOYMENT PAYMENTS

Our Compensation and Development Committee has adopted guidelines on severance and change of control agreements to help ensure that written severance or change of control agreements are offered to our executive officers only if special business needs indicate that such agreements are necessary or advisable.

As part of our merger and acquisition of Continuous Computing, on May 2, 2011 we entered into a Change of Control Agreement with our Chief Executive Officer, Michel A. Dagenais. Mr. Dagenais' Change of Control Agreement provides that if we terminate his employment with us (other than for cause, death or disability) or if he terminates his employment with us for good reason within 12 months following a change of control or within three months preceding a change of control, Mr.

Dagenais is entitled to receive severance pay in a cash amount equal to 24 months of Mr. Dagenais' annual base pay at the highest annual rate in effect at any time within the 12-month period preceding the date of termination. Upon such termination, and in addition to severance pay, Mr. Dagenais is also entitled to receive (i) up to twelve months of continued coverage pursuant to COBRA under the Company's group health plan, (ii) partial cash-based incentive compensation plan payout, if any, and (iii) up to $25,000 for the costs and expenses of any executive outplacement firm. Upon such termination, all stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and other similar awards granted to Mr. Dagenais shall be immediately exercisable in full in accordance with the applicable provisions of the relevant award agreement and the applicable plan; and any risk of forfeiture included in any restricted stock or other similar award shall immediately lapse. Stock options (other than those considered Incentive Stock Options) and stock appreciation rights shall also be amended to permit Mr. Dagenais to exercise such stock options and stock appreciation rights for a period of time equal to the earlier of (i) the period of 180 days after the date of Mr. Dagenais' termination; or (ii) the date that each stock option and stock appreciation right would otherwise expire by its original terms had Mr. Dagenais' employment not been terminated. Had the Change of Control Agreement been in effect and a triggering event occurred on December 31, 2011, such that Mr. Dagenais would become entitled to benefits under his Change of Control Agreement, Mr. Dagenais would have been entitled to receive the payments described below.

As part of our merger and acquisition of Continuous Computing Corporation, on May 2, 2011, we entered into a Severance Agreement with Michel A. Dagenais. Mr. Dagenais' Severance Agreement provides that if we terminate his employment with us (other than for cause, death or disability) or if he terminates his employment with us for good reason and contingent on Mr. Dagenais signing a release agreement, Mr. Dagenais is entitled to receive severance pay in a lump sum cash amount equal to 24 months of Mr. Dagenais' annual base pay at the rate in effect immediately before the date of termination. Upon such termination, and in addition to severance pay, Mr. Dagenais is also entitled to receive (i) up to twelve months of continued coverage pursuant to COBRA under the Company's group health plan, (ii) stock-based incentive compensation plan payout under our LTIP pursuant to the terms of and within the periods specified in the LTIP, (iii) partial cash-based incentive compensation plan payout, if any, and (iv) up to $25,000 for the costs and expenses of any executive outplacement firm. Had Mr. Dagenais' employment been terminated by us without cause, and if he had signed a release agreement, on December 31, 2011, Mr. Dagenais would have become entitled to receive the benefits described below.

Michel A. Dagenais	Termination Following a Change of Control		Termination Under Employment/Severance Agreement
Severance Payments	$770,000		$770,000
Equity Acceleration	$406,061	(1)	—
LTIP	$853,875	(2)	$—
Health Insurance Benefits	$13,903		$13,903
TOTAL	$2,043,839		$783,903

(1) Options to acquire 126,866 shares would have accelerated and vested with an intrinsic value of $254,261 as of December 31, 2011. Restricted stock with a market value of $151,800 would have accelerated and vested.

(2) Performance Restricted Stock Units to acquire 168,750 shares would have accelerated and vested. Under the terms of the Executive Change of Control Agreement, the LTIP award, as well as other compensation payments paid or payable to the executive that are contingent upon a change of control, will be reduced to avoid triggering excise tax under the parachute payment rules of the Code if such reduction would result in the executive receiving an after-tax amount greater than what would be received if the excise tax were paid.

On May 2, 2011, we entered into an Integration Services Agreement with Scott C. Grout. The Integration Services Agreement supersedes and replaces each of the Severance Agreement and Executive Change of Control Agreement dated December 24, 2008. Contingent on Mr. Grout signing a release agreement, during the integration period, Mr. Grout receives his regular base salary, is eligible for our cash-based incentive compensation plan and all other employee benefit plans. Following the integration period, Mr. Grout will receive (i) a transition bonus of $500,000, (ii) up to twelve months of continued coverage pursuant to COBRA under the Company's group health plan and (iii) up to $25,000 for the costs and expenses of any executive outplacement firm. Stock options and stock appreciation rights shall also be amended to permit Mr. Grout to exercise such stock options and stock appreciation rights for a period of time equal to the earlier of (i) the period of 12 months after the date of Mr. Grout's termination or the date he ceases to serve as a member of our Board of Directors. As of the closing date of our merger with Continuous Computing, Mr. Grout forfeited all rights to stock-based incentive compensation plan payouts under our LTIP. Under the Integration Services Agreement, Mr. Grout's employment with us terminated on January 31, 2012 and he signed a release agreement. Pursuant to his Integration Services Agreement, Mr. Grout has received (or, in the case of continual coverage pursuant to COBRA, is receiving) the benefits described below.

Scott Grout	Integration Services Agreement
Base Salary	$271,373
Transition Bonus	$500,000
Health Insurance Benefits	$16,448
TOTAL	$787,821

As part of assuming the role of President, on May 2, 2011, we entered into a Change of Control Agreement with our President and Chief Financial Officer, Brian Bronson. Mr. Bronson's Change of Control Agreement provides that if we terminate his employment with us (other than for cause, death or disability), or if he terminates his employment with us for good reason within 12 months following a change of control or within three months preceding a change of control, Mr. Bronson is entitled to receive severance pay in a cash amount equal to 24 months of Mr. Bronson's annual base pay at the highest annual rate in effect at any time within the 12-month period preceding the date of termination. Upon such termination, and in addition to severance pay, Mr. Bronson is also entitled to receive (i) up to twelve months of continued coverage pursuant to COBRA under the Company's group health plan, (ii) partial cash-based incentive compensation plan payout, if any and (iii) up to $15,000 for the costs and expenses of any executive outplacement firm. Upon such termination, all stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and other similar awards granted to Mr. Bronson shall be immediately exercisable in full in accordance with the applicable provisions of the relevant award agreement and the plan; and any risk of forfeiture included in any restricted stock or other similar award shall immediately lapse. Stock options (other than those considered Incentive Stock Options) and stock appreciation rights shall also be amended to permit Mr. Bronson to exercise such stock options and stock appreciation rights for a period of time equal to the earlier of (i) the period of 180 days after the date of Mr. Bronson's termination; or (ii) the date that each stock option and stock appreciation right would otherwise expire by its original terms had Mr. Bronson not terminated. Had the Change of Control Agreement been in effect and a triggering event occurred on December 31, 2011, such that Mr. Bronson would become entitled to benefits under his Change of Control Agreement, Mr. Bronson would have been entitled to the payments detailed below.

As part of assuming the role of President, on May 2, 2011, we entered into an Executive Severance Agreement with Brian Bronson. Mr. Bronson's Severance Agreement provides that if we terminate his employment with us (other than for cause, death or disability) or if he terminates his employment with us for good reason and contingent on Mr. Bronson signing a release agreement, Mr. Bronson will be entitled to (i) a payment of 24 months base pay, (ii) up to twelve months of continued coverage pursuant to COBRA under the Company's group health plan, (iii) stock-based incentive compensation plan payout under our LTIP pursuant to the terms of and within the periods specified in the LTIP, (iv) partial cash-based incentive compensation plan payout, if any, and (v) up to $15,000 for the costs and expenses of any executive outplacement firm. Had Mr. Bronson's employment been terminated by us without cause on December 31, 2011, Mr. Bronson would have become entitled to receive the benefits described below.

Brian Bronson	Termination Following a Change of Control		Termination Under Executive Severance Agreement
Severance Payments	$700,000		$700,000
Equity Acceleration	$124,881	(1)	—
LTIP	$759,000	(2)	$—
Health Insurance Benefits	$16,448		$16,448
TOTAL	$1,600,329		$716,448

(1) Options to acquire 60,591 shares would have accelerated and vested with an intrinsic value of $0 as of December 31, 2011. Restricted stock with a market value of $124,881 would have accelerated and vested.

(2) Performance Restricted Stock Units to acquire 150,000 shares would have accelerated and vested. Under the terms of the Executive Change of Control Agreement, the LTIP award, as well as other compensation payments paid or payable to the executive that are contingent upon a change of control, will be reduced to avoid triggering excise tax under the parachute payment rules of the Code if such reduction would result in the executive receiving an after-tax amount greater than what would be received if the excise tax were paid.

On December 31, 2008, we entered into an Employment Agreement including Severance Agreement with Christian Lepiane, to update a preexisting agreement to comply with changes in tax laws. If we terminate Mr. Lepiane's employment with us other than for cause and contingent upon Mr. Lepiane signing a release agreement, Mr. Lepiane is entitled to receive severance pay in a lump sum cash amount equal to six months of Mr. Lepiane's annual base pay at the rate in effect immediately before the date of termination. The payment would be made on the later of the date of termination or ten days after execution of the release agreement. Mr. Lepiane would also receive COBRA benefits for six months. Mr. Lepiane's employment terminated on December 31, 2011. Mr. Lepiane is currently receiving the payments pursuant to this Employment Agreement described below.

Christian Lepiane	Termination Under Employment/Severance Agreement
Severance Payments	$134,226
Health Insurance Benefits	$6,650
TOTAL	$140,876

On December 29, 2008, we entered into an Executive Severance Agreement with our Vice President and General Manager, Anthony Ambrose. If we terminate Mr. Ambrose's employment with us other than for cause and contingent upon Mr. Ambrose signing a release agreement, Mr. Ambrose is entitled to receive severance pay in a lump sum cash amount equal to six months of Mr. Ambrose's annual base pay at the rate in effect immediately before the date of termination. However, the payment may not exceed two times the lesser of (i) the sum of Mr. Ambrose's annualized compensation based upon the annual rate of pay for services provided to us as an employee for the calendar year preceding the calendar year of the termination of Mr. Ambrose's employment, or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to the Code. The payment would be made within 30 days following execution of the release agreement and in any event, no later than the end of the second calendar year following the calendar year of termination. Mr. Ambrose would also receive COBRA benefits for six months. On May 20, 2011, we entered into a Transition Agreement with Mr. Ambrose. Under the terms of the Transition Agreement, if Mr. Ambrose assisted the company with the integration of Continuous Computing and satisfied certain other conditions, he would receive, in addition to payments under his Executive Severance Agreement, (i) a transition bonus in a lump sum cash amount equal to approximately one-third of his annual incentive compensation target ($57,120) and (ii) up to $5,000 for the costs and expenses of any executive outplacement firm. Mr. Ambrose's employment terminated on August 31, 2011. Pursuant to his Executive Severance Agreement and his Transition Agreement, Mr. Ambrose has received the payments described below.

Anthony Ambrose	Termination Under Executive Severance Agreement and Transition Agreement
Severance Payments	$132,500
Transition Bonus	$57,120
Health Insurance Benefits	$6,480
TOTAL	$196,100

On November 4, 2009, we entered into an Executive Severance Agreement with our Vice President of Global Operations, John Major. If we terminate Mr. Major's employment with us other than for cause and contingent upon Mr. Major signing a release agreement, Mr. Major is entitled to receive severance pay in a lump sum cash amount equal to six months of Mr. Major's annual base pay at the rate in effect immediately before the date of termination. However, the payment may not exceed two times the lesser of (i) the sum of Mr. Major's annualized compensation based upon the annual rate of pay for services provided to us as an employee for the calendar year preceding the calendar year of the termination of Mr. Major's employment, or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to the Code. The payment would be made within 30 days following execution of the release agreement and in any event, no later than the end of the second calendar year following the calendar year of termination. Mr. Major would also receive COBRA benefits for six months. Had Mr. Major's employment been terminated by us without cause, and if he had signed a release agreement, on December 31, 2011, Mr. Major would have become entitled to receive the payment described below.

On December 30, 2008, we entered into a Change of Control Agreement with John Major. Mr. Major's Change of Control Agreement provides for severance pay in a cash amount equal to 9 months of his annual base pay at the highest annual rate in effect at any time within the 12-month period preceding the date of termination. Mr. Major is entitled to receive the severance pay if we terminate his employment with us (other than for cause, death or disability), or if his employment terminates as a result of a requirement that he accept a position of less total compensation or greater than 25 miles from his current work location, within three months before, or within twelve months after, a change of control. Upon such termination, and in addition to severance pay, Mr. Major is also entitled to receive COBRA benefits for 9 months. Had the Change of Control Agreement been in effect and a triggering event occurred on December 31, 2011, such that Mr. Major would become entitled to benefits under his Change of Control Agreement, Mr. Major would have been entitled to the payments detailed below.

On April 23, 2012, we entered into a Transition Agreement with Mr. Major. Under the terms of the Transition Agreement, if Mr. Major assisted the Company in the transition of his responsibilities and satisfied other conditions, he would receive, in addition to payments under his Executive Severance Agreement, (i) a transition bonus in a lump sum cash amount equal to $150,000 and (ii) up to $5,000 for the costs and expenses of any executive outplacement firm. Mr. Major's employment with the Company is scheduled to terminate on June 30, 2012. Had Mr. Major's Transition Agreement been in effect on December 31, 2011, and assuming Mr. Major satisfied all the terms and conditions of the Transition Agreement, Mr. Major would have become entitled to the payment described below.

John Major	Termination Following a Change of Control	Termination Under Executive Severance Agreement	Termination Under Transition Agreement
Severance Payments	$198,900	$132,600	$132,600
Transition Bonus	$—	$—	$150,000
Health Insurance Benefits	$15,002	$10,001	$10,001
TOTAL	$213,902	$142,601	$292,601

Assessment of Risk Related to Compensation Policies and Practices
We regularly review and assess our compensation policies and practices to determine whether they are reasonably likely to have a material adverse effect on the Company. The assessment is conducted by management, which reviews both our equity and cash incentive compensation programs for the presence of certain elements that could encourage our employees to take unnecessary or excessive risks; the ratios and level of incentive to fixed compensation, annual to long-term compensation and cash to equity compensation; the percentage of compensation expense as compared to the business unit's revenues; and the presence of other design features that may serve to mitigate risk taking, such as the use of multiple performance measures, caps on payments and similar features. Management's assessment of our compensation policies is then reviewed by the Compensation and Development Committee and discussed with the entire Board of Directors in connection with the risk oversight function.
We have concluded that our programs are appropriately tailored to encourage employees to grow our business, but not encourage them to do so in a way that poses unnecessary or excessive material risk to us. More specifically, our compensation programs are designed to balance the following elements: elements that reward different aspects of short-term and long-term performance; incentive compensation that rewards performance based on a variety of different shared and individual objectives; awards that are paid based on results, awards paid in cash and awards paid in equity, which have a value that depends on long-term shareholder return; and compensation with fixed and variable components, so that executives have both competitive remuneration to encourage retention and opportunities to earn more by successfully executing our business strategy.
In addition, our compensation programs incorporate controls such as caps on potential payouts under incentive plans (to reduce incentives to sacrifice long-term performance for short-term goals). Overall, while risk is a necessary element in any business strategy, we have concluded that our compensation policies and practices, when coupled with our personnel performance and development programs, provide an appropriate balance to encourage superior performance while mitigating excessive risk-taking.

PROPOSAL 2: ADVISORY VOTE TO APPROVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act") enables Radisys shareholders to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.
Radisys has a "pay-for-performance" philosophy that forms the foundation of all decisions regarding compensation of Radisys' named executive officers. This compensation philosophy, and the program structure approved by the Compensation and Development Committee, is central to Radisys' ability to attract, retain and motivate individuals who can achieve superior financial results. Please refer to "Executive Officer Compensation-Compensation Discussion and Analysis, Section V for an overview of the philosophy of compensation for Radisys' named executive officers.
We are asking for shareholder approval of the compensation of our named executive officers as disclosed in this proxy statement including the disclosures under "Executive Officer Compensation-Compensation Discussion and Analysis," the compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement.
This vote is advisory and therefore not binding on Radisys, the Compensation and Development Committee of the Board, or the Board. The Board and the Compensation and Development Committee value the opinions of Radisys shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider those shareholder's concerns, and the Compensation and Development Committee will evaluate whether any actions are necessary to address those concerns.
Recommendation by the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE APPROVAL OF COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

COMPENSATION AND DEVELOPMENT COMMITTEE
REPORT (1)

This Compensation and Development Committee Report, in addition to the section entitled “Audit Committee Report” are not "soliciting material," are not deemed "filed" with the SEC and are not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, regardless of date or any general incorporation language in such filing.
We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Radisys Corporation annual report on Form 10-K for the year ended December 31, 2011 and this proxy statement on Schedule 14A.

C. Scott Gibson
Dr. William W. Lattin
Kevin C. Melia, Chairman
Lorene K. Steffes

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of Radisys Corporation (the “Company”) has oversight responsibility relating to the corporate accounting, reporting practices, and the quality and integrity of the Company's financial reports; compliance with legal and regulatory requirements and the maintenance of ethical standards by the Company; the maintenance by the Company of effective internal controls; and independence and performance of the Company's independent registered public accounting firm. The Audit Committee is composed of three non-employee directors and operates under a written charter that it has adopted and approved pursuant to authority delegated to it by the Board. The Audit Committee charter can be accessed at www.radisys.com under Investor Relations/Corporate Governance. Each Audit Committee member meets the independence requirements of Nasdaq listing standards and the Board of Directors has determined that each of the members of the Audit Committee meets the Nasdaq listing standards' regulatory requirements for financial literacy and that each member is an “audit committee financial expert” as defined under the SEC rules.

The Company's management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with U.S. generally accepted accounting principles. The Company's independent registered public accounting firm is responsible for auditing those financial statements and internal controls over financial reporting. The Audit Committee acts in an oversight capacity, and its responsibility is to monitor and review these processes. In its oversight role the Audit Committee relies, without independent verification, on

•
management's representation that the Company's consolidated financial statements have been prepared with integrity and objectivity and in conformity with U.S. generally accepted accounting principles, and

•	the report of the Company's independent registered public accounting firm, with respect to the Company's consolidated financial statements.

In this context, the Audit Committee held nine meetings in 2011. At each of these meetings, the Audit Committee met with senior members of the Company's financial management team, the Company's counsel and the Company's independent registered public accounting firm. The Audit Committee held private sessions at each of its meetings with the independent registered public accounting firm, at which candid discussions of financial management, accounting and internal control issues took place. The Audit Committee reviewed with the independent registered public accounting firm the overall scope and plans for their audit, and the results of the audits on the Company's consolidated financial statements and internal controls over financial reporting. The Audit Committee also held private sessions at each of its meetings with the Chief Financial Officer at which candid discussions of financial management, accounting and internal control issues took place.

(1) This Compensation and Development Committee Report, in addition to the section entitled “Audit Committee Report” are not "soliciting material," are not deemed "filed" with the SEC and are not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, regardless of date or any general incorporation language in such filing.

The Audit Committee reviewed the audited consolidated financial statements for the fiscal year December 31, 2011 with management and its independent registered public accounting firm, including a discussion of the quality, not simply the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements. In addressing the quality of management's accounting standards, the Audit Committee sought management's representation that the audited consolidated financial statements of the Company have been prepared in conformity with U.S. generally accepted accounting principles.
The Audit Committee also discussed with the independent registered public accounting firm matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of the Company's consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). SAS 61 requires the Company's independent registered public accounting firm to provide the Audit Committee with additional information regarding the scope and results of their audit of the Company's consolidated financial statements, including:

•	their responsibility under U.S. generally accepted auditing standards;

•	significant accounting policies;

•	management judgments and estimates;

•	any significant audit adjustments;

•	any disagreements with management; and

•	any difficulties encountered in performing the audit.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm's independence. When considering the independent registered public accounting firm's independence, the Audit Committee discussed whether the independent registered public accounting firm's provision of services to the Company beyond those rendered in connection with their audit and review of the Company's consolidated financial statements was compatible with maintaining their independence. The Audit Committee also reviewed, among other things, the amount of fees paid to the independent registered public accounting firm for audit and non-audit services.
Based on the Audit Committee's review and these meetings, discussions and reports, and subject to the limitations of the Audit Committee's role and responsibilities referred to above and in the Audit Committee charter, the Audit Committee recommended to the Board that the Company's audited consolidated financial statements for fiscal year December 31, 2011 be included in the Company's annual report on Form 10‑K. The Audit Committee, pursuant to authority delegated to it by the Board, has appointed KPMG LLP as the Company's independent registered public accounting firm for the year ending December 31, 2012.

C. Scott Gibson,Chairman
Hubert de Pesquidoux
William W. Lattin
Kevin C. Melia

Principal Accounting Fees and Services

Fee Category	Fiscal 2010	Fiscal 2011
Audit Fees	$763,470	$930,092
Audit-Related Fees	$35,135	$24,255
Tax Fees	$26,461	$57,550
All Other Fees	—	—
Total Fees	$825,066	$1,011,897

Audit Fees. This category includes the audit of the Company's annual financial statements, review of financial statements included in the Company's Quarterly Reports on Form 10-Q, Section 404 internal control audit and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on audit and accounting matters that arose during, or as a result of the audit or the review of interim financial statements.

Audit-Related Fees. This category consists of fees billed for the audit of employee benefit plans and assurance and related services that are related to the performance of the audit or review of the Company's consolidated financial statements and are not reported under “Audit Fees”.

Tax Fees. This category consists of professional services rendered by KPMG for international tax compliance and other international tax related services. The services for the fees disclosed under this category primarily consist of international tax return preparation, technical consulting and other international tax related services. For 2010 and 2011, these fees included work on Canadian tax related matters including the Scientific Research & Experimental Design tax credits.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

     The Audit Committee pre-approved all of the services described above that were provided during 2010 and 2011 in accordance with the pre-approval requirements of the Sarbanes-Oxley Act of 2002. Accordingly, there were no services for which the de minimus exception, as defined in Section 202 of the Sarbanes-Oxley Act, was applicable. The Audit Committee has considered whether the provision of the services covered by these fees is compatible with maintaining the principal auditor's independence. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm. Under the policy, all audit and non-audit services to be performed by the independent registered public accounting firm must be presented to the Audit Committee in writing prior to the commencement of such services. The proposal must include a description and purpose of the services, estimated fees and other terms of the engagement. The Audit Committee may delegate to the Chairman of the Audit Committee the authority to grant pre-approvals. Any pre-approvals made by the Chairman pursuant to this delegation shall be presented to the full Audit Committee at its next scheduled meeting following such pre-approvals.

PROPOSAL 3: TO RATIFY THE AUDIT COMMITTEE'S APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2012. During the 2011 fiscal year, KPMG LLP served as the Company's independent registered public accounting firm. Although the Company is not required to seek shareholder approval of this appointment, the Board believes it to be sound corporate governance to do so. If a majority of the votes cast on this matter are not cast in favor of the appointment of KPMG LLP, the Audit Committee will reconsider its appointment.

Representatives of KPMG LLP will be present at the annual meeting and will be available to respond to appropriate questions. They do not plan to make any statement, but will have the opportunity to make a statement if they wish.

Recommendation by the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE PROPOSED RATIFICATION OF THE AUDIT COMMITTEE'S APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information about the Company's equity compensation plans as of December 31, 2011. All outstanding awards relate to the Company's common stock.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	3,347,928	(1)	$10.74	2,982,234	(2)
Equity compensation plans not approved by security holders (3)	695,078	(4)	$4.70	—
Total	4,043,006		$9.58	2,982,234

(1)	Includes 371,301 restricted stock units which will vest only if specific service measures are met and 633,150 restricted stock units which will vest only upon attaining certain performance goals.

(2)	Includes 573,951 of securities authorized and available for issuance in connection with the Radisys Corporation 1996 Employee Stock Purchase Plan.

(3)
Includes 2,250 shares granted under the Radisys Corporation Stock Plan For Convedia Employees and 355,825 shares granted under the Radisys Corporation Inducement Plan for CCPU Employees. The Plans are intended to comply with an exception provided under Nasdaq Listing Rule 5635(c)(4) relating to awards granted in connection with the hiring of new employees of the Company, including grants to transferred employees in connection with a merger or other acquisition.

(4)
Includes 302,912 stock options assumed as part of the acquisition of Continuous Computing. The exercisability of some shares may be subject to contingencies as provided in Section 6.11 of the Merger Agreement.

Description of Equity Compensation Plans Not Adopted by Shareholders

2001 Nonqualified Stock Option Plan.
In February 2001, we established the 2001 Nonqualified Stock Option Plan, under which 2,250,000 shares of the our common stock were reserved as of December 31, 2006. The 2001 Nonqualified Stock Option Plan was adopted without shareholder approval prior to the amendment to the then-applicable Nasdaq rules requiring shareholder approval of equity compensation plans. Grants under the 2001 Nonqualified Stock Option Plan were eligible to be awarded to selected employees, who are not executive officers or directors of the Company. The purpose of the 2001 Nonqualified Stock Option Plan was to enable the Company to attract and retain the services of selected new employees of the Company or any parent or subsidiary of the Company. Unless otherwise stipulated in the plan document, the Board of Directors, at their discretion, determines the exercise prices (which may not be less than the fair market value of the Company's common stock at the date of grant), vesting periods, and the expiration periods, which are a maximum of 10 years from the date of grant.

On March 21, 2007, our Board of Directors approved the termination of the Radisys Corporation 2001 Nonqualified Stock Option Plan, which was effective upon our shareholders' approval of the 2007 Stock Plan at the annual meeting on May 15, 2007. Accordingly, no new options may be granted under the 2001 Nonqualified Stock Option Plan. However, the termination does not affect any outstanding options issued under this Plan.

Radisys Corporation Stock Plan For Convedia Employees.
On August 31, 2006, our Compensation and Development Committee adopted the Radisys Corporation Stock Plan for Convedia Employees (“Convedia Stock Plan”) for awards to be made in connection with our acquisition of Convedia Corporation. The Convedia Stock Plan was adopted without shareholder approval in reliance upon the exception provided under the Nasdaq Listing Rule 5635(c)(4) relating to awards granted to new employees of the Company, including grants to transferred employees in connection with a merger or other acquisition. The Convedia Stock Plan became effective as of

September 1, 2006. The Convedia Stock Plan permits the granting of stock options, restricted stock and restricted stock units. The maximum number of shares of common stock with respect to which awards may be granted is 365,000 shares (subject to adjustment in accordance with the Convedia Stock Plan). In order to comply with the Nasdaq Listing Rule 5635, the awards may only be granted to employees transferred from Convedia Corporation in connection with our acquisition of Convedia Corporation and in connection with the future hiring of new employees of Convedia Corporation by us. Unless sooner terminated by our Board of Directors, the Convedia Stock Plan will terminate on the tenth anniversary of its effective date of September 1, 2006. The Convedia Stock Plan provides that the Committee will determine the option price at which common stock may be purchased, but the price will not be less than the fair market value of the common stock on the date the option is granted. The Committee will determine the term of each option, but no option will be exercisable more than 10 years after the date of grant. The Convedia Stock Plan provides for certain terms and conditions pursuant to which restricted stock and restricted stock units may be granted under the Convedia Stock Plan. Each grant of restricted stock and restricted stock units must be evidenced by an award agreement in a form approved by the Committee. The vesting of restricted stock or restricted stock units may be conditioned upon the completion of a specified period of employment, upon attainment of specified performance goals and/or upon such other criteria as the Committee determines.

On March 21, 2007, our Board of Directors approved the termination of the Convedia Stock Plan, which was effective upon our shareholders' approval of the 2007 Stock Plan at the annual meeting on May 15, 2007. Accordingly, no new awards may be granted under the Convedia Stock Plan. However, the termination does not affect any awards previously granted and outstanding under this Plan.

Radisys Corporation Inducement Stock Plan for CCPU Employees
On July 5, 2011, our Compensation and Development Committee adopted the Radisys Corporation Inducement Stock Plan for CCPU Employees (“CCPU Inducement Stock Plan”) for awards to be made in connection with our acquisition of CCPU. The CCPU Inducement Stock Plan was adopted without shareholder approval in reliance upon the exception provided under the Nasdaq Listing Rule 5635(c)(4) relating to awards granted to new employees of the Company, including grants to transferred employees in connection with a merger or other acquisition. The CCPU Inducement Stock Plan became effective as of July 8, 2011. The CCPU Inducement Stock Plan permits the granting of stock options, restricted stock and restricted stock units. The maximum number of shares of common stock with respect to which awards may be granted is 600,000 shares (subject to adjustment in accordance with the CCPU Inducement Stock Plan). In order to comply with Nasdaq Listing Rule 5635, the awards may only be granted to employees transferred from CCPU Corporation in connection with our acquisition of CCPU Corporation and in connection with the future hiring of new employees of CCPU Corporation by us. Unless sooner terminated by our Board of Directors, the CCPU Inducement Stock Plan will terminate on the tenth anniversary of its effective date of July 8, 2011. The CCPU Inducement Stock Plan provides that the Committee will determine the option price at which common stock may be purchased, but the price will not be less than the fair market value of the common stock on the date the option is granted. The Committee will determine the term of each option, but no option will be exercisable more than seven years after the date of grant. The CCPU Inducement Stock Plan provides for certain terms and conditions pursuant to which restricted stock and restricted stock units may be granted under the CCPU Inducement Stock Plan. Each grant of restricted stock and restricted stock units must be evidenced by an award agreement in a form approved by the Committee. The vesting of restricted stock or restricted stock units may be conditioned upon the completion of a specified period of employment, upon attainment of specified performance goals and/or upon such other criteria as the Committee determines.

PROPOSAL 4: TO APPROVE AN AMENDMENT TO THE RADISYS CORPORATION 2007 STOCK PLAN

The purpose of the 2007 Stock Plan is to attract and retain the services of directors and selected employees and consultants of the Company or any parent or subsidiary of the Company, by providing means of granting awards of incentive stock options, nonstatutory stock options, stock appreciation rights ("SARs"), restricted stock, performance shares and performance units (collectively, the "Awards").

The Board of Directors believes that long-term incentive awards in the form of stock options, restricted stock, or other equity instruments are a highly effective way to link the interests of management and shareholders, and to motivate management to drive longer term shareholder value.

As of April 17, 2012, out of a total of 4,700,000 shares of the Company's common stock reserved for issuance under the 2007 Stock Plan, 3,508,422 shares had been issued, leaving 1,191,578 shares available for issuance. The Board of Directors believes additional shares will be needed under the 2007 Stock Plan to provide appropriate incentives to employees, directors and others. Accordingly, the Board of Directors has approved an amendment to the 2007 Stock Plan, subject to shareholder approval, to reserve an additional 750,000 shares for issuance under this plan, thereby increasing the total number of shares of the Company's common stock reserved for issuance under the 2007 Stock Plan from 4,700,000 to 5,450,000.

In addition, the 2007 Stock Plan currently provides that when a stock-settled SAR is exercised, the shares subject to the SAR agreement will be counted against the number of shares available for future grant or sale under the 2007 Stock Plan, regardless of the number of shares used to settle the SAR upon exercise. In order to encourage net settlement of stock-settled SARs, the Board of Directors has approved an amendment to the 2007 Stock Plan, subject to shareholder approval, to provide that if some of the shares subject to the SAR agreement are not issued upon the net exercise or net settlement of such SAR, such shares will become available for future grant or sale under the 2007 Stock Plan.

Certain provisions of the 2007 Stock Plan are summarized below. The complete text of the 2007 Stock Plan, marked to show the proposed amendment, is attached to this document as Appendix C.

Description of the 2007 Stock Plan

The following paragraphs provide a summary of the principal features of the 2007 Stock Plan. This summary does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the 2007 Stock Plan, which is attached hereto as Appendix C. Capitalized terms used herein and not defined shall have the meanings set forth in the 2007 Stock Plan.

Purpose. The purpose of the 2007 Stock Plan is to attract and retain the services of directors and selected employees and consultants of the Company or any parent or subsidiary of the Company.

Awards. The 2007 Stock Plan permits the grant of incentive stock options, non-statutory stock options, SARs, restricted stock (including restricted stock units), performance shares and performance units.

Stock Subject to the 2007 Stock Plan. If this proposal to amend the 2007 Stock Plan to add an additional 750,000 shares for issuance under this plan is approved by our shareholders, the number of shares of our common stock reserved for issuance under the 2007 Stock Plan will be 5,450,000 shares and the additional authorized shares will be registered under the Securities Act of 1933, as amended, on Form S-8 as soon as practicable after the shareholder approval.

Any shares subject to options or SARs will be counted against the numerical limits of the 2007 Stock Plan as one share for every share subject thereto. Any shares or units subject to restricted stock, performance shares or performance units with a per share or per unit purchase price lower than 100% of fair market value on the date of grant will be counted against the numerical limits of the 2007 Stock Plan as two shares for every one share and, if returned to the 2007 Stock Plan, will be returned to the 2007 Stock Plan as two shares for every one share returned to the 2007 Stock Plan.

Unpurchased, forfeited or repurchased shares will remain available for future grants under the 2007 Stock Plan. With respect to SARs, when a stock-settled SAR is exercised, the shares subject to the SAR agreement will be counted against the number of shares available for future grant or sale under the 2007 Stock Plan; provided, however, if some of the shares subject to the SAR agreement are not issued upon the net exercise or net settlement of such SAR, such shares will become available for future grant or sale under the 2007 Stock Plan. The 2007 Stock Plan does not permit shares used to pay the exercise price of an option or withheld for taxes to be added back to the shares available for future grants.

Administration. The 2007 Stock Plan may be administered by the Board of Directors or a committee appointed by the Board of Directors (the "Administrator"). Our Compensation and Development Committee is the current Administrator. Subject to the provisions of the 2007 Stock Plan, the Administrator has the authority to: (1) interpret the 2007 Stock Plan and apply its provisions, (2) prescribe, amend or rescind rules and regulations relating to the 2007 Stock Plan, (3) select the persons to whom Awards are to be granted, (4) subject to limitations of the 2007 Stock Plan as applicable to each type of Award, determine the number of shares to be made subject to each Award, (5) determine whether and to what extent Awards are to be granted, (6) determine the terms and conditions applicable to Awards generally and to each individual Award (including the provisions of the Award agreement), (7) amend any outstanding Award subject to applicable legal restrictions, (8) authorize any person to execute, on our behalf, any instrument required to effect the grant of an Award, (9) approve forms of Award agreement for use under the 2007 Stock Plan, (10) allow participants to satisfy withholding tax obligations by electing to have us withhold from the shares or cash to be issued upon exercise or vesting of an Award that number of shares or cash having a fair market value equal to the minimum amount required to be withheld, (11) determine whether Awards (other than options or SARs) will be adjusted for dividend equivalents, (12) impose restrictions, conditions or limitations as to the timing and manner of any resales or other subsequent transfers by a participant of any shares issued as a result of or under an Award, and (13) subject to certain limitations, take any other actions deemed necessary or advisable for the administration of the 2007 Stock Plan. All decisions, interpretations and other actions of the Administrator shall be final and binding on all holders of Awards and on all persons deriving their rights therefrom.

Eligibility to Receive Awards. The 2007 Stock Plan provides that performance shares, performance units, restricted stock (including restricted stock units), SARs and non-statutory stock options may be granted to employees, consultants or directors. Incentive stock options may be granted only to our employees. As of April 17, 2012, approximately 990 employees of the Company were eligible to receive awards. References in this summary to "employment" and "termination of employment" shall, with respect to consultants and outside directors, mean their period of service and the termination of their period of service with us and our subsidiaries.

Share Limits for Awards. In order to satisfy the requirements of Section 162(m) of the Code, the maximum number of shares that may be subject to options and SARs granted to a participant in any fiscal year will equal 400,000 shares, except that the limit will be 1,000,000 shares in the participant's first fiscal year of service. The maximum number of shares that may be subject to restricted stock, performance shares or performance units granted to a participant in any fiscal year will equal 400,000 shares, except that the limit will be 600,000 shares in the participant's first fiscal year of service.

Code Section 162(m) Performance Goals. We have designed the 2007 Stock Plan so that it permits us to issue awards that qualify as performance-based under Section 162(m) of the Code. The performance goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (a) revenue, (b) asset management, (c) earnings per share, (d) net income, (e) operating cash flow, (f) operating margins, (g) operating income, (h) return on assets, (i) return on equity, (j) return on sales, (k) total shareholder return, and (l) earnings before interest, taxes, depreciation and amortization, or such similar objectively determinable financial or other measures adopted by the Administrator. The performance goals may be based on absolute target numbers or growth in one or more such categories compared to a prior period or to one or more peer companies or an index of peer companies. The measures which constitute the performance goals may, at the discretion of the Administrator, be based on pro forma numbers and may, as the Administrator specifies, either include or exclude the effect of payment of the Awards under the 2007 Stock Plan and any other of our incentive compensation plans. The Administrator may provide that the attainment of the performance goal shall be measured by appropriately adjusting the evaluation of performance goal performance to exclude (i) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in "Management's Discussion and Analysis of Financial Conditions and Results of Operations" section in our annual report on Form 10-K for the applicable year, or (ii) the effect of any changes in accounting principles affecting our reported business results as a whole or a business unit's reported results.

No Repricing. The 2007 Stock Plan prohibits repricing of options and SARs, including by way of an exchange for another Award, unless shareholder approval is obtained.

Terms and Conditions of Stock Options. Each option granted under the 2007 Stock Plan will be subject to the following terms and conditions:

•Exercise Price. The Administrator sets the exercise price of the shares subject to each option, provided that the exercise price cannot be less than 100% of the fair market value of our common stock on the option grant date. In addition, the exercise price of an incentive stock option must be at least 110% of fair market value if, on the grant date, the participant owns stock possessing more than 10% of the total combined voting power of all classes of our stock or the stock of any of our subsidiaries (a "10% Shareholder").
•Form of Consideration. The means of payment for shares issued upon exercise of an option is specified in each option agreement. Payment may generally be made in any method permitted by applicable law.
•Exercise of the Option. Each option agreement will specify the term of the option and the date when the option is to become exercisable. The 2007 Stock Plan provides that in no event shall an option granted under the 2007 Stock Plan be exercised more than 7 years after the date of grant. Moreover, in the case of an incentive stock option granted to a 10% Shareholder, the term of the option shall be for no more than 5 years from the date of grant.
•Termination of Employment. If a participant's employment terminates for any reason (other than death or permanent disability), all options held by such participant under the 2007 Stock Plan expire upon the earlier of such period of time as is set forth in his or her option agreement or the expiration date of the option. In the absence of a specified time in the option agreement, the option will remain exercisable for three months following the participant's termination. The participant may exercise all or part of his or her option at any time before such expiration to the extent that such option was exercisable at the time of termination of employment.
•Permanent Disability. If a participant is unable to continue employment as a result of permanent and total disability (as defined in the Code), all options held by such participant under the 2007 Stock Plan expire upon the earlier of twelve months after the date of termination of the participant's employment or the expiration date of the option. The participant may exercise all or part of his or her options at any time before such expiration to the extent that such options were exercisable at the time of termination of employment.

•Death. If a participant dies while employed by us, all options held by such participant under the 2007 Stock Plan expire upon the earlier of twelve months after the participant's death or the expiration date of the option. The executor or other legal representative of the participant may exercise the participant's options at any time before such expiration.
•ISO Limitation. If the aggregate fair market value of all shares subject to a participant's incentive stock option that are exercisable for the first time during any calendar year exceeds $100,000, the excess options shall be treated as non-statutory stock options.
•No Dividend Equivalent Rights. Upon exercise of an option, no adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued.

Stock Appreciation Rights. Each SAR granted under the 2007 Stock Plan will be subject to the following terms and conditions:

•Exercise Price and other Terms. The Administrator sets the exercise price and term of SARs granted under the 2007 Stock Plan, provided that no SAR may have a term of more than 10 years from the date of grant and provided further that the exercise price per share of a SAR cannot be less than 100% of the fair market value per share of our common stock on the SAR grant date.
•Exercise of the SAR. Upon exercise of an SAR, a participant will be entitled to the following amount: (i) the difference between the fair market value of a share on the date of exercise over the exercise price; times (ii) the number of shares with respect to which the SAR is exercised.
•Form of Consideration. Upon the exercise of an SAR, payment may be in cash, shares or a combination thereof.
•Termination of Employment. If a participant's employment terminates for any reason (other than death or permanent disability), all SARs held by such participant under the 2007 Stock Plan expire upon the earlier of such period of time as is set forth in his or her SAR agreement or the expiration date of the SAR. In the absence of a specified time in the SAR agreement, the SAR will remain exercisable for three months following the participant's termination. The participant may exercise all or part of his or her SAR at any time before such expiration to the extent that such SAR was exercisable at the time of termination of employment.
•Permanent Disability. If a participant is unable to continue employment as a result of permanent and total disability (as defined in the Code), all SARs held by such participant under the 2007 Stock Plan expire upon the earlier of such period of time as is set forth in his or her SAR agreement or the expiration date of the SAR. In the absence of a specified time in the SAR agreement, the SAR will remain exercisable for 12 months following the participant's termination. The participant may exercise all or part of his or her SAR at any time before such expiration to the extent that such SAR was exercisable at the time of termination of employment.
•Death. If a participant dies while employed by us, all SARs held by such participant under the 2007 Stock Plan expire upon the earlier of such period of time as is set forth in his or her SAR agreement or the expiration date of the SAR. In the absence of a specified time in the SAR agreement, the SAR will remain exercisable for 12 months following the participant's death. The executor or other legal representative of the participant may exercise the participant's SAR at any time before such expiration.

Restricted Stock. Each share of restricted stock granted under the 2007 Stock Plan will be subject to the following terms and conditions:

•Restrictions. The Administrator sets the conditions upon which the grant, vesting or issuance of restricted stock is conditioned. Such conditions will typically be based principally or solely on continued provision of services but may include a performance-based component.
•Restricted Stock Units. Restricted stock may also be granted in the form of restricted stock units. No right to vote or receive dividends or any other rights as a shareholder will exist with respect to restricted stock units or the cash payable thereunder.

Performance Shares. Each performance share granted under the 2007 Stock Plan will be subject to the following terms and conditions:

•Grant. Performance shares will be granted in the form of units to acquire shares of our common stock. Each unit will be the equivalent of one share of our common stock for purposes of determining the number of shares subject to an Award. Until the shares are issued, no right to vote or receive dividends or any other rights as a shareholder will exist with respect to the performance units.
•Performance Milestones. The Administrator sets the conditions upon which the grant or vesting of performance shares is conditioned. Such conditions will typically be based principally or solely on achievement of performance-based milestones but may include a service-based component.

Performance Units. Each performance unit granted under the 2007 Stock Plan will be subject to the following terms and conditions:

•Grant. Performance units will be granted in the form of units to acquire shares of our common stock. Each unit will be the cash equivalent of one share of our common stock, and will be settled in cash in an amount equivalent to the fair market value of the underlying shares as of the vesting date. No right to vote or receive dividends or any other rights as a shareholder will exist with respect to performance units or the cash payable thereunder.
•Performance Milestones. The Administrator sets the conditions upon which the grant or vesting of performance units is conditioned. Such conditions will typically be based principally or solely on achievement of performance-based milestones but may include a service-based component.

Compliance with Code Section 409A. To the extent that the Administrator determines that any Award granted under the 2007 Stock Plan is subject to Section 409A of the Code, it is intended that the 2007 Stock Plan incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code and that the Award Agreement and the 2007 Stock Plan be interpreted and construed in compliance with Section 409A and the Treasury Regulations and other interpretive guidance issued under Section 409A.

Material Federal Income Tax Consequences

The U.S. federal income tax consequences of awards under the 2007 Stock Plan are summarized below. The information set forth below is a summary only and does not purport to be complete. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant's tax adviser regarding the federal, state, local, foreign and other tax consequences of the grant, exercise or settlement of an Award or the disposition of shares of our common stock acquired as a result of an Award. The 2007 Stock Plan is not qualified under the provisions of Section 401(a) of the Code, and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

Nonstatutory Stock Options. The grant of a non-statutory stock option with an exercise price equal to the fair market value of our stock on the date of grant has no immediate federal income tax effect. The participant will not recognize any taxable income and we will not receive a tax deduction.

When the participant exercises the option, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares of our common stock on the date of exercise over the exercise price. If the participant is employed by the Company or any of its subsidiaries, we are required to withhold tax on the amount of income recognized. We will receive a tax deduction equal to the amount of income recognized.

When the participant sells the shares of our common stock obtained from exercising a non-statutory stock option, any gain or loss will be taxed as a capital gain or loss (long-term or short-term, depending on how long the shares have been held). Certain additional rules apply if the exercise price for an option is paid in shares previously owned by the participant.

Incentive Stock Options. When a participant is granted an incentive stock option, or when the participant exercises the incentive stock option, the participant will generally not recognize taxable income (except for purposes of the alternative minimum tax) and we will not receive a tax deduction.

If the participant holds the shares of our common stock for at least two years from the date of grant, and one year from the date of exercise, then any gain or loss will be treated as long-term capital gain or loss. If, however, the shares are disposed of during this period, the option will be treated as a non-statutory stock option, and the participant will recognize taxable income equal to the lesser of the fair market value of the shares on the exercise date minus the exercise price or the amount realized on disposition minus the exercise price. Any gain in excess of the taxable income portion will be taxable as long-term or short-term capital gain. We will only receive a tax deduction if the shares are disposed of during this period. The deduction will be equal to the amount of taxable income the participant recognizes.

Stock Appreciation Rights. Where SARs are granted with an exercise price equal to the fair market value of our stock on the grant date, the participant will recognize taxable income upon the exercise of the right equal to the fair market value of the stock or cash received upon such exercise. If the participant receives shares of our stock, then upon sale of those shares any subsequent gain or loss will be taxed as a capital gain or loss (long-term or short-term, depending on how long the shares have been held).

If the participant is employed by the Company or any of its subsidiaries, we are required to withhold tax on the amount of taxable income recognized. We will generally be entitled to a tax deduction equal to the taxable income realized by the participant.

Restricted Stock. Generally, a participant who receives restricted stock will recognize taxable income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the participant in exchange for the stock. If, however, the stock is not vested when it is received, the participant generally will not recognize taxable income until the stock becomes vested, at which time the participant will recognize taxable income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the participant in exchange for the stock. A participant may, however, file an election with the Internal Revenue Service within 30 days of his or her receipt of the restricted stock award to recognize taxable income, as of the date the participant receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the participant in exchange for the stock.

The participant's basis for the determination of gain or loss upon the subsequent disposition of shares acquired from restricted stock awards will be the amount paid for such shares plus any taxable income recognized either when the stock is received or when the stock becomes vested.

If the participant is employed by the Company or any of its subsidiaries, we are required to withhold tax on the amount of taxable income recognized. We will generally be entitled to a tax deduction equal to the taxable income realized by the participant and will also be entitled to a deduction for dividends or dividend equivalents paid to the participant (if any) on stock that has not vested.

Restricted Stock Units, Performance Shares and Performance Units. Generally, the participant who receives a restricted stock unit, performance share or performance unit structured to conform to the requirements of Section 409A of the Code (or qualify for an exception thereto) will recognize taxable income at the time the stock or cash is delivered equal to the excess, if any, of the fair market value of the shares of our common stock or the cash received over any amount paid by the participant. If the restricted stock unit, performance share or performance unit does not conform to the requirements of Section 409A of the Code (or qualify for an exception thereto) then, in addition to the tax treatment described above, the participant will owe an additional 20% tax and interest on any taxes owed.

If the participant receives shares of our stock in settlement of a restricted stock unit, performance share or performance unit, then upon sale of those shares any subsequent gain or loss will be taxed as a capital gain or loss (long-term or short-term depending on how long the shares have been held).

If the participant is employed by the Company or any of its subsidiaries, we are required to withhold tax on the amount of taxable income recognized. We will generally be entitled to a tax deduction equal to the taxable income realized by the participant.

Section 409A. Section 409A of the Code covers most programs that defer the receipt of compensation to a succeeding year. It provides strict rules for elections to defer (if any) and for timing of payouts. There are significant penalties placed on the recipient of deferred compensation, including employees, consultants and directors, for failure to comply with Section 409A. However, it does not impact our ability to deduct deferred compensation. Section 409A of the Code does not apply to incentive stock options, non-statutory stock options and SARs (that are not discounted) and restricted stock (provided there is no deferral of income beyond the vesting date). Section 409A may apply to restricted stock units, performance units and performance shares.

Section 162(m). As described above, awards may qualify as "performance-based compensation" under Section 162(m) of the Code in order to preserve the Company's federal income tax deduction with respect to annual compensation required to be taken into account under Section 162(m) that is in excess of $1 million and paid to certain executive officers. To qualify, options and other awards must be granted by a committee consisting solely of two or more "outside directors" (as defined under applicable regulations) and satisfy the limit on the total number of shares of our common stock that may be awarded to any one participant during any fiscal year. In addition, for awards other than options and SARs (that are not discounted) to qualify, the grant, issuance, vesting or retention of the award must be contingent upon satisfying one or more of the performance criteria, as established and certified by a committee consisting solely of two or more "outside directors".

Recommendation by the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE PROPOSED AMENDMENT TO THE RADISYS CORPORATION 2007 STOCK PLAN.

PROPOSAL 5: TO APPROVE AN AMENDMENT TO THE RADISYS CORPORATION 1996 EMPLOYEE STOCK PURCHASE PLAN

The ESPP provides a convenient and practical means by which employees may purchase stock of the Company. The Board of Directors believes that the opportunity to acquire a proprietary interest in the success of the Company through the acquisition of shares of the Company's common stock pursuant to the ESPP is an important aspect of the Company's ability to attract and retain highly qualified and motivated employees. As of April 17, 2012, out of a total of 5,650,000 shares of the Company's stock reserved for issuance under the ESPP, 5,168,309 shares had been issued leaving 481,691 shares available for issuance under the ESPP. The Board of Directors believes additional shares will be needed under the ESPP to provide appropriate incentives to employees. Accordingly, on March 16, 2012, the Board of Directors approved an amendment to the ESPP, subject to shareholder approval, to reserve an additional 750,000 shares for issuance under the ESPP, thereby increasing the total number of shares of the Company's common stock reserved for issuance under the ESPP from 5,650,000 to 6,400,000. The additional authorized shares will be registered under the Securities Act of 1933, as amended, on Form S-8, as soon as practicable after the shareholder approval.

Certain provisions of the ESPP are summarized below. The complete text of the ESPP, marked to show the proposed amendment, is attached to this proxy statement as Appendix D.

The ESPP is administered by the Board of Directors. The Board has the power to make and interpret all rules and regulations it deems necessary to administer the ESPP and has broad authority to amend the ESPP, subject to the requirement that certain amendments be approved by shareholders.

All employees of the Company who work more than 20 hours a week, including the Company's officers, are eligible to participate in the ESPP. As of April 17, 2012, approximately 730 employees of the Company were eligible to participate in the ESPP. Each participant may enroll in an 18-month offering in which shares of the Company's common stock are purchased on the last day of each three-month period of an offering. A separate offering commences on February 15, May 15, August 15 and November 15 of each calendar year under the ESPP. The first day of each offering is the "enrollment date" of the offering. The purchase price per share is equal to 85% of the lower of (a) the fair market value of the Company's common stock on the enrollment date of the offering or (b) the fair market value on the date of purchase. Participants may elect to contribute from 1% to 15% of compensation paid to the participant during each pay period in the offering.

No participant may obtain a right to purchase shares under the ESPP if, immediately after the right is granted, the participant owns or is deemed to own shares of the Company's common stock possessing 5% or more of the combined voting power or value of all classes of stock of the Company or any subsidiary of the Company. The maximum number of shares that a participant may purchase in an offering is 10,000. In addition, no participant may obtain a right to purchase shares under the ESPP that permits the participant's rights to purchase shares under the ESPP to accrue at a rate which exceeds $25,000 in fair market value of the Company's common stock (determined as of the enrollment date) for each calendar year of the offering.

Neither payroll deductions credited to a participant's account nor any rights with regard to the purchase of shares under the ESPP may be assigned, transferred, pledged or otherwise disposed of in any way by the participant. Upon termination of a participant's employment for any reason other than death, the payroll deductions credited to the participant's account will be returned to the participant. Upon termination of a participant's employment because of that person's death, the payroll deductions credited to the participant's account will be used to purchase shares on the next purchase date. Any shares purchased and any remaining balance will be returned to the deceased participant's beneficiary or, if none, to the participant's estate.

Material Federal Income Tax Consequences

The U.S. federal income tax consequences of awards under the ESPP are summarized below. The information set forth below is a summary only and does not purport to be complete. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant's tax adviser regarding the federal, state, local, foreign and other tax consequences of participation in the ESPP. The ESPP is not qualified under the provisions of Section 401(a) of the Code, and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

The ESPP is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Code. Under the Code, employees generally will not recognize taxable income or gain with respect to shares purchased under the ESPP either at an enrollment date or at a purchase date. If an employee disposes of shares purchased under the ESPP more than two years after the enrollment date and more than one year after the purchase date, or in the event of the employee's death at any time, the employee or the employee's estate generally will be required to report as ordinary compensation income, for the taxable year in which the disposition or death occurs, an amount equal to the lesser of the excess of the fair market value of the shares at the time of disposition or death over the purchase price, or 15% of the fair market value of the shares on the enrollment date. Any gain on disposition in excess of the amount treated as ordinary compensation income generally will be taxed as capital gain to the employee. In the case of such a disposition or death, the Company will not be entitled to any federal income tax deduction.

If a current or former employee disposes of shares purchased under the ESPP within two years after the enrollment date or within one year after the purchase date, the employee will be required to report the excess of the fair market value of the shares on the purchase date over the purchase price as ordinary compensation income for the year of disposition. If the disposition is by sale, any difference between the fair market value of the shares on the purchase date and the disposition price generally will be taxed as capital gain or loss. In the event of a disposition within two years after the enrollment date or within one year after the purchase date, the Company generally will be entitled to a deduction in the year of such disposition equal to the amount that the employee is required to report as ordinary compensation income. For dispositions made by the Company's Chief Executive Officer or any of the Company's four highest compensated officers who are named executive officers (other than the Chief Executive Officer), the Company's deduction may be limited pursuant to Section 162(m) of the Code, as discussed above.

Under the terms of the ESPP, participants are required to pay to the Company any amounts necessary to satisfy any tax withholding determined by the Company to be required in connection with either the purchase or sale of shares acquired under the ESPP.

Recommendation by the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF AN AMENDMENT OF THE RADISYS CORPORATION 1996 EMPLOYEE STOCK PURCHASE PLAN.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In July 2011 Radisys acquired Continuous Computing pursuant to the Merger Agreement, resulting in a change in the Company's senior leadership and a redefined business strategy. The aggregate consideration to be paid to the former shareholders of Continuous Computing pursuant to the terms of the Merger Agreement was approximately $100,985,855. In addition to consideration paid to shareholders of Continuous Computing at the closing of the acquisition, Radisys was required pursuant to the terms of the Merger Agreement to (i) deposit shares of the Company's common stock (“Escrow Stock Consideration”) into an escrow account (the “Escrow Account”) to serve as security for indemnification obligations of the Company and as security for certain amounts that may be required to be reimbursed to Radisys pursuant to the Merger Agreement and (ii) make certain earn-out payments (the “Earn-Out Payments;” and together with the Escrow Stock Consideration, the “CCPU Share Consideration”) to the former Continuous Computing shareholders based on the amount of royalty revenues generated by a specific set of contracts associated with Continuous Computing's Trillium products recognized over a period of 36 months beginning on August 1, 2011 (the “Commencement Date”). At the time of the closing of the transactions contemplated by the Merger Agreement, the Escrow Stock Consideration had approximate dollar value of $11,279,885 while the approximate dollar value of the Earn-Out Payments was estimated to be $10.8 million based on the Company's estimate of eligible future royalty revenues over the earn-out period.

Pursuant to the terms of the Merger Agreement, (i) subject to any indemnification claims made against Radisys, one-half of the Escrow Stock Consideration will be released to Continuous Computing shareholders on July 8, 2012 with the remainder to be released six months thereafter and (ii) Radisys will make Earn-Out Payments in cash in three installments following the 18-, 24- and 36-month anniversaries of the Commencement Date in each case equal to the amount of such royalty revenues during the immediately preceding 18-month, six-month or 12-month period, as applicable, except that, in lieu of making any and all Earn-Out Payments, Radisys may elect, at any time prior to the fifth business day following the determination of any Earn-Out payment to be paid with respect to the first 18-month period, to make a one-time payment in cash and/or, subject to certain share issuance requirements, shares of Radisys common stock with a combined aggregate value of $15,000,000.

The transactions contemplated by the Merger Agreement were approved unanimously by the Board of Directors of Radisys.

As described above under Executive Officers, Michel A. Dagenais, our current Chief Executive Officer, was previously the President and Chief Executive Officer of Continuous Computing; Amit Agarwal, our current Vice President and General Managers, Software and Solutions, was previously the Chief Operating Officer of Continuous Computing; and Fred Barden, our current Vice President of Worldwide Sales, was previously the Vice President of Worldwide Sales of Continuous Computing (collectively, the “Former CCPU Officers”), each of whom joined us following the acquisition of Continuous Computing. Pursuant to the terms of the Merger Agreement, and as described above, the Former CCPU Officers may be entitled to payments of CCPU Share Consideration in the future. The approximate dollar value of each Former CCPU Officer's interest in the transactions contemplated by the Merger Agreement is summarized below:

Name	Merger Consideration Received in Cash-2011	Merger Consideration Received in Radisys Shares-2011 (1)	Assumed Stock Options (Intrinsic Value) (2)	Merger Consideration (Cash) Yet To Be Received (3)	Merger Consideration (Shares) Yet To Be Received (3)	Total
Michel A. Dagenais	$2,555,772	$603,988	$559,300	$841,812	$873,760	$5,434,632
Amit Agarwal	$423,987	$105,655	$203,522	$168,545	$175,158	$1,076,867
Fred Barden	$141,534	$30,489	$305,632	$25,377	$28,308	$531,340

(1)	Valued at $8.39, which is the closing price of our stock on the closing date of the merger.

(2)
Intrinsic value represents the aggregate market value on the closing date of the merger less the aggregate exercise price and includes stock options for which exercisability is subject to the payment of contingencies pursuant to Section 6.11 of the Merger Agreement.

(3)
Represents estimated Earn-Out Payments subject to timing described above and assumes no indemnification or other claims against the escrow fund. Estimated Earn-Out Payments are estimated to be $10.8 million based on the Company's estimate of eligible future royalty revenues over the earn-out period.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None.

SECTION 16(a) BENEFICIAL
OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who own more than 10% of our outstanding common stock to file with the SEC reports of changes in ownership of the common stock of the Company held by such persons. Officers, directors and greater than 10% shareholders are also required to furnish the Company with copies of all forms they file under this regulation. To the Company's knowledge, based solely on a review of the copies of the reports received by the Company during and with respect to fiscal 2011 and on written representations of certain reporting persons, no director, executive officer or beneficial owner of more than 10% of the outstanding common stock of the Company failed to file on a timely basis reports required by Section 16(a) of the Securities Exchange Act of 1934.

HOUSEHOLDING OF MATERIALS

We participate, and some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy materials. This means that only one copy of the Notice may have been sent to multiple shareholders in the same household. The Company will promptly deliver a separate copy of the Notice or this Proxy Statement and its annual report to any shareholder upon request by writing or calling the Company at the following address or phone number: Radisys Corporation, 5435 NE Dawson Creek Drive, Hillsboro, Oregon 97124, Attention: Investor Relations or by calling (503) 615-7797. Any shareholder who wants to receive separate copies in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker, or other nominee record holder, or contact the Company at the above address and phone number.

SHAREHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

Our bylaws require shareholders to give the Company advance notice of any proposal or director nomination to be submitted at an annual meeting of shareholders. A copy of the relevant provisions of the bylaws will be provided to any shareholder upon written request to 5435 NE Dawson Creek Drive, Hillsboro, Oregon 97124, Attention: Corporate Secretary. The bylaws prescribe the information to be contained in any such notice. To be timely, a shareholder's notice must be delivered to or mailed and received by the Corporate Secretary not less than 50 days nor more than 75 days before the annual meeting, provided, however, that if less than 65 days' notice or prior public disclosure of the date of the meeting is given to shareholders, notice by the shareholder, to be timely, must be received by the Corporate Secretary not later than the close of business on the tenth day following the earlier of the day on which the notice of the date of the meeting was mailed or public disclosure was made. The Company's 2013 annual meeting of shareholders is expected to be held on or about June 12, 2013, although this may change in the discretion of our board of directors. Any notice relating to a shareholder proposal for the 2013 annual meeting, to be timely, must be received by the Company between March 29, 2013 and April 23, 2013. Shareholders wishing to submit proposals in compliance with Rule 14a-8 of the Exchange Act, for inclusion in the Company's proxy statement for the 2013 annual meeting of shareholders must deliver their proposals to our executive offices not later than January 17, 2013, which is 120 days before the anniversary of May 17, 2012, this year's mailing date.

DISCRETIONARY AUTHORITY

Although the Notice of the annual meeting of shareholders provides for transaction of any other business that properly comes before the meeting, the Board of Directors has no knowledge of any matters to be presented at the meeting other than the matters described in this proxy statement. The enclosed proxy, however, gives discretionary authority to the proxy holders to vote in accordance with their judgment if any other matters are presented.

APPENDIX A

Companies Included in the Radford Executive Survey Market Cut

ACI Worldwide	Globecomm Systems	PMC-Sierra
Advent Software	Grass Valley USA LLC	Power Integrations
Alaska Communications Systems	Harmonic	Progress Software
American Science & Engineering	Hutchinson Technology	QAD
Applied Micro Circuits Corporation	Hypercom	Radiant Systems
Ariba	Impac Medical Systems	Rambus
Aruba Networks	Infinera	Riverbed Technology
Attachmate	Interdigital Communications LLC	Rosetta Stone
Aviat Networks	Internap Network Services	Rovi
Blackbaud	Intevac	S1
Blackboard	Ion Geophysical	Semtech
Blue Coat Systems	Irdeto	Sigma Designs
Brooks Automation	Iron Mountain Digital	Silicon Graphics International
Cabot Microelectronics	Ixia	Silicon Laboratories
Calix	JDA Software	Siltronic Corporation
Ceradyne	Kofax	Smart Modular Technologies
Cirrus Logic	Kyocera International	SMSC
Cognex	Leapfrog Enterprises	Sonus Networks
Commvault Systems	Manhattan Associates	Spirent Communications
Conexant Systems	Micrel Semiconductor	Symmetricom
Cray	Microsemi	Syniverse Technologies
Cymer	Microstrategy	Tekelec
Datalink	Mitchell International	Tessera Technologies
Datalogic Scanning	MKS Instruments	The Active Network
Dealertrack	Netscout Systems	TIVO
Delta Design	Neustar	Tokyo Electron US Holdings
Diodes	Newport	Transaction Network Services
Dionex	Nice Systems	Tyler Technologies
Dot Hill Systems	Novatel Wireless	Veeco Instruments
Emulex	Oclaro	Vertafore
Entegris	Omnicell	Vicor
Epicor Software	Opnext	Websense
Extreme Networks	Pegasystems	Zarlink Semiconductor
Fortinet	Photronics	Zoran

A-1

APPENDIX B

Companies Included in the Chief Executive Officer Salary Benchmarking Data

Aeroflex Holding	Integrated Silicon Solution
Amtech Systems	Intermec
Aruba Networks	IPG Photonics
Avid Technology	Keithley Instruments
Cabot Microelectronics	Key Tronic
Cavium	Mellanox Technologies
Comverge	Microsemi
Conexant Systems	MTS Systems
Cymer	Neophotonics
DDi	OSI Systems
Dot Hill Systems	Powerwave Technologies
EMS Technologies	QLogic
Emulex	Quantum
Energy Conversion Devices	Rambus
Entegris	Rofin Sinar Technologies
Entropic Communications	Rogers
EXFO	Silicon Laboratories
Fabrinet	STEC
FEI	Tessera Technologies
Hutchinson Technology	Volterra Semiconductor
Wayside Technology Group

B-1

Appendix C

Radisys Corporation
2007 Stock Plan (2)
(As amended through [June 15, 2011] June 26, 2012)
1.Purposes of the Plan. The purpose of this 2007 Stock Plan (the “Plan”) is to enable Radisys Corporation (the “Company”) to attract and retain the services of Directors and selected Employees and Consultants of the Company or any Parent or Subsidiary of the Company. Awards granted under the Plan may be Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Stock Appreciation Rights, Performance Shares or Performance Units, as determined by the Administrator at the time of grant.

2.Definitions. As used herein, the following definitions shall apply:
(a)“Administrator” means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 4 of the Plan.

(b)“Applicable Laws” means the requirements relating to the administration of equity compensation plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Shares are listed or quoted and the applicable laws of any other country or jurisdiction where Awards are granted under the Plan.

(c)“Award” means, individually or collectively, a grant under the Plan of Options, Restricted Stock, Stock Appreciation Rights, Performance Shares or Performance Units.

(d)“Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(e)“Awarded Stock” means the Common Stock subject to an Award.

(f)“Board” means the Board of Directors of the Company.

(g) “Code” means the Internal Revenue Code of 1986, as amended.

(h)“Committee” means a Committee appointed by the Board in accordance with Section 4 of the Plan.

(i)“Common Stock” means the common stock of the Company.

(j)“Company” means Radisys Corporation.

(k)“Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services and who is compensated for such services.

(l)“Director” means a member of the Board.

(m)“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(n)“Dividend Equivalent” means a credit, made at the discretion of the Administrator, to the account of a Participant in an amount equal to the cash dividends paid on one Share for each Share represented by an Award (other than an Option or an SAR) held by such Participant.

(o)“Effective Date” means March 21, 2007.

(2) Underscored text is new, text in brackets is to be deleted.

(p)“Employee” means any person employed by the Company or any Parent or Subsidiary of the Company. A Service Provider shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor. For purposes of Incentive Stock Options, no such leave may exceed 90 calendar days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three months following the 91st calendar day of such leave any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option.

(q)“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(r)“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Select Market of the National Association of Securities Dealers, Inc. Automated Quotation (“Nasdaq”) System, the Fair Market Value of a Share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such system or exchange (or the exchange with the greatest volume of trading in Common Stock) on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)If the Common Stock is quoted on the Nasdaq System (but not on the Nasdaq Global Select Market thereof) or is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the last market trading day prior to the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii)In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.

(s)“Fiscal Year” means a fiscal year of the Company.

(t)“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(u)“Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(v)“Notice of Grant” means a written or electronic notice evidencing certain terms and conditions of an individual Award. The Notice of Grant is part of the Option Agreement.

(w)“Outside Director” means a Director who is not an Employee.

(x)“Option” means a stock option granted pursuant to the Plan.

(y)“Option Agreement” means a written or electronic agreement between the Company and a Participant evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

(z)“Parent” means a “parent corporation”, whether now or hereafter existing, as defined in Section 424(e) of the Code.

(aa)“Participant” means the holder of an outstanding Award granted under the Plan.

(bb)    “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Administrator (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Administrator, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (a) revenue, (b) asset management, (c) earnings per share, (d) net income, (e) operating cash flow, (f) operating margins, (g) operating income, (h) return on assets, (i) return on equity, (j) return on sales, (k) total stockholder return and (l) earnings before interest, taxes, depreciation and amortization, or such similar objectively determinable financial or other measures as may be adopted by the Administrator. The Performance Goals may be based on absolute target numbers or growth in one or more such categories compared to a prior period or to one or more peer companies or an index of peer companies. The measures which constitute the Performance Goals may, at the discretion of the Administrator, be based on pro forma numbers and may, as the Administrator specifies, either include or exclude the effect of payment of the Awards under this Plan and any other incentive compensation plans of the Company. The Performance Goals may differ from Participant to Participant and from Award to Award. In establishing a Performance Goal, the Administrator may provide that the attainment of the Performance Goal shall be measured by appropriately adjusting the evaluation of Performance Goal performance to exclude (i) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management's discussion and analysis of financial conditions and results of operations appearing in the Company's annual report to stockholders for the applicable year, or (ii) the effect of any changes in accounting principles affecting the Company's or a business unit's reported results.

(cc)    “Performance Share” means Shares granted pursuant to Section 12 of the Plan.

(dd)    “Performance Unit” means performance units granted pursuant to Section 13 of the Plan.

(ee)    “Plan” means this 2007 Stock Plan.

(ff)    “Restricted Stock” means Shares granted pursuant to Section 11 of the Plan.

(gg)    “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(hh)    “Service Provider” means an Employee, Consultant or Director.

(ii)    “Share” means a share of the Common Stock, as adjusted in accordance with Section 16 of the Plan.

(jj)    “Stock Appreciation Right” or “SAR” means an Award granted pursuant to Section 10 hereof.

(kk)    “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

3.Stock Subject to the Plan. Subject to the provisions of Section 16 of the Plan, the maximum aggregate number of Shares which may be issued under the Plan is [4,700,000] 5,450,000 Shares.
Any Shares subject to Options or SARs shall be counted against the numerical limits of this Section 3 as one share for every share subject thereto. Any Shares or units subject to Restricted Stock, Performance Shares or Performance Units with a per share or per unit purchase price lower than 100% of Fair Market Value on the date of grant shall be counted against the numerical limits of this Section 3 as two Shares for every one Share subject thereto and, if returned to the Plan pursuant to the last paragraph of this Section, shall be returned to the Plan as two Shares for every one Share returned to the Plan.
The Shares may be authorized, but unissued, or reacquired Common Stock.
If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to Restricted Stock, Performance Shares or Performance Units is forfeited to or repurchased by the Company, the unpurchased Shares (or for Awards other than Options and SARs, the forfeited or repurchased Shares) which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to SARs, when a stock-settled SAR is exercised, the Shares subject to the SAR Award Agreement shall be counted against the number of Shares available for future grant or sale under the Plan[, regardless of the number of Shares used to settle the SAR upon exercise] ; provided, however, if some of the Shares subject to the SAR Award Agreement are not issued upon the net exercise or net settlement of such SAR, such Shares shall become available for future grant or sale under the Plan. Shares that have actually been issued under the Plan under any Award shall not be returned to the Plan and shall not become available for future distribution under the Plan; provided, however, if unvested Shares of Restricted Stock, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company, such Shares shall become available for future grant under the Plan. Shares used to pay the exercise price of an Option and Shares used to satisfy tax withholding obligations shall not become available for future grant or sale under the Plan.
4.Administration of the Plan.
(a)Procedure.

(i)Multiple Administrative Bodies. The Plan may be administered by different Committees with respect to different groups of Service Providers.

(ii)Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan shall be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii)Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv)Other Administration. Other than as provided above, the Plan shall be administered by (A) the Board or (B) a Committee, which committee shall be constituted to satisfy Applicable Laws.

(b)Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

(i)to determine the Fair Market Value of the Common Stock, in accordance with Section 2(r) of the Plan;
(ii)to select the Service Providers to whom Awards may be granted hereunder;

(iii)to determine whether and to what extent Awards or any combination thereof, are granted hereunder;

(iv)to determine the number of Shares to be covered by each Award granted hereunder;

(v)to approve forms of agreement for use under the Plan;

(vi)to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options or SARs may be exercised or other Awards vest (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the shares of Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

(vii)to construe and interpret the terms of the Plan and Awards;

(viii)to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws;

(ix)to modify or amend each Award (subject to Section 9(c) and Section 18(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Options and SARs longer than is otherwise provided for in the Plan;

(x)to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xi)to allow Participants to satisfy all or part of their withholding tax obligations by electing to have the Company withhold from the Shares or cash to be issued upon exercise or vesting of an Award that number of Shares or cash having a Fair Market Value equal to the minimum amount required to be withheld (but no more). The Fair Market Value of any Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares or cash withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable;

(xii)to determine the terms and restrictions applicable to Awards;

(xiii)to determine whether Awards (other than Options or SARs) will be adjusted for Dividend Equivalents;

(xiv)to impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by a Participant of any Shares issued as a result of or under an Award, including without limitation, (A) restrictions under an insider trading policy, and (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers; and

(xv)to make all other determinations deemed necessary or advisable for administering the Plan.

(c)Effect of Administrator's Decision. The Administrator's decisions, determinations and interpretations shall be final and binding on all Participants and any other holders of Awards.

5.Eligibility. Performance Shares, Performance Units, Restricted Stock, Stock Appreciation Rights, and Nonstatutory Stock Options may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6.No Employment Rights. Neither the Plan nor any Award shall confer upon a Participant any right with respect to continuing the Participant's employment with the Company or its Subsidiaries, nor shall they interfere in any way with the Participant's right or the Company's or Subsidiary's right, as the case may be, to terminate such employment at any time, with or without cause or notice.

7.Code Section 162(m) Provisions.

(a)Option and SAR Annual Share Limit. The maximum number of Shares that may be subject to Options and Stock Appreciation Rights granted to a Participant in any Fiscal Year shall equal 400,000 Shares; provided, however, that such limit shall be 1,000,000 Shares in the Participant's first Fiscal Year of Company service.

(b)Restricted Stock, Performance Shares and Performance Units Annual Limit. The maximum number of Shares that may be subject to Restricted Stock, Performance Shares or Performance Units granted to a Participant in any Fiscal Year shall equal 400,000 Shares; provided, however, that such limit shall be 600,000 Shares in the Participant's first Fiscal Year of Company service.

(c)Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock, Performance Shares or Performance Units as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals shall be set by the Administrator on or before the latest date permissible to enable the Restricted Stock, Performance Shares or Performance Units to qualify as “performance-based compensation” under Section 162(m) of the Code. In granting Restricted Stock, Performance Shares or Performance Units which are intended to qualify under Section 162(m) of the Code, the Administrator shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

(d)Changes in Capitalization. The numerical limitations in Section 7(a) and (b) shall be adjusted proportionately in connection with any change in the Company's capitalization as described in Section 16(a).

8.Term of Plan. The Plan shall become effective on the Effective Date; provided, however, that, if the Plan is not approved by the stockholders upon submission to them for approval, the Plan shall be void ab initio and of no further force and effect. The Plan shall continue in effect for a term of 10 years after the Effective Date.

9.Stock Options.

(a)Term. The term of each Option shall be stated in the Notice of Grant; provided, however, that the term shall be no longer than 7 years from the date of grant. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than 10 percent of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be no longer than five years from the date of grant.

(b)Option Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator and shall be no less than 100% of the Fair Market Value per Share on the date of grant; provided, however, in the case of an Incentive Stock Option granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than 10 percent of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per

Share on the date of grant.

(c)No Repricing. Subject to Section 16, the exercise price for an Option may not be reduced without the consent of the Company's stockholders. This shall include, without limitation, a repricing of the Option as well as an Option exchange program whereby the Participant agrees to cancel an existing Option in exchange for an Option, SAR or other Award.

(d)Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions which must be satisfied before the Option may be exercised. In so doing, the Administrator may specify that an Option may not be exercised until the completion of a service period or until performance milestones are satisfied.

(e)Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator shall determine the acceptable form of consideration at the time of grant. Subject to Applicable Laws, such consideration may consist entirely of:

(i)cash;

(ii)check;

(iii)other Shares which (A) in the case of Shares acquired upon exercise of an Option, have been owned by the Participant for more than six months on the date of surrender, and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

(iv)delivery of a properly executed exercise notice together with such other documentation as the Administrator and the broker, if applicable, shall require to effect an exercise of the Option and delivery to the Company of the sale proceeds required to pay the exercise price;

(v)subject to compliance with Code Section 409A, a reduction in the amount of any Company liability to the Participant;

(vi)any combination of the foregoing methods of payment; or

(vii)such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Law; provided, however, that in no case will loans be permitted as consideration for exercising an Option hereunder.

(f)Exercise of Option; Rights as a Stockholder. Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement.

An Option may not be exercised for a fraction of a Share.
An Option shall be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Participant. Until the stock certificate evidencing such Shares is issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the optioned stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 16 of the Plan.
Exercising an Option in any manner shall decrease the number of Shares thereafter available for sale under the Option, by the number of Shares as to which the Option is exercised.
(g)Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant's death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for three months following the Participant's termination. If, on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(h)Disability. If a Participant ceases to be a Service Provider as a result of the Participant's Disability, the Participant may exercise his or her Option for 12 months following the Participant's termination (but in no event may the Option be exercised later than the expiration of the term of such Option as set forth in the Option Agreement). If, on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(i)Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised for 12 months following the Participant's death (but in no event may the Option be exercised later than the expiration of the term of such Option as set forth in the Option Agreement), by the personal representative of the Participant's estate or by the person(s) to whom the Option is transferred pursuant to the Participant's will or in accordance with the laws of descent and distribution. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(j)ISO $100,000 Rule. Each Option shall be designated in the Notice of Grant as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designations, to the extent that the aggregate Fair Market Value of Shares subject to a Participant's Incentive Stock Options granted by the Company, any Parent or Subsidiary, which becomes exercisable for the first time during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, such excess Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 9(j), Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the time of grant.

10.Stock Appreciation Rights.

(a)Grant of SARs. Subject to the terms and conditions of the Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Administrator, in its sole discretion. The Administrator shall have complete discretion to determine the number of SARs granted to any Participant.

(b)Exercise Price and other Terms. Subject to Section 7(a) of the Plan, the Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the Plan; provided, however, no SAR may have a term of more than 10 years from the date of grant, and provided further, the exercise price per Share of a SAR shall be no less than 100% of the Fair Market Value per Share on the date of grant of the SAR. The exercise price for the Shares or cash to be issued pursuant to an already granted SAR may not be changed without the consent of the Company's stockholders. This shall include, without limitation, a repricing of the SAR as well as a SAR exchange program whereby the Participant agrees to cancel an existing SAR in exchange for an Option, SAR or other Award.

(c)Payment of SAR Amount. Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(i)the difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times
(ii)the number of Shares with respect to which the SAR is exercised.

(d)Payment Upon Exercise of SAR. At the discretion of the Administrator, payment for a SAR may be in cash, Shares or a combination thereof.

(e)SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, shall determine.

(f)Expiration of SARs. A SAR granted under the Plan shall expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement.

(g)Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant's death or Disability, the Participant may exercise his or her SAR within such period of time as is specified in the SAR Award Agreement to the extent that the SAR is vested on the date of termination (but in no event later than the expiration of the term of such SAR as set forth in the SAR Award Agreement). In the absence of a specified time in the SAR Award Agreement, the SAR shall remain exercisable for three months following the Participant's termination. If, on the date of termination, the Participant is not vested as to his or her entire SAR, the Shares covered by the unvested portion of the SAR shall revert to the Plan. If, after termination, the Participant does not exercise his or her SAR within the time specified by the Administrator, the SAR shall terminate, and the Shares covered by such SAR shall revert to the Plan.

(h)Disability. If a Participant ceases to be a Service Provider as a result of the Participant's Disability, the Participant may exercise his or her SAR within such period of time as is specified in the SAR Award Agreement to the extent the SAR is vested on the date of termination (but in no event later than the expiration of the term of such SAR as set forth in the SAR Award Agreement). In the absence of a specified time in the SAR Award Agreement, the SAR shall remain exercisable for 12 months following the Participant's termination. If, on the date of termination, the Participant is not vested as to his or her entire SAR, the Shares covered by the unvested portion of the SAR shall revert to the Plan. If, after termination, the Participant does not exercise his or her SAR within the time specified herein, the SAR shall terminate, and the Shares covered by such SAR shall revert to the Plan.

(i)Death of Participant. If a Participant dies while a Service Provider, the SAR may be exercised following the Participant's death within such period of time as is specified in the SAR Award Agreement (but in no event may the SAR be exercised later than the expiration of the term of such SAR as set forth in the SAR Award Agreement), by the personal representative of the Participant's estate or by the person(s) to whom the SAR is transferred pursuant to the Participant's will or in accordance with the laws of descent and distribution. In the absence of a specified time in the SAR Award Agreement, the SAR shall remain exercisable for 12 months following the Participant's death. If the SAR is not so exercised within the time specified herein, the SAR shall terminate, and the Shares covered by such SAR shall revert to the Plan.

11.Restricted Stock.

(a)Grant of Restricted Stock. Subject to the terms and conditions of the Plan, Restricted Stock may be granted to Participants at any time as shall be determined by the Administrator, in its sole discretion. Subject to Section 7(b) hereof, the Administrator shall have complete discretion to determine (i) the number of Shares subject to a Restricted Stock award granted to any Participant, and (ii) the conditions that must be satisfied, which typically will be based principally or solely on continued provision of services but may include a performance-based component, upon which is conditioned the grant, vesting or issuance of Restricted Stock. Restricted Stock may be granted in the form of restricted stock units that are not issued until the vesting conditions are satisfied. Until the Shares are issued, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the units to acquire Shares. Notwithstanding any provision of the Plan or any Award Agreement to the contrary, Awards of restricted stock units will be settled no later than two and one-half months after the end of the calendar year in which such Award vests.

(b)Other Terms. The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of Restricted Stock granted under the Plan. Restricted Stock grants shall be subject to the terms, conditions, and restrictions determined by the Administrator at the time the stock or the restricted stock unit is awarded. The Administrator may require the recipient to sign a Restricted Stock Award agreement as a condition of the Award. Any certificates representing the Shares of Restricted Stock awarded shall bear such legends as shall be determined by the Administrator.

(c)Restricted Stock Award Agreement. Each Restricted Stock grant shall be evidenced by an agreement that shall specify the purchase price (if any) and such other terms and conditions as the Administrator, in its sole discretion, shall determine; provided, however, if the Restricted Stock grant has a purchase price, such purchase price must be paid no more than 10 years following the date of grant.

12.Performance Shares.

(a)Grant of Performance Shares. Subject to the terms and conditions of the Plan, Performance Shares may be granted to Participants at any time as shall be determined by the Administrator, in its sole discretion. Subject to Section 7(b) hereof, the Administrator shall have complete discretion to determine (i) the number of Shares subject to a Performance Share Award granted to any Participant, and (ii) the conditions that must be satisfied, which typically will be based principally or solely on achievement of performance milestones but may include a service-based component, upon which is conditioned the grant or vesting of Performance Shares. Performance Shares shall be granted in the form of units to acquire Shares. Each such unit shall be the equivalent of one Share for purposes of determining the number of Shares subject to an Award. Until the Shares are issued, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the units to acquire Shares. Notwithstanding any provision of the Plan or any Award Agreement to the contrary, Awards of performance share units will be settled no later than two and one-half months after the end of the calendar year in which such Award vests.

(b)Other Terms. The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of Performance Shares granted under the Plan. Performance Share grants shall be subject to the terms, conditions, and restrictions determined by the Administrator at the time the Performance Shares are awarded, which may include such performance-based milestones as are determined appropriate by the Administrator. The Administrator may require the recipient to sign a Performance Share agreement as a condition of the Award. Any certificates representing the Shares awarded shall bear such legends as shall be determined by the Administrator.

(c)Performance Share Award Agreement. Each Performance Share grant shall be evidenced by an agreement that shall specify such other terms and conditions as the Administrator, in its sole discretion, shall determine.

13.Performance Units.

(a)Grant of Performance Units. Performance Units are similar to Performance Shares, except that they shall be settled in cash in an amount equivalent to the Fair Market Value of the underlying Shares, determined as of the vesting date. Subject to the terms and conditions of the Plan, Performance Units may be granted to Participants at any time and from time to time as shall be determined by the Administrator, in its sole discretion. The Administrator shall have complete discretion to determine the conditions that must be satisfied, which typically will be based principally or solely on achievement of performance milestones but may include a service-based component, upon which is conditioned the grant or vesting of Performance Units. Performance Units shall be granted in the form of units to acquire Shares. Each such unit shall be the cash equivalent of one Share. No right to vote or receive dividends or any other rights as a stockholder shall exist with respect to Performance Units or the cash payable thereunder. Notwithstanding any provision of the Plan or any Award Agreement to the contrary, Awards of performance share units will be settled no later than two and one-half months after the end of the calendar year in which such Award vests.

(b)Number of Performance Units. Subject to Section 7(b) hereof, the Administrator will have complete discretion in determining the number of Performance Units granted to any Participant.

(c)Other Terms. The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of Performance Units granted under the Plan. Performance Unit grants shall be subject to the terms, conditions, and restrictions determined by the Administrator at the time the grant is awarded, which may include such performance-based milestones as are determined appropriate by the Administrator. The Administrator may require the recipient to sign a Performance Unit agreement as a condition of the Award. Any certificates representing the units awarded shall bear such legends as shall be determined by the Administrator.

(d)Performance Unit Award Agreement. Each Performance Unit grant shall be evidenced by an agreement that shall specify such terms and conditions as the Administrator, in its sole discretion, shall determine.

14.Leaves of Absence. Unless the Administrator provides otherwise or except as otherwise required by Applicable Laws, vesting of Awards granted hereunder shall continue during a medical, family or military leave of absence, whether paid or unpaid, and vesting of Awards shall be suspended during any other unpaid leave of absence.

15.Non-Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the recipient, only by the recipient. If the Administrator makes an Award transferable, such Award shall contain such additional terms and conditions as the Administrator deems appropriate; provided, however, no Option shall in any event be transferable for value.

16.Adjustments Upon Changes in Capitalization.

(a)Adjustments. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each outstanding Award, the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation, forfeiture or expiration of an Award, as well as the price per share of Common Stock covered by each such outstanding Award, the limit on the number of Shares that may be issued in conjunction with Restricted Stock, Performance Shares and Performance Units under Section 3, and the 162(m) Fiscal Year share issuance limits under Sections 7(a) and (b) hereof shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award.

(b)Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for a Participant to have the right to exercise his or her Option or SAR until 10 calendar days prior to such transaction as to all of the Awarded Stock covered thereby, including Shares as to which the Award would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option or forfeiture rights applicable to any Award shall lapse 100%, and that any Award vesting shall accelerate 100%, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised (with respect to Options and SARs) or vested (with respect to other Awards), an Award will terminate immediately prior to the consummation of such proposed action.

(c)Mergers, Reorganizations, Etc. In the event of a merger, consolidation, plan of exchange, acquisition of property or stock, separation, reorganization or liquidation to which the Company or a Subsidiary is a party or a sale of all or substantially all of the Company's assets (each, a “Transaction”), the Board shall, in its sole discretion and to the extent possible under the structure of the Transaction, select one of the following alternatives for treating outstanding Awards under the Plan:

(i)Outstanding Awards shall remain in effect in accordance with their terms.

(ii)Each outstanding Award shall be assumed or an equivalent Award shall be substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. With respect to Awards granted to an Outside Director that are assumed or substituted for, if immediately prior to or after the Transaction the Participant's status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant, then the Participant shall fully vest in such Award and, with respect to Options and SARs, shall have the right to exercise such Options and SARs as to all of the Awarded Stock, including Shares as to which it would not otherwise be vested or exercisable. The amount, type of securities subject thereto and, if applicable, exercise price of the assumed or substituted Awards shall be determined by the Board, taking into account the relative values of the companies involved in the Transaction and the exchange ratio, if any, used in determining shares of the successor corporation, or Parent or Subsidiary thereof, to be issued to holders of Shares. Unless otherwise determined by the Board and except as otherwise provided above with respect to Outside Directors, the assumed or substituted Awards shall be vested only to the extent that the vesting requirements relating to Awards granted hereunder have been satisfied.

(iii)The Board shall provide a 30 calendar-day period prior to the consummation of the Transaction during which outstanding Options and SARs may be exercised to the extent then exercisable, and upon the expiration of such 30 calendar-day period, all unexercised Options and SARs shall immediately terminate. The Board may, in its sole discretion, accelerate the exercisability of Options and SARs so that they are exercisable in full during such 30 calendar-day period. The Board may also, in its sole discretion, accelerate the vesting of Restricted Stock, Performance Share or Performance Unit Awards.

17.Date of Grant. The date of grant of an Award shall be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator; provided, however, the date of grant of an Option shall be the date when the Option is granted and its exercise price is set, consistent with Applicable Laws and applicable financial accounting rules. Notice of the determination shall be provided to each Participant within a reasonable time after the date of such grant.

18.Amendment and Termination of the Plan.

(a)Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan. With respect to any Participant or Service Provider who is resident outside of the United States, the Administrator may, in its sole discretion, amend or vary the terms of the Plan in order to conform such terms with the requirements of local law, to meet the goals and objectives of the Plan, and may, in its sole discretion, establish administrative rules, regulations and procedures to facilitate the operation of the Plan in such non-U.S. jurisdictions. The Administrator may, where it deems appropriate in its sole discretion, establish one or more sub-plans of the Plan for these purposes.

(b)Stockholder Approval. The Company shall obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws. Such stockholder approval, if required, shall be obtained in such a manner and to such a degree as is required by the applicable law, rule or regulation.

(c)Effect of Amendment or Termination. Except as otherwise provided in Section 23, no amendment, alteration, suspension or termination of the Plan shall impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing (or electronic format) and signed by the Participant and the Company.

19.Conditions Upon Issuance of Shares.

(a)Legal Compliance. Shares shall not be issued pursuant to the exercise of an Award unless the exercise of the Award or the issuance and delivery of such Shares (or with respect to Performance Units, the cash equivalent thereof) shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b)Investment Representations. As a condition to the exercise or receipt of an Award, the Company may require the person exercising or receiving such Award to represent and warrant at the time of any such exercise or receipt that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

20.Liability of Company.

(a)Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

(b)Grants Exceeding Allocated Shares. If the Awarded Stock covered by an Award exceeds, as of the date of grant, the number of Shares which may be issued under the Plan without additional stockholder approval, such Award shall be void with respect to such excess Awarded Stock, unless stockholder approval of an amendment sufficiently increasing the number of Shares subject to the Plan is timely obtained in accordance with Section 18(b) of the Plan.

21.Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

22.Governing Law. The Plan and all Award Agreements entered into under the Plan shall be construed in accordance with and governed by the laws of the State of Oregon, without regard to its conflicts of laws provisions.

23.Compliance with Code Section 409A. Awards granted under the Plan are intended to be exempt from Code Section 409A. Notwithstanding any other provision of the Plan or any Award Agreement to the contrary, to the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A of the Code, it is the intent of the parties to the applicable Award Agreement that the Plan incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code and that such Award Agreement and the terms of the Plan as applicable to such Award be interpreted and construed in compliance with Section 409A of the Code and the Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding the foregoing, the Company shall not be required to assume any increased economic burden in connection therewith. Although the Company and the Administrator intend to administer the Plan so that it will comply with the requirements of Code Section 409A, neither the Company nor the Administrator represents or warrants that the Plan will comply with Code Section 409A or any other provision of federal, state, local, or non-United States law. Neither the Company, its subsidiaries, nor their respective directors, officers, employees or advisers shall be liable to any Participant (or any other individual claiming a benefit through any Participant) for any tax, interest, or penalties the Participant may owe as a result of compensation paid under the Plan, and the Company and its subsidiaries shall have no obligation to indemnify or otherwise protect the Participant from the obligation to pay any taxes pursuant to Code Section 409A.

24.    Prohibition on Acceleration of Payments. The time or schedule of any settlement or amount scheduled to be paid pursuant to the terms of the Plan or any Award Agreement that is a “deferral of compensation” under Code Section 409A may not be accelerated except as otherwise permitted under Code Section 409A and the guidance and Treasury regulations issued thereunder.
25.    Time and Form of Settlement. The time and form of settlement of the Participant's Award shall be made in accordance with the provisions of the Plan and the applicable Award Agreement, provided that if a Participant receives settlement of an Award upon termination of employment for reasons other than death, the payment at such time can be characterized as a “short-term deferral” for purposes of Code Section 409A or as otherwise exempt from the provisions of Code Section 409A, or if any portion of the payment cannot be so characterized, and the Participant is a “specified employee” under Code Section 409A, such portion of the payment shall be delayed until the earlier to occur of the Participant's death or the date that is six months and one day following the Participant's termination of employment (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 25 shall be paid to the Participant in a lump sum and remaining payments, if any, shall be paid in accordance with the terms of the applicable Award Agreement. For purposes of the Plan and any Award Agreement, the terms “terminate,” “termination,” “termination of employment,” and variations thereof, as used in this Plan and any Award Agreement, are intended to mean a termination of employment that constitutes a “separation from service” under Code Section 409A.

APPENDIX D

RADISYS CORPORATION
1996 EMPLOYEE STOCK PURCHASE PLAN
(AS AMENDED THROUGH [AUGUST 18, 2009] JUNE 26, 2012) (3)

I. PURPOSE OF PLAN

As a means by which Employees may share in the Company's growth and success, RadiSys Corporation (the "Company") believes that ownership of shares of its Common Stock by its Employees is desirable. To this end, and as an incentive to better performance and improved profits, the Company has established the RadiSys Corporation 1996 Employee Stock Purchase Plan (the "Plan").

The Company intends that the Plan will constitute an "employee stock purchase plan" within the meaning of Section 423 of the Code.

II. DEFINITIONS

Terms that are capitalized within this document shall have the meanings as set forth in Exhibit A, unless otherwise specified within the text.

III. EMPLOYEE PARTICIPATION

PARTICIPATION

Subject to the provisions of this Section III, an Employee may elect to participate in the Plan effective as of any Enrollment Date by completing and filing a Payroll Deduction Authorization Form as provided in Section IV. As of each Enrollment Date, the Company hereby grants a right to purchase Shares under the terms of the Plan to each eligible Employee who has elected to participate in the Offering commencing on that Enrollment Date.

REQUIREMENTS FOR PARTICIPATION

A person shall become eligible to participate in the Plan on the first Enrollment Date on which that person meets the following requirements:

a)    The person is an Employee, and

b)    The person's customary period of Employment is more than twenty (20) hours per week.

Any eligible Employee may enroll in the Plan as of the Enrollment Date of any Offering by filing timely written notice of such participation, subject to the following provisions:

(i)    In order to enroll in the Plan initially, an eligible Employee must complete, sign and submit to the Company the following forms:

(A)    Payroll Deduction Authorization Form must be received by the Company prior to 4:00 p.m., Pacific Time on the Enrollment Date of an Offering to be effective for that Offering.

(B)    ESPP New Account Form This form must accompany the Payroll Deduction Authorization Form submitted for enrollment in the Plan. An ESPP New Account Form must be received by the Company prior to 4:00 p.m., Pacific Time on the Enrollment Date of an Offering to be effective for that Offering.

(3)    Underscored text is new, text in brackets is to be deleted.

(ii)    A Participant in an ongoing Offering may elect as of any Enrollment Date to enroll in the new Offering commencing on that Enrollment Date by filing a Payroll Deduction Authorization Form making such election prior to 4:00 p.m. Pacific Time on the Enrollment Date. An election by a current Participant to enroll in a new Offering shall constitute a withdrawal, effective as of such Enrollment Date, from the ongoing Offering and simultaneous reenrollment in the new Offering. A reenrollment shall not affect the purchase of Shares under the ongoing Offering occurring on the Purchase Date immediately preceding the Enrollment Date. A Participant may make an ongoing election to reenroll on any Enrollment Date as of which the fair market value of the Shares for purposes of Section VI is less than it was as of the Enrollment Date for the Offering in which the Participant is currently participating. Unless otherwise specified by the Participant, any such ongoing reenrollment election shall be subject to revocation; provided, however, that to be effective to prevent reenrollment on any Enrollment Date, such revocation must be received by the Company prior to 4:00 p.m. Pacific Time on the Enrollment Date.

(iii)    Absent withdrawal from the Plan pursuant to Section VII, a Participant will automatically be re-enrolled in the Offering commencing on the Enrollment Date immediately following the expiration of the Offering of which that person is then a Participant.

A Participant shall become ineligible to participate in the Plan and shall cease to be a Participant when the Participant ceases to meet the eligibility requirements as defined above.

LIMITATIONS ON PARTICIPATION

No Employee may obtain a right to purchase Shares under the Plan if, immediately after the right is granted, the Employee owns or is deemed to own Shares possessing five percent (5%) or more of the combined voting power or value of all classes of stock of the Company or any parent or subsidiary of the Company. For purposes of determining share ownership, the rules of Section 424(d) of the Code shall apply and Shares that the Employee may purchase under any options or rights to purchase, whether or not Vested, shall be treated as Shares owned by the Employee.

No Employee may obtain a right to purchase Shares under the Plan that permits the Employee's rights to purchase Shares under the Plan and any other employee stock purchase plan within the meaning of Section 423 of the Code of the Company or any parent or subsidiary of the Company to accrue at a rate which exceeds $25,000 in fair market value of Shares (determined as of the Enrollment Date) for each calendar year of the Offering. This section shall be interpreted to permit an Employee to purchase the maximum number of Shares permitted under Section 423(b)(8) of the Code and regulations and interpretations adopted thereunder.

The maximum number of Shares that an Employee may purchase in an Offering shall not exceed 10,000 shares, no more than one-third of which may be purchased on any Purchase Date on or prior to August 15, 2000, and no more than one-sixth of which may be purchased on any Purchase Date after August 15, 2000.

VOLUNTARY PARTICIPATION

Participation in the Plan shall be strictly voluntary.

IV. PAYROLL DEDUCTIONS

PAYROLL DEDUCTION AUTHORIZATION

An Employee may contribute to the Plan only by means of payroll deductions. A Payroll Deduction Authorization Form must be filed with the Company's stock administrator prior to 4:00 p.m. Pacific Time on the Enrollment Date as of which the payroll deductions are to take effect.

AMOUNT OF DEDUCTIONS

A Participant may specify that the person desires to make contributions to the Plan at a rate not less than 1% and not more than 15% of the Compensation paid to the Participant during each pay period in the Offering, or other such minimum or maximum percentages as the Plan Administrator shall establish from time to time; provided, however, that a Participant in any Offering that commenced prior to August 15, 2000 may not specify during that Offering contributions to the Plan of more than 10% of Compensation. Such specification shall apply during any period of continuous participation in the Plan, unless otherwise modified or terminated as provided in this Section IV or as otherwise provided in the Plan. If a payroll deduction cannot be made in whole or in part because the Participant's pay for the period in question is insufficient to fund the deduction after having first withheld all other amounts deductible from that person's pay, the amount that was not withheld cannot be made up by the Participant nor will it be withheld from subsequent pay checks.

COMMENCEMENT OF DEDUCTIONS

Payroll deductions for a Participant shall commence on the Enrollment Date of the Offering for which that person's Payroll Deduction Authorization Form is effective and shall continue indefinitely, unless modified or terminated as provided in this Section IV or as otherwise provided in the Plan.

ACCOUNTS

All payroll deductions made for a Participant shall be credited to his or her Account under the Plan. Following each Purchase Date, the Plan Administrator shall promptly deliver a report to each Participant setting forth the aggregate payroll deductions credited to such Participant's Account since the last Purchase Date and the number of Shares purchased and delivered to the Custodian for deposit into the Participant's Custodial Account.

MODIFICATION OF AUTHORIZED DEDUCTIONS

A Participant may at any time increase or decrease the amount of that person's payroll deduction effective for all applicable payroll periods, by completing an amended Payroll Deduction Authorization Form and filing it with the Company's stock administrator in accordance with this Section IV; provided, however, that a Participant in any Offering that commenced prior to August 15, 2000 may not change the amount of that person's payroll deduction more than three times during that Offering.

A Participant may at any time discontinue the Participant's payroll deductions, without withdrawing from the Plan, by completing an amended Payroll Deduction Authorization Form and filing it with the Company's stock administrator. Previous payroll deductions will then be retained in the Participant's Account for application to purchase Shares on the next Purchase Date, after which the Participant's participation in the Offering and in the Plan will terminate unless the participant has timely filed another Payroll Deduction Authorization Form to resume payroll deductions.

For purposes of the above, an amended Payroll Deduction Authorization form shall be effective for a specific pay period when filed 7 days prior to the last day of such payroll period; provided, however, that for a Participant in any Offering that commenced prior to August 15, 2000 an amended Payroll Deduction Authorization form shall be effective for a specific pay period during that Offering when filed 15 days prior to the last day of such payroll period.

V. CUSTODY OF SHARES

DELIVERY AND CUSTODY OF SHARES

Shares purchased pursuant to the Plan shall be delivered to and held by the Custodian.

CUSTODIAL ACCOUNT

As soon as practicable after each Purchase Date, the Company shall deliver to the Custodian the full Shares purchased for each Participant's Account. The Shares will be held in a Custodial Account specifically established for this purpose. An Employee must open a Custodial Account with the Custodian in order to be eligible to purchase Shares under the Plan. In order to open a Custodial Account, the Participant must complete an ESPP New Account Form and file it with the stock administrator prior to 4:00 p.m. Pacific Time on the Enrollment Date of the Offering as of which the enrollment is to take effect; provided, however, that an ESPP New Account Form that effects a change in the status of the Custodial Account may be filed at any time during participation in the Plan.

TRANSFER OF SHARES

Upon receipt of appropriate instructions from a Participant on forms provided for that purpose, the Custodian will transfer into the Participant's own name all or part of the Shares held in the Participant's Custodial Account and deliver such Shares to the Participant.

STATEMENTS

The Custodian will deliver to each Participant a semi-annual statement showing the activity of the Participant's

Custodial Account and the balance as to both Shares and cash. Participants will be furnished such other reports and statements, and at such intervals, as the Custodian and Plan Administrator shall determine from time to time.

VI. PURCHASE OF SHARES

PURCHASE OF SHARES

Subject to the limitations of Section VII, on each Purchase Date in an Offering, the Company shall apply the amount credited to each Participant's Account to the purchase of as many full Shares that may be purchased with such amount at the price set forth in this Section VI, and shall promptly deliver such Shares to the Custodian for deposit into the Participant's Custodial Account. Payment for Shares purchased under the Plan will be made only through payroll withholding deductions in accordance with Section IV.

PRICE

The price of Shares to be purchased on any Purchase Date shall be the lower of:

(a) Eighty-five percent (85%) of the fair market value of the Shares on the Enrollment Date of the Offering; or

(b) Eighty-five percent (85%) of the fair market value of the Shares on the Purchase Date.

FAIR MARKET VALUE

The fair market value of the Shares on any date shall be equal to the closing trade price of such shares on the Valuation Date, as reported on the NASDAQ National Market System or such other quotation system that supersedes it.

UNUSED CONTRIBUTIONS

Any amount credited to a Participant's Account and remaining therein immediately after a Purchase Date because it was less than the amount required to purchase a full Share shall be carried forward in such Participant's Account for application on the next succeeding Purchase Date.

VII. TERMINATION AND WITHDRAWAL

TERMINATION OF EMPLOYMENT

Upon termination of a Participant's Employment for any reason other than death, the payroll deductions credited to such Participant's Account shall be returned to the Participant. A Participant shall have no right to accrue Shares upon termination of the person's Employment.

TERMINATION UPON DEATH

Upon termination of the Participant's Employment because of that person's death, the payroll deductions credited to that person's Account shall be used to purchase Shares as provided in Section VI on the next Purchase Date. Any Shares purchased and any remaining balance shall be transferred to the deceased Participant's Beneficiary, or if none, to that person's estate.

DESIGNATION OF BENEFICIARY

Each Participant may designate, revoke, and redesignate Beneficiaries. All changes to designation of Beneficiary shall be in writing and will be effective upon delivery to the Plan Administrator.

WITHDRAWAL

A Participant may withdraw the entire amount credited to that individual's Account under the Plan and thereby terminate participation in the current Offering at any time by giving written notice to the Company, but in no case may a Participant withdraw accounts within the 15 days immediately preceding a Purchase Date for the Offering. Any amount withdrawn shall be paid to the Participant promptly after receipt of proper notice of withdrawal and no further payroll deductions shall be made from the person's Compensation unless a Payroll Deduction Authorization Form directing further deductions is or has been submitted.

STATUS OF CUSTODIAL ACCOUNT

Upon termination of a Participant's Employment for any reason other than death, the Participant may,

(a)    Elect to retain with the Custodian the Shares held in the Participant's Custodial Account. The Participant will bear the cost of any annual fees resulting from maintaining such an account.

(b)    Request issuance of the Shares held in the Participant's Custodial Account by submitting to the Custodian the appropriate forms provided for that purpose.

Upon termination of a Participant's Employment as a result of death, any Shares held by the Custodian for the Participant's Account shall be transferred to the person(s) entitled thereto under the laws of the state of domicile of the Participant upon a proper showing of authority.

VIII. SHARES PURCHASED UNDER THE PLAN

SOURCE AND LIMITATION OF SHARES

The Company has reserved for sale under the Plan [5,650,000] 6,400,000 shares of common stock, subject to adjustment upon changes in capitalization of the Company as provided in Section X. Shares sold under the Plan may be newly issued Shares or Shares reacquired in private transactions or open market purchases, but all Shares sold under the Plan regardless of source shall be counted against the [5,650,000] 6,400,000 Share limitation.

If there is an insufficient number of Shares to permit the full exercise of all existing rights to purchase Shares, or if the legal obligations of the Company prohibit the issuance of all Shares purchasable upon the full exercise of such rights, the Plan Administrator shall make a pro rata allocation of the Shares remaining available in as nearly a uniform and equitable manner as possible, based pro rata on the aggregate amounts then credited to each Participant's Account. In such event, payroll deductions to be made shall be reduced accordingly and the Plan Administrator shall give written notice of such reduction to each Participant affected thereby. Any amount remaining in a Participant's Account immediately after all available Shares have been purchased will be promptly remitted to such Participant. Determination by the Plan Administrator in this regard shall be final, binding and conclusive on all persons. No deductions shall be permitted under the Plan at any time when no Shares are available.

DELIVERY OF SHARES

As promptly as practicable after each Purchase Date, the Company shall deliver to the Custodian the full Shares purchased for each Participant's Account.

INTEREST IN SHARES

The rights to purchase Shares granted pursuant to this Plan will in all respects be subject to the terms and conditions of the Plan, as interpreted by the Plan Administrator from time to time. The Participant shall have no interest in Shares purchasable under the Plan until payment for the Shares has been completed at the close of business on the relevant Purchase Date. The Plan provides only an unfunded, unsecured promise by the Company to pay money or property in the future. Except with respect to the Shares purchased on a Purchase Date, an Employee choosing to participate in the Plan shall have no greater rights than an unsecured creditor of the Company. After the purchase of Shares, the Participant shall be entitled to all rights of a stockholder of the Company.

IX. ADMINISTRATION

PLAN ADMINISTRATOR

At the discretion of the Board of Directors, the Plan shall be administered by the Board of Directors or by a Committee appointed by the Board of Directors. Each member of the Committee shall be either a director, an officer or an Employee of the Company. Each member shall serve for a term commencing on a date specified by the Board of Directors and continuing until that person dies, resigns or is removed by the Board of Directors.

POWERS

The Plan Administrator shall be vested with full authority to make, administer and interpret the rules and regulations as it deems necessary to administer the Plan. Any determination, decision or act of the Plan Administrator with respect to any action in connection with the construction, interpretation, administration or application of the Plan shall be final, binding and conclusive upon all Participants and any and all other persons claiming under or through any Participant. The provisions of the Plan shall be construed in a manner consistent with the requirements of Section 423 of the Code.

X. CHANGES IN CAPITALIZATION, MERGER, ETC.

RIGHTS OF THE COMPANY

The grant of a right to purchase Shares pursuant to this Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or other changes in its capital or business structure or to merge, consolidate or dissolve, liquidate or transfer all or any part of its divisions, subsidiaries, business or assets.

RECAPITALIZATION

Subject to any required action by stockholders, the number of Shares covered by the Plan as provided in Section VIII and the price per Share shall be proportionately adjusted for any increase or decrease in the number of issued Shares of the Company resulting from a subdivision or consolidation of Shares or the payment of a stock dividend or any other increase or decrease in the number of such Shares effected without receipt or payment of consideration by the Company.

CONSOLIDATION OR MERGER

In the event of the consolidation or merger of the Company with or into any other business entity, or sale by the Company of substantially all of its assets, the successor may at its discretion continue the Plan by adopting the same by resolution of its Board of Directors or agreement of its partners or proprietors. If, within 90 days after the effective date of a consolidation, merger, or sale of assets, the successor corporation, partnership or proprietorship does not adopt the Plan, the Plan shall be terminated in accordance with Section XIII.

XI. TERMINATION OF EMPLOYMENT

LEAVE

A person's Employment shall not terminate on account of an authorized leave of absence or sick leave, or a direct transfer between Employers, provided such leave does not exceed 90 days or, if longer, so long as the person's right to reemployment is guaranteed by statute or by contract. Unless the Plan Administrator provides otherwise, or except as otherwise required by applicable law, a person's Employment shall not terminate on account of military leave, provided such leave does not exceed 90 days or, if longer, so long as the person's right to reemployment is guaranteed by statute or by contract. Failure to return to work upon expiration of any leave of absence, sick leave or military leave shall be considered a resignation effective as of the expiration of such leave of absence, sick leave or military leave.

XII. STOCKHOLDER APPROVAL AND RULINGS

The Plan is expressly made subject to (a) the approval of the Plan within twelve (12) months after the Plan is adopted by the stockholders of the Company and (b) at the Company's election, to the receipt by the Company from the Internal Revenue Service of a ruling in scope and content satisfactory to counsel to the Company, affirming qualification of the Plan within the meaning of Section 423 of the Code. If the Plan is not so approved by the stockholders within 12 months after the date the Plan is adopted and if, at the election of the Company a ruling from the Internal Revenue Service is sought but not received on or before one year after this Plan's adoption by the Board of Directors, this Plan shall not come into effect. In that case, the Account of each Participant shall forthwith be paid to the Participant.

XIII. MISCELLANEOUS PROVISIONS

AMENDMENT AND TERMINATION OF THE PLAN

The Board of Directors of the Company may at any time amend the Plan. Except as otherwise provided herein, no amendment may adversely affect or change any right to purchase Shares without prior approval of the stockholders of the

Company if the amendment would:

(i) Permit the sale of more Shares than are authorized under Section VIII;

(ii) Permit the sale of Shares to employees of entities which are not Employers;

(iii) Materially increase the benefits accruing to Participants under the Plan; or

(iv) Materially modify the requirements as to eligibility for participation in the Plan.

The Plan is intended to be a permanent program, but the Company reserves the right to declare the Plan terminated at any time. Upon such termination, amounts credited to the Accounts of the Participants with respect to whom the Plan has been terminated shall be returned to such Participants.

NON-TRANSFERABILITY

Neither payroll deductions credited to a Participant's Account nor any rights with regard to the purchase of Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way by the Participant except as provided in Section VII, and any attempted assignment, transfer, pledge, or other disposition shall be null and void. The Company may treat any such act as an election to withdraw funds in accordance with Section VII. A Participant's rights to purchase Shares under the Plan are exercisable during the Participant's lifetime only by the Participant.

USE OF FUNDS

All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purposes and the Company shall not be obligated to segregate the payroll deductions.

EXPENSES

All expenses of administering the Plan shall be borne by the Company. The Company will not pay expenses, commissions or taxes incurred in connection with sales of Shares by the Custodian at the request of a Participant. Expenses to be paid by a Participant will be deducted from the proceeds of sale prior to remittance.

TAX WITHHOLDING

Each Participant who has purchased Shares under the Plan shall immediately upon notification of the amount due, if any, pay to the Employer in cash amounts necessary to satisfy any applicable federal, state and local tax withholding determined by the Employer to be required. If the Employer determines that additional withholding is required beyond any amounts deposited at the time of purchase, the Participant shall pay such amount to the Employer on demand. If the Participant fails to pay the amount demanded, the Employer may withhold that amount from other amounts payable by the Employer to the Participant, including salary, subject to applicable law.

NO INTEREST

No Participant shall be entitled, at any time, to any payment or credit for interest with respect to or on the payroll deductions contemplated herein, or on any other assets held hereunder for the Participant's Account.

REGISTRATION AND QUALIFICATION OF SHARES

The offering of Shares hereunder shall be subject to the effecting by the Company of any registration or qualification of the Shares under any federal or state law or the obtaining of the consent or approval of any governmental regulatory body which the Company shall determine, in its sole discretion, is necessary or desirable as a condition to, or in connection with, the offering or the issue or purchase of the Shares covered thereby. The Company shall make every reasonable effort to effect such registration or qualification or to obtain such consent or approval.

RESPONSIBILITY AND INDEMNITY

Neither the Company, its Board of Directors, the Custodian, nor any member, officer, agent or employee of any of them, shall be liable to any Participant under the Plan for any mistake of judgment or for any omission or wrongful act unless resulting from gross negligence, willful misconduct or intentional misfeasance. The Company will indemnify and save harmless its Board of Directors, the Custodian and any such member, officer, agent or employee against any claim, loss, liability or expense arising out of the Plan, except such as may result from the gross negligence, willful misconduct or intentional misfeasance of such entity or person.

PLAN NOT A CONTRACT OF EMPLOYMENT

The Plan is strictly a voluntary undertaking on the part of the Employer and shall not constitute a contract between the Employer and any Employee, or consideration for or an inducement or a condition of employment of an Employee. Except as otherwise required by law, or any applicable collective bargaining agreement, nothing contained in the Plan shall give any Employee the right to be retained in the service of the Employer or to interfere with or restrict the right of the Employer, which is hereby expressly reserved, to discharge or retire any Employee at any time, with or without cause and with or without notice. Except as otherwise required by law, inclusion under the Plan will not give any Employee any right or claim to any benefit hereunder except to the extent such right has specifically become fixed under the terms of the Plan. The doctrine of substantial performance shall have no application to any Employee, Participant, or Beneficiary. Each condition and provision, including numerical items, has been carefully considered and constitutes the minimum limit on performance which will give rise to the applicable right.

SERVICE OF PROCESS

The Secretary of the Company is hereby designated agent for service or legal process on the Plan.

NOTICE

All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received by the Plan Administrator. Any notice required by the Plan to be received by the Company prior to an Enrollment Date, payroll period or other specified date, and received by the Plan Administrator subsequent to such date shall be effective on the next occurring Enrollment Date, payroll period or other specified date to which such notice applies.

GOVERNING LAW

The Plan shall be interpreted, administered and enforced in accordance with the Code, and the rights of Participants, former Participants, Beneficiaries and all other persons shall be determined in accordance with it. To the extent state law is applicable, the laws of the State of Oregon shall apply.

REFERENCES

Unless the context clearly indicates to the contrary, reference to a Plan provision, statute, regulation or document shall be construed as referring to any subsequently enacted, adopted or executed counterpart.

AWARDS IN FOREIGN COUNTRIES

With respect to any Participant or Employee who is resident outside of the United States, the Plan Administrator may, in its sole discretion, amend or vary the terms of the Plan in order to conform such terms with the requirements of local law, to meet the goals and objectives of the Plan, and may, in its sole discretion, establish administrative rules, regulations and procedures to facilitate the operation of the Plan in such non-U.S. jurisdictions. The Plan Administrator may, where it deems appropriate in its sole discretion, establish one or more sub-plans of the Plan for these purposes.

EXHIBIT A
DEFINITIONS

ACCOUNT
shall mean each separate account maintained for a Participant under the Plan collectively or singly as the context requires. Each Account shall be credited with a Participant's contributions, and shall be charged for the purchase of Shares. A Participant shall be fully vested in the cash contributions to that person's Account at all times. The Plan Administrator may create special types of Accounts for administrative reasons, even though the Accounts are not expressly authorized by the Plan.

BENEFICIARY	shall mean a person or entity entitled under Section VII of the Plan to receive Shares purchased by, and any remaining balance in, a Participant's Account on the Participant's death.
BOARD OF DIRECTORS	shall mean the Board of Directors of the Company.
CODE	shall mean the Internal Revenue Code of 1986, as amended, or the corresponding provisions of any future tax code.
COMMITTEE	shall mean the Committee appointed by the Board of Directors in accordance with Section IX of the Plan.
COMPENSATION
shall mean the total cash compensation (except as otherwise set forth below), before tax withholding, paid to an Employee in the period in question for services rendered to the Employer by the Employee. Compensation shall include the earnings waived by an Employee pursuant to a salary reduction arrangement under any cash or deferred or cafeteria plan that is maintained by the Employer and that is intended to be qualified under Section 401(k) or 125 of the Code. An Employee's Compensation shall not include severance pay, hiring or relocation bonuses, or pay in lieu of vacations or sick leave.

COMMON STOCK	shall mean the common stock of the Company.
COMPANY	shall mean RadiSys Corporation, an Oregon Corporation.
CUSTODIAN	shall mean the investment or financial firm appointed by the Plan Administrator to hold all Shares pursuant to the Plan.
CUSTODIAL ACCOUNT	shall mean the account maintained by the Custodian for a Participant under the Plan.
DISABILITY
shall refer to a mental or physical impairment which is expected to result in death or which has lasted or is expected to last for a continuous period of twelve (12) months or more and which causes the Employee to be unable, in the opinion of the Company and two independent physicians, to perform his or her duties as an Employee of the Company. Disability shall be deemed to have occurred on the first day after the Company and two independent physicians have furnished their opinion of Disability to the Plan Administrator.

EMPLOYEE
shall mean an individual who renders services to the Employer pursuant to an employment relationship with such Employer. A person rendering services to an Employer purportedly as an independent consultant or contractor shall not be an Employee for purposes of the Plan.

EMPLOYER
shall mean, collectively, the Company and its Subsidiaries or any successor entity that continues the Plan. All Employees of entities which constitute the Employer shall be treated as employed by a single company for all purposes of the Plan.

EMPLOYMENT
shall mean the period during which an individual is an Employee. Employment shall commence on the day the individual first performs services for the Employer as an Employee and shall terminate on the day such services cease, except as determined under Section XI.

ENROLLMENT DATE	shall mean the first day of each Offering.
ESPP NEW ACCOUNT FORM
shall mean the form provided by the Company on which a Participant shall elect to open an Account with the Custodian and authorize delivery to the Custodian of all Shares issued for the Participant's Account.

OFFERING
until August 15, 2000 shall mean any one of the separate overlapping eighteen (18) month periods commencing on February 15 and August 15 of each calendar year under the Plan other than calendar year 1999; in calendar year 1999, the first Offering shall be a period commencing on June 12, 1999 and ending on August 15, 2000, and the second Offering shall be the eighteen (18) month period commencing on August 15, 1999. Beginning with the Offering that commences on August 15, 2000, Offering shall mean any one of the separate overlapping eighteen (18) month periods commencing on February 15, May 15, August 15 and November 15 of each calendar year under the Plan.

PARTICIPANT	shall mean any Employee who is participating in any Offering under the Plan pursuant to Section III.
PAYROLL DEDUCTION AUTHORIZATION FORM
shall mean the form provided by the Company on which a Participant shall elect to participate in the Plan and the Offering under the Plan and designate the percentage of that individual's Compensation to be contributed to that individual's Account through payroll deductions.

PLAN	shall mean this document.
PLAN ADMINISTRATOR	shall mean the Board of Directors or the Committee, whichever shall be administering the Plan from time to time in the discretion of the Board of Directors, as described in Section IX.
PURCHASE DATE
until August 15, 2000 shall mean the last day of the sixth, twelfth and eighteenth one-month periods of the Offering, except for the Offering beginning on June 12, 1999, in which Offering the Purchase Dates shall be August 14, 1999, February 14, 2000 and August 14, 2000. Beginning on August 15, 2000, for all then pending Offerings and any Offerings commenced on or after that date, Purchase Date shall mean the last day of the third, sixth, ninth, twelfth, fifteenth and eighteenth one-month periods of each Offering. Accordingly, since after August 15, 2000 the Enrollment Dates occur on February 15, May 15, August 15 and November 15 of each year, Purchase Dates shall occur on February 14, May 14, August 14 and November 14 of each year beginning with November 14, 2000.

RETIREMENT	shall mean a Participant's termination of Employment on or after attaining the age of 65 or after the Plan Administrator has determined that the individual has suffered a Disability.
SHARE	shall mean one share of Common Stock.
SUBSIDIARIES	shall mean any corporation in which at least eighty percent (80%) or more of the total combined voting power of all classes of stock are owned directly or indirectly by RadiSys Corporation.
VALUATION DATE
shall mean the date upon which the fair market value of Shares is to be determined for purposes of setting the price of Shares under Section VI (that is, the Enrollment Date or the applicable Purchase Date). If the Enrollment Date or the Purchase Date is not a date on which the fair market value may be determined in accordance with Section VI, the Valuation Date shall be the first day prior to the Enrollment Date or the Purchase Date, as applicable, for which such fair market value may be determined.

VESTED	shall mean non-forfeitable.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

radisys

INTERNET
http://www.proxyvoting.com/rsys
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

23175 Fulfillment 24440

▼ FOLD AND DETACH HERE ▼

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" ALL DIRECTOR NOMINEES, AND "FOR" ITEMS 2, 3, 4 AND 5.

Please mark your votes as indicated in this example ☒

The Board of Directors recommends a vote **FOR** the following nominees:

1. Election of directors

Nominees:

		FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS
01 C. Scott Gibson	05 David Nierenberg	☐	☐	☐
02 Michel A. Dagenais	06 M. Niel Ransom			
03 Hubert de Pesquidoux	07 Lorene K. Steffes			
04 Kevin C. Melia	08 Vincent H. Tobkin			

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box above and write that nominee's name in the space provided below.)

*Exceptions ______________________________

The Board of Directors recommends a vote **FOR** the following proposals:

	FOR	AGAINST	ABSTAIN
2. Advisory vote to approve compensation of named executive officers	☐	☐	☐
3. Ratification of the appointment of KPMG LLP as the company's independent registered public accounting firm	☐	☐	☐
4. Approval of an amendment to the Radisys Corporation 2007 Stock Plan	☐	☐	☐
5. Approval of an amendment to the Radisys Corporation 1996 Employee Stock Purchase Plan	☐	☐	☐

Mark Here for Address Change or Comments **SEE REVERSE** ☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature ______________________ Signature ______________________ Date ____________

You can now access your Radisys Corporation account online.

Access your Radisys Corporation account online via Investor ServiceDirect® (ISD).

The transfer agent for Radisys Corporation, now makes it easy and convenient to get current information on your shareholder account.

- View account status
- View certificate history
- View book-entry information
- Make address changes

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

Investor ServiceDirect®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-877-897-6915

Choose **MLink**℠ for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to **Investor ServiceDirect®** at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2011 Annual Report to Shareholders are available at: **http://www.proxyvoting.com/rsys**

▼ FOLD AND DETACH HERE ▼

PROXY

Radisys Corporation

Annual Meeting of Shareholders — June 26, 2012

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby revokes all previous proxies and appoints Michel A. Dagenais and Brian J. Bronson, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Radisys Corporation common stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the company to be held June 26, 2012 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting.

Address Change/Comments (Mark the corresponding box on the reverse side)

SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

23175

Fulfillment
24440